Exhibit A

Please note that this translation of the German offer document is for convenience purposes only. It has not been and will not be reviewed or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), and it does not constitute an offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) or under any other law or regulation, nor does it give rise to any claims and entitlements. CTP N.V. assumes no responsibility for misunderstandings or misinterpretations that may arise from or in connection with this translation or any mistakes or inaccuracies contained herein. Only the German offer document, which has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), is valid and legally binding.

Mandatory Publication

pursuant to Sections 34, 14 para. 2 and 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) in conjunction with Section 39 para. 2 sent. 3 no. 1 of the German Stock Exchange Act (Börsengesetz)

Shareholders of Deutsche Industrie REIT-AG, particularly shareholders with a place of residence, registered office or habitual abode outside the Federal Republic of Germany, should pay particular attention to the information in Section 1 of this offer document.

OFFER DOCUMENT

Voluntary Public Takeover and Delisting Offer

(Takeover Offer according to the German Securities Acquisition and Takeover Act and, in addition, Delisting Offer according to the German Stock Exchange Act)

by

CTP N.V.

Apollolaan 151, 1077 AR Amsterdam

the Netherlands

to all shareholders of

Deutsche Industrie REIT-AG

August-Bebel-Str. 68, 14482 Potsdam

Federal Republic of Germany

for the acquisition of all no-par value bearer shares of Deutsche Industrie REIT-AG not already directly held by CTP N.V.

against payment of a cash amount of EUR 17.12

for each tendered share of Deutsche Industrie REIT-AG

or

alternatively, by choice of the respective shareholder of Deutsche Industrie REIT-AG,

in exchange for five (5) shares of CTP N.V. per four (4) shares of Deutsche Industrie REIT-AG

(corresponding to 1.25 shares of CTP N.V per each share of Deutsche Industrie REIT-AG)

for a total of up to 31,761,360 shares of Deutsche Industrie REIT-AG

Shareholders of Deutsche Industrie REIT-AG may choose between the cash consideration and the alternative share consideration with respect to all or part of their Deutsche Industrie REIT-AG shares.

Acceptance Period:

December 7, 2021 to January 6, 2022, at 24:00 hours (midnight) (Central European Time)

Deutsche Industrie REIT-AG Shares:	ISIN DE000A2G9LL1
Tendered Deutsche Industrie REIT-AG Shares (Cash Consideration):	ISIN DE000A3MQCH4
Tendered Deutsche Industrie REIT-AG Shares (Share Consideration):	ISIN DE000A3MQCJ0

CTP N.V. Offer Shares:	ISIN NL00150006R6

TABLE OF CONTENTS

1. General Information on the Offer, particularly for Shareholders with a Place of Residence, Registered Office or Habitual Abode Outside the Federal Republic of Germany		1

1.1	Laws Applicable to the Offer	1

1.2	Publication of the Decision to Launch the Offer	4

1.3	Review of the Offer Document by BaFin	4

1.4	Publication of the Offer Document	4

1.5	Distribution of the Offer Document	5

1.6	Acceptance of the Offer outside of Germany	5

2. Notes on the Information Contained in the Offer Document		7

2.1	General	7

2.2	Status and Sources of Information Contained in the Offer Document	7

2.3	Forward-Looking Statements	8

2.4	No Updates	8

3. Summary of the Offer		8

4. Offer		17

4.1	Subject Matter	17

4.2	Acceptance Period	18

4.3	Extension of the Acceptance Period	18

4.4	Additional Acceptance Period	19

5. Description of the Bidder		19

5.1	Overview	19

5.2	Capital Structure	20

5.3	Business Operations of the Bidder	24

5.4	Governing Body	26

5.5	Shareholder Structure and Persons Acting Jointly with the Bidder	26

5.6	DIR Shares held by the Bidder or Persons Acting Jointly with the Bidder or their respective Subsidiaries as well as Voting Rights attributed to those Persons	27

5.7	Acquisitions of DIR Shares	28

5.8	Irrevocable Undertakings with DIR Shareholders	28

5.9	Further Information on the Bidder in Annex 7	29

6. Description of the Target		29

6.1	Overview	29

6.2	Status of the Target as REIT-AG	30

6.3	Capital Structure	32

6.4	Business Operations of DIR	35

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6.5	Governing Bodies	36

6.6	Persons Acting Jointly with the Target	37

6.7	Shareholder Structure of the Target	37

6.8	Information on the Reasoned Opinion of the Management Board and Supervisory Board	38

6.9	Further Information on the Target in Annex 7	39

7. Background of the Offer		39

7.1	Economic and Strategic Background	39

7.2	Business Combination Agreement	40

7.3	Transaction Agreement	42

7.4	No Mandatory Offer when obtaining Control over the Target	43

8. Intentions of the Bidder and the Other Controlling Persons		43

8.1	Future Business Operations of the Target; Use of Assets and Future Obligations	44

8.2	Name and Registered Office of the Target; Location of Essential Company Parts	45

8.3	Impact on the Governing Bodies of the Target	45

8.4	Employees, Employment Terms and Employee Representatives of the Target	45

8.5	Delisting	45

8.6	Loss of the status as REIT-AG of the Target	47

8.7	Merger and Hive-Down	48

9. Consideration		50

9.1	Cash Consideration	50

9.2	Share Consideration	53

9.3	No Indemnities for the Loss of Certain Rights	66

10. Regulatory Approvals and Procedures; No Closing Conditions		66

11. Acceptance and Settlement of the Offer		66

11.1	Settlement Agent	66

11.2	Acceptance of the Offer within the Acceptance Period	66

11.3	Further Declarations in Connection with the Acceptance of the Offer	67

11.4	Legal Consequences of Acceptance	72

11.5	Acceptance during the Additional Acceptance Period	73

11.6	Settlement of the Offer	73

11.7	Trading with Tendered DIR Shares	78

11.8	Right of Withdrawal of DIR Shareholders who Accepted the Offer	78

11.9	Costs for DIR Shareholders who Accept the Offer	78

12. Securing of the Consideration		78

12.1	Financing Requirements	78

12.2	Financing Measures	82

12.3	Financing Confirmation	84

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13. Expected Effects of the Successful Completion of the Offer on the Assets, Financial and Earnings Position of the Bidder		84

13.1	Methodical Approach	84

13.2	Basis and Assumptions	85

13.3	Expected Effects on the Asset and Financial Position of the Bidder	87

13.4	Expected Effects on the Earnings Position of the Bidder; Expected Dividends	88

14. Notice to DIR Shareholders who do not wish to accept the Offer		88

14.1	Delisting of DIR Shares	89

14.2	Loss of the status as REIT-AG	89

14.3	Merger and Hive-Down	89

14.4	Possible Reduction of Free Float and Liquidity of DIR Shares	89

14.5	Possible Qualifying Majority of the Bidder in DIR’s Shareholders’ Meeting	90

14.6	No squeeze-out of DIR Shareholders	91

14.7	No Sell-Out Right of DIR Shareholders	91

15. Rights of Withdrawal		92

15.1	Right of Withdrawal in the Case of an Amendment of the Offer or a Competing Offer	92

15.2	Exercise the Rights of Withdrawal	92

16. Information regarding Cash Benefits or Other Monetary Benefits to the Board Members of the Target		93

17. Results of the Offer and Other Announcements		94

18. Tax Notice		95

19. Applicable Law; Place of Jurisdiction		95

20. Declaration of Acceptance of Responsibility for the Contents of the Offer Document		95

21. Signature		96

Annex 1 Financing Confirmation		A.1

Annex 2 Persons Controlling CTP		A.2

Annex 3 Persons Acting Jointly with CTP (Subsidiaries of CTP)		A.3

Annex 4 Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the three month period prior to October 26, 2021		A.12

Annex 5 Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the six month period prior to October 26, 2021		A.14

Annex 6 Trading data of CTP		A.18

Annex 7 Information pursuant to Section 2 no. 2 of the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) in conjunction with Article 1 para. 4 lit. f) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC and in conjunction with the respective specifications in the Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a division.

		A.23

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DEFINED TERMS

Acceptance Period	18
Additional Acceptance Period	19
AFM	23
AktG	32
Announcement	4
Announcement of Results	94
Authorized Capital	21
Authorized Capital 2021/I	32
BaFin	2
Balance Sheet	84
Basic Resolution	22
Berlin Stock Exchange	2
Bidder	1
Bidder Average Daily Trades	57
Blocked Account Agreements (Cash Consideration)	81
Blocked Account Agreement (Obotritia)	80
Board	21
Bondholder	34
Business Combination Agreement	40
Business Day	7
BörsG	1
Cash Consideration	9
Cash Payment Option	34
CET	7
Clearstream	12
Commercial Register of the Netherlands Chamber of Commerce	19

Conditional Capital I	33
Contractual Penalty	83
Conversion Right	34
Convertible Bond 2019/2026	34
Convertible Bond Settlement Agreement	34
CTP	1
CTP Average Daily Trading Volume	57
CTP Holding	26
CTP Shares	21
CTP-Group	1
CTP’s Articles of Association	20
Custodian Banks	5
Declaration of Acceptance	66
Definite Capital Increase	22
Delegated Regulation (EU) 2021/528	3
Delisting	2
Delisting Application	2
DIR	1
DIR Shareholders	1
DIR Shares	1
DIR’s Articles of Association	29
Dutch Civil Code	20
DVO	55
Effectiveness Requirements	47
EGM	47
EGM Approval	47
EU Market Abuse Regulation	47
EU Prospectus Regulation	2
EUR	7
Euronext Amsterdam	20
Executive Directors	26
Exemption Document	A.23
Expected Cash Costs	81
Expected Funding Requirements	81
Expected Supply Obligation	81
Explanatory Financial Information	84
Fixed Cash Payment	34

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Fractional Adjustment	14
Fractional Entitlements	14
Frankfurt Stock Exchange	1
Free Float Ratio	57
General Meeting	21
Germany	1
Giro Securities Act	11
Hive-Down	49
IFRS	25
IPO	A.25
Irrevocable Undertaking	28
ISIN	1
Issue Authorization	21
Liquidity Reference Period	56
Management Board	32
Master Loan Agreement	42
Maximum Cash Consideration	79
Maximum Supply Obligation	79
Merger	48
Minimum Cash Consideration	51
Multivest	26
Non-Executive Directors	26
Non-Tender Agreements	80
Non-Tender Agreements (Cash Consideration)	80
Non-Tender Agreement (Obotritia)	79
Non-Tendering Shareholders	80
Non-Tendering Shareholders (Cash Consideration)	80
Non-Tendering Shareholders (Obotritia)	79
Number of CTP Shares	56
Number of Offer Shares	56
Obotritia	42
Obotritia Beta	85
Obotritia Loan	42
Offer	1
Offer Capital Increase	22
Offer Document	1
Offer Shares	9
OLG Frankfurt-Ruling	54

Open Market	2
Other Controlling Persons	27
Persons Acting Jointly	3
Prime Standard	2
Qualified Non-Tender Agreements	81
Qualified Non-Tender Agreements (Cash Consideration)	81
Qualified Non-Tender Agreement (Obotritia)	80
Regulated Market	1
REIT-AG	1
REITG	1
Securities Act	6
Settlement Agent	4
Share Consideration	9
Six-Month Average Price	51
Stichting	26
Subsidiaries	7
Superior Offer	41
Supervisory Board	32
Target	1
Tendered DIR Shares (Cash Consideration)	67
Tendered DIR Shares (Share Consideration)	67
Tendered DIR Shares	67
Tendering Shareholders	28
Terms and Conditions	34
Three-Month Average Price	51
Transaction Agreement	42
Transaction Costs	79
UmwG	48
United States	2
WpHG	28
WpÜG	1
WpÜG-AV	1

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1.	General Information on the Offer, particularly for Shareholders with a Place of Residence, Registered Office or Habitual Abode Outside the Federal Republic of Germany

1.1	Laws Applicable to the Offer

This offer document (the “Offer Document”) describes the voluntary public takeover offer by way of a cash offer with an alternative exchange offer made by CTP N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its statutory seat in Utrecht, the Netherlands, and registered with the Commercial Register of the Netherlands Chamber of Commerce (Handelsregister van de Kamer van Koophandel) under trade register number 76158233 (the “Bidder” or “CTP” and, together with its consolidated Subsidiaries, the “CTP Group”), which at the same time is a public delisting offer (the “Offer”), to the shareholders of Deutsche Industrie REIT-AG, a real estate investment trust stock corporation (REIT-Aktiengesellschaft) (“REIT-AG”) governed by the laws of the Federal Republic of Germany (“Germany”), in particular the German REIT Act (Gesetz über deutsche Immobilien-Aktiengesellschaften mit börsennotierten Anteilen – “REITG”), with its registered office in Rostock, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Rostock under docket number HRB 13964 (the “Target” or “DIR”).

The Offer refers to the acquisition of all no-par value bearer shares of DIR not already directly held by the Bidder with the International Securities Identification Number (“ISIN”) DE000A2G9LL1 each such share with a pro rata amount of EUR 1.00 of the share capital (the “DIR Shares”), including ancillary rights existing at the time of settlement of the offer, in particular the entitlement to a share in profits, in accordance with the provisions of this Offer Document and is addressed to all shareholders of the Target (the “DIR Shareholders”).

This Offer is submitted exclusively under the rules of law of Germany, in particular the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”), the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots – “WpÜG-AV”) and the German Stock Corporation Act (Börsengesetz – “BörsG”).

On October 26, 2021, the Bidder and the Target entered into a Business Combination Agreement (as defined in Section 7.2), in which DIR has undertaken, subject to legal obligations and the EGM Approval (as defined in Section 8.6.1), to file applications for the revocation of the admission to trading of all DIR Shares on the regulated market (Regulierter Markt – “Regulated Market”) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse – “Frankfurt Stock Exchange”), and on the sub-segment of the Regulated Market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard – “Prime Standard”) as well as on the Berlin Stock Exchange (Börse Berlin – “Berlin Stock Exchange”) (together the “Delisting Application”).

Pursuant to the Business Combination Agreement (as defined in Section 7.2), DIR is obligated, subject to the EGM Approval (as defined in Section 8.6.1), to file the Delisting Application no later than two (2) days following the commencement of the Additional Acceptance Period (as defined in Section 4.4) with a view to effectuate the revocation of the admission of all DIR Shares to trading on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and the Berlin Stock Exchange (the “Delisting”) no earlier than the expiration of the Additional Acceptance Period (as defined in Section 4.4). Under the same conditions, DIR has also committed to take all reasonable steps and actions to end any inclusion of DIR Shares for trading on the open market (Freiverkehr – “Open Market”) of any stock exchange to the extent such inclusion was originally brought about by DIR. Pursuant to Section 39 para. 2 sent. 3 no. 1 BörsG, at the time a Delisting Application is filed, an offer document in accordance with the provisions of the WpÜG must have been published, which refers to the Delisting Application and which complies with the provisions of the WpÜG as well as the requirements set forth in Section 39 BörsG.

As a result, the Offer and this Offer Document also comply with the requirements set forth in Section 39 para. 3 BörsG. Accordingly, the agreements entered into between the Bidder and the accepting DIR Shareholders are not subject to any closing conditions as required by Section 39 para. 3 sent. 1 BörsG. In addition, the Bidder offers a cash consideration as required by Section 39 para. 3 sent. 2 BörsG. Furthermore, this Offer Document includes the information required by Section 2 no. 7a WpÜG-AV.

With this Offer, the Bidder is not making a public offer under any law (in particular the law of the United States of America (the “United States”)) other than German law. The publication of this Offer Document has solely been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”). Thus, no publications, registrations, admissions or approvals of this Offer Document and/or the Offer outside of Germany have been filed, arranged for or granted. Therefore, DIR Shareholders cannot rely on legal provisions for the protection of investors pursuant to legal systems other than Germany. Any contract that is concluded with the Bidder through the acceptance of the Offer is governed exclusively by the laws of Germany and is to be interpreted exclusively in accordance with such laws.

Regarding the exemption from a prospectus requirement under Section 2 no. 2 WpÜG-AV in conjunction with Article 1 para. 4 lit. f) and para. 5 lit. e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and on the repeal of the Directive 2003/71/EG (the “EU Prospectus Regulation”), Annex 7 contains information pursuant to Article 2 para. 2 in conjunction with Annex 1 of the Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing

Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a division (the “Delegated Regulation (EU) 2021/528”). Annex 7 is an integral part of this Offer Document.

With the exception of Annex 1 (Financing Confirmation), Annex 2 (Persons Controlling CTP), Annex 3 (Persons Acting Jointly with CTP (Subsidiaries of CTP)), Annex 4 (Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the three month period prior to October 26, 2021), Annex 5 (Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the six month period prior to October 26, 2021), Annex 6 (Trading data of CTP) and Annex 7 (Information pursuant to Section 2 no. 2 of the Ordinance on the Content of the Offer Document, the Consideration in Takeover Bids and Mandatory Offers and the Exemption from the Obligation to Publish and Make an Offer (WpÜG Offer Ordinance) in conjunction with Article 1 para. 4 lit. f) and Article 1 para. 5 lit. e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC and in conjunction with the respective provisions of Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information to be provided in the document to be made available to the public in the event of an exemption from the obligation to publish a prospectus in connection with a takeover by way of an offer, merger or division), there are no other documents which form part of this Offer Document.

The Bidder as well as persons acting jointly with the Bidder according to Section 2 para. 5 WpÜG (the “Persons Acting Jointly”) may, directly or indirectly, acquire DIR Shares or enter into such agreements outside the Offer before, during or after the expiration of the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4), respectively. However, this only applies as far as such acquisitions or acquisition agreements are legally permitted under the applicable laws, particular the WpÜG. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for DIR Shares.

Pursuant to Section 23 para. 2 WpÜG, the Bidder will publish on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover and in the German Federal Gazette (Bundesanzeiger), and inform BaFin of any direct and/or indirect acquisition of DIR Shares by the Bidder or any Persons Acting Jointly with the Bidder, or their respective Subsidiaries, either on or outside of a stock exchange, in the period commencing with the publication of this Offer Document and ending with the publication pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG, as well as any direct or indirect acquisition of DIR Shares outside of a stock exchange prior to the end of a one-year period following the publication pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG, stating the nature and the amount of the consideration granted or agreed on for each DIR Share acquired or to be acquired.

1.2	Publication of the Decision to Launch the Offer

On October 26, 2021, the Bidder published its decision to submit the Offer pursuant to Section 10 para. 1 sent. 1 and para. 3 WpÜG in conjunction with Sections 29 paras. 1, 34 WpÜG and Section 39 para. 2 sent. 3 no. 1 BörsG (the “Announcement”). The respective publication by the Bidder is available on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover.

1.3	Review of the Offer Document by BaFin

BaFin reviewed this Offer Document (including the Annexes contained herein) in German language and approved its publication on December 7, 2021. With the exception of the annexes referred to in Section 1.1, there are no other documents which form part of the Offer Document. An English translation of the Offer Document was not subject of the review by BaFin.

Registrations, admissions or approvals of this Offer Document and/or this Offer under any other laws than the laws of Germany have not been made so far and are currently not intended.

1.4	Publication of the Offer Document

The Bidder will publish this Offer Document in German language in accordance with Sections 34, 14 paras. 2 and 3 WpÜG in conjunction with Section 39 para. 2 sent. 3 no. 1 BörsG on December 7, 2021, by (i) announcement on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover, and (ii) keeping copies available for distribution free of charge through Baader Bank Aktiengesellschaft, Weihenstephaner Straße 4, 85716 Unterschleißheim, Germany (the “Settlement Agent”) (inquiries by facsimile to + 49 89 5150 291400 or email to documentation@baaderbank.de).

The announcement pursuant to Section 14 para. 3 sent. 1 no. 2 WpÜG in conjunction with Section 39 para. 2 sent. 3 no. 1 BörsG regarding the availability of this Offer Document through the Settlement Agent for distribution free of charge and the Internet address under which this Offer Document will be published, will be published by the Bidder in the German Federal Gazette (Bundesanzeiger) on December 7, 2021.

This non-binding English-language translation of the Offer Document (i) is available on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover, and (ii) will be kept for distribution free of charge through the Settlement Agent.

This Offer Document has been prepared without taking into account the personal objectives, financial circumstances, needs or tax situation of any particular person. Therefore, DIR Shareholders should review the information contained in this Offer Document in light of their personal objectives, financial circumstances and needs and their individual tax situation before acting in reliance on the information contained in this Offer Document.

1.5	Distribution of the Offer Document

Outside Germany, neither the Bidder nor Persons Acting Jointly with the Bidder, nor their respective Subsidiaries, will engage in or otherwise facilitate the public marketing of the Offer. The publication, transmission, dispatch, distribution or dissemination of this Offer Document outside Germany may generally lead to the application of laws of jurisdictions other than those of Germany.

The publication, transmission, dispatch, distribution and dissemination of this Offer Document in these other jurisdictions may be subject to legal restrictions. This Offer Document may therefore not be dispatched to, transmitted to, published, distributed or disseminated in any jurisdiction by third parties, if and to the extent that such dispatch, transmission, publication, distribution or dissemination would violate applicable laws or depend on observing regulatory procedures or the granting of approvals or the satisfaction of additional conditions when these have not been observed, granted or satisfied.

The Bidder has not approved the publication, dispatch, transmission, distribution or dissemination of this Offer Document by third parties outside Germany.

The Bidder makes this Offer Document available to the respective custodian securities services companies, which hold custody of DIR Shares (the “Custodian Banks”), upon request for distribution to DIR Shareholders with a domicile, registered office or habitual abode in Germany, the European Union or the European Economic Area. The Custodian Banks may not otherwise publish, transmit, mail, distribute or disseminate this Offer Document except in compliance with all applicable domestic and foreign laws.

Neither the Bidder nor the Persons Acting Jointly with the Bidder, nor their respective Subsidiaries, are in any way responsible for the compliance of a publication, dispatch, transmission, distribution or dissemination of this Offer Document outside Germany with legal provisions applicable in these jurisdictions.

1.6	Acceptance of the Offer outside of Germany

1.6.1	General

The Offer may be accepted by all domestic and foreign DIR Shareholders (including those with a domicile, registered office or habitual abode in Germany, the European Union or the European Economic Area) in accordance with this Offer Document and the relevant applicable laws.

However, the Bidder notes that the acceptance of the Offer outside of Germany may be subject to legal restrictions. DIR Shareholders who obtain this Offer Document outside of Germany and intend to accept the Offer outside of Germany and/or under legal provisions other than those of Germany are recommended to inform themselves about the relevant applicable legal provisions and to abide by them. The Bidder and Persons Acting Jointly with the Bidder, or their respective Subsidiaries, assume no responsibility that the acceptance of the Offer outside of Germany is permissible according to the relevant applicable legal provisions.

1.6.2	Additional Information for US Shareholders

The Offer Shares (as defined in Section 3), which are intended to be transferred to DIR Shareholders as Share Consideration (as defined in Section 3), have not been and will not be registered under the United States Securities Act of 1933 as amended (the “Securities Act”). The Offer will result in the acquisition of securities in a Dutch company and is subject to German and Dutch disclosure requirements, which differ from those of the United States. The financial information included, or referred to, in this Offer Document has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). In the United States, the Offer is being made pursuant to an exemption from the “U.S. tender offer rules” provided by Rule 14d-1 (c) under the United States Securities Exchange Act of 1934, as amended, and the issuance of shares is being made pursuant to the exemption from registration requirements provided by Rule 802 under the Securities Act, and the Offer is otherwise made in accordance with the applicable regulatory requirements in Germany. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under United States domestic tender offer procedures and law.

It may be difficult for DIR Shareholders who, directly or indirectly, hold their DIR Shares in the United States, to enforce their rights and any claims arising under the United States federal securities laws, since both the Bidder and the Target are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. DIR Shareholders from the United States may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the United States securities laws. Furthermore, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, the Bidder or its brokers may purchase, or conclude agreements to purchase, DIR Shares, directly or indirectly, outside the Offer, before, during or after the expiration of the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4), respectively. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in DIR. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

2.	Notes on the Information Contained in the Offer Document

2.1	General

References to “CET” refer to Central European Time or Central European Summertime, as the case may be. References to time in this Offer Document refer to CET, unless stated otherwise.

References to a “Business Day” refer to a day on which banks in Frankfurt am Main, Germany, are open for general business.

References to “EUR” refer to the legal currency of Germany and other member states of the European Union, including the Netherlands, which was introduced on January 1, 1999.

References to “Subsidiaries” refer to Subsidiaries within the meaning of Section 2 para. 6 WpÜG.

The Bidder has not authorized any third parties to provide information on the Offer or this Offer Document. If third parties were to provide such information, this may not be attributed to either the Bidder or any Persons Acting Jointly with the Bidder, or their respective Subsidiaries.

2.2	Status and Sources of Information Contained in the Offer Document

Unless expressly otherwise stated, all information and statements on intentions and all other information contained in this Offer Document are based on the knowledge or intentions of the Bidder at the time of the publication of this Offer Document.

The information regarding the Target contained in this Offer Document is based on publicly accessible sources (such as published annual reports, annual financial statements, prospectuses, press releases, ad hoc disclosures and investor presentations), in particular the Target’s annual report for the fiscal year ended September 30, 2020 and its quarterly financial report for the nine-month period ended June 30, 2021. The Bidder did not independently verify any information.

Prior to the decision to submit an Offer, the Bidder conducted a due diligence regarding DIR. This due diligence was limited in scope and time due to the fact that both the Bidder and the Target are publicly listed companies. Between October 21, 2021 and November 26, 2021, the Bidder was granted access to an electronic data room to certain documents relating to the operational, legal, financial, economic and tax circumstances of DIR. Furthermore, the aforementioned matters were discussed in various conference calls and meetings between the Bidder and the Target. However, the Bidder cannot guarantee that the relevant information is accurate as of the date of publication of this Offer Document.

2.3	Forward-Looking Statements

This Offer Document contains forward-looking statements. These statements do not represent facts and are characterized by words such as “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar words. Such statements express the intentions, opinions or current expectations of the Bidder or Persons Acting Jointly with the Bidder, or their respective Subsidiaries, with respect to possible future events (e.g. regarding possible consequences of the Offer and the loss of DIR’s status as a REIT-AT for DIR Shareholders or for future financial results of the Bidder).

Such forward-looking statements are based on current plans, estimates and forecasts which the Bidder and Persons Acting Jointly with the Bidder, and their respective Subsidiaries have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and generally cannot be influenced by the Bidder or any Persons Acting Jointly, or their respective Subsidiaries.

The forward-looking statements contained in this Offer Document could turn out to be incorrect and future events and developments could considerably deviate from the forward-looking statements contained in this Offer Document.

It is possible that the Bidder may change its intentions and the estimates outlined in this Offer Document after the publication of this Offer Document, subject to existing contractual agreements.

2.4	No Updates

The Bidder notes that it will only update this Offer Document to the extent that it is obligated to do so pursuant to the WpÜG.

3.	Summary of the Offer

The following summary contains an overview of selected information provided in this Offer Document. It is supplemented by, and should be read in conjunction with, the information and particulars set out elsewhere in this Offer Document. This summary, thus, does not contain all information that may be relevant for DIR Shareholders. Consequently, DIR Shareholders should carefully read the entire Offer Document.

DIR Shareholders, particularly DIR Shareholders with a place of residence, registered office or habitual abode outside Germany, should pay particular attention to the information set out in Section 1 “General Information on the Offer, particularly for Shareholders with a Place of Residence, Registered Office or Habitual Abode Outside the Federal Republic of Germany”.

Bidder:

CTP N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its statutory seat in Utrecht, the Netherlands, and registered with the Commercial Register of the Netherlands Chamber of Commerce (Handelsregister van de Kamer van Koophandel) under trade register number 76158233.

Target:

Deutsche Industrie REIT-AG, a REIT-AG under German law, in particular the REITG, having its registered office in Rostock, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Rostock, Germany, under docket number HRB 13964.

Subject Matter of the Offer:

Acquisition of all no-par value bearer shares of DIR not already directly held by the Bidder with the ISIN DE000A2G9LL1, each with a pro rata amount of EUR 1.00 of the DIR’s share capital, including ancillary rights existing at the time of settlement of the offer, in particular the entitlement to a share in profits, whereby the offer simultaneously fulfills the requirements of a delisting offer pursuant to Section 39 para. 2 sent. 1 and para. 3 BörsG.

Cash Consideration:	EUR 17.12 in cash for each DIR Share (the “Cash Consideration“).

Share Consideration:

As an alternative (not as additional consideration nor in order to meet any legal requirement), the Bidder offers, by choice of the respective DIR Shareholder, five (5) shares of the Bidder, each share representing a pro rata amount of the Bidder’s share capital of EUR 0.16 (the “Offer Shares”), in exchange for four (4) DIR Shares (corresponding to 1.25 Offer Shares for each DIR Share) as consideration for a total of up to 31,761,360 DIR Shares (corresponding to approximately 99.01% of the share capital and voting rights of DIR) (the “Share Consideration”).

DIR Shareholders may choose between the Cash Consideration and the Share Consideration with respect to all or part of their DIR Shares.

Consideration in the form of shares is permissible as voluntary alternative consideration under the provisions of the WpÜG. The share consideration is offered as an attractive alternative consideration to the cash consideration to those DIR shareholders who wish to participate in the development of CTP and the related business activities of the Combined Group (as defined in Section 7.1) following the integration of DIR into CTP.

The conversion ratio between the Offer Shares and the DIR Shares under the Share Consideration has been determined by CTP in its sole discretion in accordance with the negotiation with DIR.

The Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) will be contributed to the Bidder as contributions in kind in the Offer Capital Increase (as defined in Section 5.3.2), under the existing Authorized Capital (as defined in Section 5.2.2), in order to create the Offer Shares to be issued as Share Consideration.

The Offer Shares are offered with the same profit participation rights as the currently issued shares of the Bidder.

Allocation of Share Consideration:

The Share Consideration is offered for a total of up to 31,761,360 DIR Shares, corresponding to approximately 99.01% of the share capital and voting rights of DIR. If and to the extent that more than 31,761,360 DIR Shares are tendered for the Share Consideration under this Offer, the Declarations of Acceptance (as defined in Section 11.2) will be taken into account on a pro rata basis in accordance with Section 19 WpÜG and the number of resulting DIR Shares acquired in exchange for the Share Consideration will generally be rounded down to the nearest whole number (see Section 11.6.3).

Offer Capital Increase:	The Offer Shares will be created by the utilization of the Issue Authorization (as defined in Section 5.2.2) by the Bidder’s Board as follows:

On October 26, 2021, the Board adopted a resolution, based on the Issue Authorization (as defined in Section 5.2.2), to issue the Offer Shares for the account of DIR Shareholders who have validly tendered their Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) under the Offer, with the number of Offer Shares to be issued being equal to the number of Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) multiplied by the Exchange Ratio pursuant to the Share Consideration. The Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) will be contributed as contribution in kind. The subscription rights of the existing shareholders of the Bidder to the Offer Shares have been excluded. The Offer Shares are offered with the same profit participation rights as the shares currently issued by the Bidder.

The Offer Shares will be issued to ING Bank N.V., acting as listing agent of the Bidder, for the purpose of inclusion in its collective deposit (verzameldepot) within the meaning of Article 12 of the Dutch Giro Securities Act (Wet giraal effectenverkeer) (the “Giro Securities Act”) to enable a book-entry transfer (in accordance with Article 17 Giro Securities Act) of the Offer Shares to the Settlement Agent.

The issuance of the Offer Shares on the settlement date of the Offer is effected by way of the execution of a private deed of issuance (onderhandse akte van aandelenuitgift) by the Bidder and ING Bank N.V., in which the capital increase amount of the capital increase against contributions in kind and the exact number of Offer Shares to be issued as consideration for the number of Tendered DIR Shares (Share Consideration) is specified.

Delisting:

Bidder and Target agreed in the Business Combination Agreement (as defined in Section 7.2) that DIR, subject to the EGM Approval (as defined in Section 8.6.1), and subject to its legal obligations, will file an application for the revocation of the admission of all DIR Shares to trading on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and the Berlin Stock Exchange no later than two (2) days following the commencement of the Additional Acceptance Period (as defined in Section 4.4) with a view to effectuate the Delisting at the earliest upon the expiration of the Additional Acceptance Period (as defined in Section 4.4).

If the Frankfurt Stock Exchange and the Berlin Stock Exchange grant the Delisting Application, the admission to trading of the DIR Shares on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and Berlin Stock Exchange will be revoked. In addition, DIR has agreed not to file for the admission of DIR Shares to trading on the Regulated Market of any stock exchange.

Acceptance:

Acceptance of the Offer must be declared to the respective Custodian Bank until the expiration of the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4) in the form required for this instruction to this Custodian Bank. The acceptance will become effective upon the timely transfer of the Tendered DIR Shares (as defined in Section 11.2) within the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4) to ISIN DE000A3MQCH4 or ISIN DE000A3MQCJ0, depending on whether the respective DIR Shareholder accepted the Offer against payment of the Cash Consideration or in exchange for the Share Consideration, through Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”).

If the acceptance is declared to the respective Custodian Bank within the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4), the transfer of the Tendered DIR Shares at Clearstream shall be deemed to have been effected on time, if the transfer has been effected at the latest by 18:00 hours (CET) on the second (2) Business Day after the expiration of the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4), respectively.

Acceptance Period:

The Acceptance Period (as defined in Section 4.2) begins on December 7, 2021 and expires on January 6, 2022 at 24:00 hours (midnight) (CET), whereas in certain cases regulated by law this period may be extended (see Section 4.3).

Additional Acceptance Period:	The Additional Acceptance Period (as defined in Section 4.4) is expected to begin on January 12, 2022 and to expire on January 25, 2022 at 24:00 hours (midnight) (CET).

Closing Conditions:

This voluntary public takeover offer is also a delisting offer within the meaning of Section 39 para. 2 sent. 3 no. 1 BörsG. Pursuant to Section 39 para. 2 sent. 3 BörsG, a delisting offer must not be subject to any closing conditions. The Agreements concluded between the Bidder and the tendering DIR Shareholders do not entail any closing conditions.

Settlement Agent:

The Bidder has appointed Baader Bank Aktiengesellschaft, Weihenstephaner Straße 4, 85716 Unterschleißheim, Germany (requests by fax to + 49 89 5150 291400 or by e-mail to documentation@baaderbank.de) as settlement agent to technically execute the Offer.

Settlement of the Offer with regard to the Cash Consideration:

The payment of the Cash Consideration for Tendered DIR Shares (Cash Consideration) (as defined in Section 11.2) will be made to the Custodian Bank of the relevant accepting DIR Shareholder concurrently (Zug um Zug) with the transfer of the Tendered DIR Shares (Cash Consideration) (as defined in Section 11.2) to the Bidder.

The Cash Consideration for the Tendered DIR Shares (Cash Consideration) (as defined in Section 11.2) will be credited to the Custodian Banks via Clearstream no later than seven (7) Business Days following the Announcement of Results (as defined in Section 17). Assuming the Announcement of Results (as defined in Section 17) occurs on January 28, 2022, the Cash Consideration for the Tendered DIR Shares (Cash Consideration) would be expected to be credited by February 8, 2022.

Once the Cash Consideration for the Tendered DIR Shares (Cash Consideration) (as defined in Section 11.2) is credited to the account of the respective Custodian Bank at Clearstream, the Bidder has satisfied its obligation to pay the Cash Consideration. It will be the responsibility of the Custodian Banks to credit the Cash Consideration to the owner of the respective Tendered DIR Share (Cash Consideration).

Settlement of the Offer with regard to the Share Consideration:

With regard to the processing of the Share Consideration, the Settlement Agent will arrange for the Offer Shares issued in the Offer Capital Increase (as defined in Section 5.2.3) to be transferred to the securities custody accounts of the DIR Shareholders that have validly tendered their DIR Shares in the Offer in exchange for the Share Consideration at the respective Custodian Banks.

The transfer of the Offer Shares to the respective Custodian Banks shall take place without undue delay after the admission of the Offer Shares to trading. The Bidder will ensure that the Offer Shares have been admitted to trading on the Regulated Market of Euronext Amsterdam (as defined in Section 5.1) prior to the transfer of the Share Consideration.

If the acceptance of the Offer results in fractional entitlements from Offer Shares (the “Fractional Entitlements”) for DIR Shareholders, such Fractional Entitlements will be sold by way of a fractional adjustment (Aktienspitzenverwertung) (the “Fractional Adjustment”) and the proceeds will be paid to the respective DIR Shareholders in cash. The proceeds resulting from such disposals will be credited to the accounts of the respective (former) DIR Shareholders no later than within ten (10) Business Days after the transfer of the Offer Shares to the Custodian Banks of the former DIR Shareholders.

Assuming the publication of the Announcement of Results (as defined in Section 17) occurs on January 28, 2022, the crediting of the Offer Shares would be carried out without undue delay but no later than seven (7) Business Days at the latest, i.e., by February 8, 2022, and the crediting of the proceeds from the Fractional Adjustment would be carried out by February 22, 2022 at the latest.

Costs of Acceptance:

Acceptance of the Offer is free of fees and expenses for those DIR Shareholders who hold their DIR Shares in German custody accounts (except for the costs of transmitting the Declaration of Acceptance (as defined in Section 11.2) to the respective Custodian Bank). For this purpose, the Bidder grants a customary commission to the Custodian Banks, which will be communicated separately.

However, any additional costs and expenses charged by Custodian Banks or foreign investment service providers, as well as applicable expenses incurred outside Germany, must be borne by the relevant DIR Shareholders.

Furthermore, reference is made to the statements in Section 11.9.

Trading:

No application will be filed to facilitate an admission to trading of the Tendered DIR Shares (as defined in Section 11.2) on the Regulated Market of Frankfurt Stock Exchange (Prime Standard) and Berlin Stock Exchange or on any other Regulated Market on any other stock exchange.

However, DIR Shares that have not been tendered into this Offer may still be traded on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and the Berlin Stock Exchange under the existing ISIN DE000A2G9LL1 until the effectiveness of the Delisting.

ISIN:	DIR Shares: ISIN DE000A2G9LL1 Tendered DIR Shares (Cash Consideration): ISIN DE000A3MQCH4 Tendered DIR Shares (Share Consideration): ISIN DE000A3MQCJ0

Offer Shares: ISIN NL00150006R6

Publication:

The Bidder will publish this Offer Document pursuant to Sections 34, 14 para. 2 and 3 WpÜG in conjunction with Section 39 para. 2 sent. 3 no. 1 BörsG on December 7, 2021 by (i) making an announcement on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover as well as (ii) keeping copies available for distribution free of charge through the Baader Bank Aktiengesellschaft, Weihenstephaner Straße 4, 85716 Unterschleißheim, Germany, (inquiries by fax to +49 89 5150 291400 or email to documentation@baaderbank.de).

The announcement pursuant to Section 14 para. 3 sent. 1 no. 2 WpÜG in conjunction with Section 39 para. 2 sent. 3 no. 1 BörsG, regarding the availability of this Offer Document through the Settlement Agent for distribution free of charge and the Internet address under which this Offer Document will be published, will be published by the Bidder in the German Federal Gazette (Bundesanzeiger) on December 7, 2021.

A non-binding English translation of the Offer Document (i) is available on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover, and (ii) will be kept for distribution free of charge through the Settlement Agent.

All communications and announcements required under WpÜG in connection with this Offer will be published on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover and also, to the extent legally required, in the German Federal Gazette (Bundesanzeiger).

Tax Notice:	The Bidder recommends that DIR Shareholders obtain tax advice which takes into account their personal circumstances regarding the tax consequences resulting from the acceptance of the Offer.

With regard to possible tax consequences of the loss of the status as a REIT-AG of the Target, reference is made to the statements in Section 8.6.2.

4.	Offer

4.1	Subject Matter

The Bidder hereby offers all DIR Shareholders to acquire their DIR Shares not already directly held by the Bidder, including all ancillary rights existing at the time of the settlement of the Offer, in particular the right to participate in profits, in accordance with the provisions of this Offer Document.

As consideration for the acquisition of the DIR Shares, the Bidder offers the Cash Consideration and, alternatively (neither as additional consideration nor for the fulfillment of legal provisions), by choice of the respective DIR Shareholder, the Share Consideration. The DIR Shareholders may choose between the Cash Consideration and the Share Consideration with respect to all or part of their DIR Shares.

4.1.1	Cash Consideration

As Cash Consideration, the Bidder offers

EUR 17.12 in cash

for each DIR Share.

4.1.2	Share Consideration

Alternatively, neither as additional consideration nor for the fulfillment of legal provisions, as Share Consideration, the Bidder offers five (5) Offer Shares in exchange for four (4) DIR Shares

(corresponding to 1.25 Offer Shares per each DIR Share) for a total up to 31,761,360 DIR Shares.

If the number of DIR Shares for which the Offer is accepted for the Share Consideration exceeds 31,761,360 DIR Shares, the Declarations of Acceptance (as defined in Section 11.2) for Share Consideration will be taken into account on a pro rata basis in accordance with Section 19 WpÜG (see Section 11.6.3).

No fractions of Offer Shares will be transferred as Share Consideration for the Tendered DIR Shares (Share Consideration) (as defined in Section 11.2). If the acceptance of the Offer results in Fractional Entitlements for DIR Shareholders, these Fractional Entitlements will be monetized shortly after the settlement of the Offer by way of a Fractional Adjustment and compensated in cash to the respective DIR Shareholders (see also Section 11.3.2 and Section 11.4).

In this regard, the Custodian Banks and the Settlement Agent will combine the Fractional Entitlements allocated to the Offer Shares to whole Offer Shares and sell them on the stock exchange. The proceeds will then be paid to those DIR Shareholders who have tendered their Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) in proportion to the Fractional Entitlements attributable to them (see also Section 11.4). As the market prices of the Offer Shares may fluctuate, the proceeds received by the tendering DIR Shareholders (Share Consideration) under the Fractional Adjustment may differ from the amount calculated on the basis of the market price of an Offer Share at the time of the settlement of the Offer for the Share Consideration. The Bidder, the Settlement Agent and the Custodian Banks do not guarantee that the Fractional Adjustment will yield a certain price.

4.2	Acceptance Period

The period for the acceptance of the Offer begins with the publication of this Offer Document on December 7, 2021 and is expected to expire on

January 6, 2022, 24:00 hours (midnight) (CET).

The period for the acceptance of the Offer may be extended as set out in Section 4.3.

The period of acceptance of the Offer, including any extension in accordance with Section 4.3, is referred to as the “Acceptance Period”.

4.3	Extension of the Acceptance Period

Pursuant to Section 21 para. 1 WpÜG, the Bidder may amend the Offer up until one working day (Werktag) prior to the expiration of the Acceptance Period (i.e., if the Acceptance Period was to expire on January 6, 2022, at 24:00 hours (midnight) (CET), until January 5, 2022, at 24:00 hours (midnight) (CET)).

If an amendment to the Offer is published within the last two weeks prior to the expiration of the Acceptance Period, the Acceptance Period will be extended by two weeks and will end on January 20, 2022, at 24:00 hours (midnight) (CET), even if the amended Offer violates any applicable laws (Section 21 para. 5 WpÜG).

If during the Acceptance Period a competing offer within the meaning of Section 22 para. 1 WpÜG is launched by a third party, and if the Acceptance Period for this Offer expires prior to the expiration of the acceptance period for such a competing offer, the expiration of the Acceptance Period for this Offer will correspond to the date on which the acceptance period of the competing offer expires (Section 22 para. 2 WpÜG). This applies even if such competing offer is amended, prohibited or violates any applicable laws.

If a shareholders’ meeting of the Target is convened in connection with the Offer after publication of this Offer Document, the Acceptance Period will be ten weeks from the publication of this Offer Document (Section 16 para. 3 WpÜG). Notwithstanding an extension of the Acceptance Period due to an amendment to the Offer during the two weeks prior to its expiration or a competing offer, the Acceptance Period would in this case still expire on February 17, 2022, 24:00 hours (midnight) (CET).

The Bidder will publish any extension of the Acceptance Period as set forth in Section 17.

Regarding the right of withdrawal in the event that the Offer is amended or a competing offer is submitted see Section 15.

4.4	Additional Acceptance Period

Pursuant to Section 16 para. 2 sent. 1 WpÜG, DIR Shareholders who have not accepted the Offer during the Acceptance Period may still accept the Offer within two weeks after the Bidder has published the results of the Offer pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG (the “Additional Acceptance Period”).

Subject to an extension of the Acceptance Period in accordance with Section 4.3 and assuming publication of the results of this Offer pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG on January 11, 2022, the Additional Acceptance Period will commence on January 12, 2022 and end on January 25, 2022, at 24:00 hours (midnight) (CET).

After expiration of the Additional Acceptance Period, the Offer may no longer be accepted. The Bidder assumes that due to the Non-Tender Agreement (Obotritia) (as defined in Section 12.1.2(a)), which comprises approximately 12.6% of the share capital and voting rights of DIR, a tender right for DIR Shareholders pursuant to Section 39c WpÜG will not exist (see Section 14.7).

The procedure for the acceptance of the Offer within the Additional Acceptance Period is described in Section 11.5. The acceptance is, thus, made in due time if the respective Custodian Bank is notified of the acceptance within the Additional Acceptance Period and the transfer of DIR Shares into the ISIN DE000A3MQCH4 or ISIN DE000A3MQCJ0, depending on whether the respective DIR Shareholders accepts the Offer against payment of the Cash Consideration or in exchange for the Share Consideration, at Clearstream has been effected, at the latest, by 18:00 hours (CET) on the second (2) Business Day after the expiration of the Additional Acceptance Period.

5.	Description of the Bidder

5.1	Overview

The Bidder is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its statutory seat in Utrecht, the Netherlands, and registered with the Commercial Register of the Netherlands Chamber of Commerce (Handelsregister van de Kamer van Koophandel – the “Commercial Register of the Netherlands Chamber of Commerce”) under trade register number 76158233.

Section 2.2.1 of the Bidder’s current articles of association dated March 29, 2021 (“CTP’s Articles of Association”) defines the objects of the Bidder as follows:

(a)

to invest in real property through the acquisition, development, construction, leasing out, ownership of land, buildings, and other property assets and property rights, as well as the lease of real property;

(b)	the management, renting out, leasing and divestment of real property and other assets;

(c)	to incorporate, participate in and conduct the management of other companies and enterprises;

(d)	to render management, financial, administrative, commercial or other services to other companies, persons and enterprises;

(e)	to finance other companies and enterprises;

(f)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other financial instruments and to enter into agreements in connection with aforementioned activities;

(g)

to grant guarantees, to bind the Bidder and to pledge or otherwise encumber assets for obligations of the Bidder, Subsidiaries of the Bidder as referred to in Article 2:24a Dutch Civil Code (Burgerlijk Wetboek – “Dutch Civil Code”), and third parties; and

(h)

to invest in, to acquire, to transfer, to dispose of, to manage and to operate real property, personal property, shares, bonds, securities and other goods, including patents, trademark rights, licenses, permits and other industrial property rights, to manage pension funds, and to perform all activities and developing projects that may be conducive to the achievement of the foregoing, and finally all activities which in the broadest sense relate to or promote the objects.

The shares of the Bidder are admitted to trading on Euronext Amsterdam, a Regulated Market of Euronext Amsterdam N.V. (the “Euronext Amsterdam”) (ISIN NL00150006R6). They are currently part of, inter alia, the FTSE Developed Europe All Cap, Amsterdam Small Cap, S&P Developed Property, STOXX All Europe Total Market as well as FTSE EPRA Nareit Emerging Europe indices.

5.2	Capital Structure

5.2.1	Share Capital

On September 22, 2021, the Bidder paid an interim dividend for H1 2021 of EUR 0.17 per share. Alternatively, shareholders of the Bidder could choose to receive the interim dividend in shares. The number of dividend rights that entitled to one (1) new ordinary share of the Bidder was set at 108, based on the volume-weighted average price of the share of the Bidder during the period from August 26 up to and including August 30, 2021.

Since the payment of the interim dividend, the share capital of the Bidder registered in the Commercial Register of the Netherlands Chamber of Commerce amounts to EUR 64,062,849.60, and is divided into 400,392,810 shares in registered form with a pro rata amount of the share capital of EUR 0.16 each (the “CTP Shares”).

The Bidder currently does not hold any treasury shares.

5.2.2	Authorized Capital

The authorized capital of the Bidder is EUR 256,000,000.00, consisting of 1,600,000,000 CTP Shares with a pro rata amount of the share capital of EUR 0.16 each (the “Authorized Capital”).

The Bidder’s board of directors (the “Board”) resolves on the issue of CTP Shares up to the Authorized Capital and determines the issue price, as well as the other terms and conditions of the issue, if and insofar the Board has been authorized by the general meeting of shareholders of the Bidder (the “General Meeting”) to do so with due observance of the applicable statutory provisions. Unless otherwise stipulated at its grant, the authorization cannot be withdrawn. In that case, the General Meeting may resolve to withdraw the authorization upon a proposal of the Board.

On March 16, 2021, effective as from March 29, 2021, the General Meeting resolved to authorize the Board for a period of eighteen months, effective as from March 29, 2021, to issue CTP Shares up to a maximum of 10% of the issued share capital of the Bidder existing at that time (the “Issue Authorization”).

If CTP Shares are issued, each shareholder will have a pre-emptive right in proportion to the aggregate nominal amount of his CTP Shares. This pre-emptive right does not apply to:

(a)	CTP Shares issued to employees of the Bidder or of a CTP Group company;

(b)	CTP Shares issued against a contribution in kind; and

(c)	CTP Shares issued to a person exercising a previously acquired right to subscribe for shares.

The Board may resolve to limit or exclude a pre-emptive right to CTP Shares that are yet to be issued, if and insofar the Board has been authorized to do so by the General Meeting with due observance of the applicable statutory provisions.

As of March 29, 2021, the share capital of the Bidder consisted of 397,017,000 CTP Shares. Accordingly, the scope of the issuance authorization amounts to 39,701,700 CTP Shares. No CTP Shares of the Bidder have been issued at the time of the publication of the Offer Document under the Issue Authorization.

5.2.3	Offer Capital Increase

The Offer Shares will be created under the Issue Authorization by the Bidder’s Board as follows:

On October 26, 2021, the Board adopted a resolution (the “Basic Resolution”), based on the Issue Authorization, to issue the Offer Shares (CTP Shares) for the account of the DIR Shareholders that have validly tendered their Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) under the Offer, whereby the number of Offer Shares to be issued is equal to the number of Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) multiplied by the exchange ratio in accordance with the Share Consideration. The Tendered DIR Shares (Share Consideration) (as defined in Section 11.2) will be contributed as contribution in kind. The subscription rights of the existing shareholders of the Bidder to the Offer Shares have been excluded. The Offer Shares will have the same dividend entitlement as the CTP Shares currently issued by the Bidder.

The Offer Shares will be issued to ING Bank N.V., acting as listing agent of the Bidder, for the purpose of inclusion in its collective deposit (verzameldepot) within the meaning of Article 12 Giro Securities Act to enable a book-entry transfer (in accordance with Article 17 Giro Securities Act) of the Offer Shares to the Settlement Agent.

On or prior to the settlement date of the Offer, an executive director of the Board who has been authorized to do so under the Basic Resolution will determine the actual number of Offer Shares to be issued. In doing so, the number of Offer Shares to be determined may not exceed the amount set forth in the Issue Authorization and may only be issued for the purpose of fulfilling the Share Consideration. The issuance of the Offer Shares on the settlement date of the Offer is effected by way of the execution of a private deed of issuance (onderhandse akte van aandelenuitgifte) by the Bidder and ING Bank N.V., in which the capital increase amount of the capital increase against contributions in kind and the exact number of Offer Shares to be issued as consideration for the number of Tendered DIR Shares (Share Consideration) is specified (the “Definite Capital Increase” and, together with the Basic Resolution, the “Offer Capital Increase”).

The Offer Shares specified in the private deed of issuance (akte van uitgifte) will be issued by execution of the deed of issuance by the Bidder and ING Bank N.V. The Offer Capital Increase does not require the consent of the General Meeting of the Bidder other than the Issue Authorization and no limits exist (under the Article of Association and Dutch Law) as to the number of CTP Shares for which subscription rights of existing shareholders may be excluded. There is no requirement under Luxembourg law for a registration or filing of the Offer Capital Increase with the Commercial Register of the Netherlands Chamber of Commerce or other similar body that would be a condition for validly issuing the Offer

Shares. Pursuant to the statutory provisions of Article 2:96 para. 4 of the Dutch Civil Code, the Offer Capital Increase must be registered with the Commercial Register of the Netherlands Chamber of Commerce no later than eight (8) days after the end of the calendar quarter in which the issuance of the Offer Shares has taken place. In case the increase of the share capital through the Offer Capital Increase exceeds 1% of the issued share capital of the Bidder, this must be notified without undue delay to the Netherlands Authority for Financial Markets (Autoriteit Financiële Markten – “AFM”) pursuant to Section 5:34 of the Financial Markets Supervision Act (Wet op het financieel toezicht). If, on the other hand, the share capital increases by less than 1% of the issued share capital of the Bidder, the notification must be made no later than eight (8) days after the end of the calendar quarter in which the Offer Shares were issued. This notification is also not a pre-requisite for the effectiveness of the Offer Capital Increase.

5.2.4	Acquisition of Shares by the Bidder

The Bidder may acquire fully paid up shares if and insofar the General Meeting has authorized the Board to do so with due observance of the statutory provisions. The General Meeting determines in its authorization the number of shares the Bidder may acquire, in what manner and at what price range. Acquisition by the Bidder of not paid-up or partially paid-up Shares is null and void.

On March 16, 2021, the General Meeting has resolved to authorize the Board for a period of eighteen (18) months, effective as from March 29, 2021, to cause the Bidder to acquire shares in the capital of the Bidder on the stock exchange or otherwise, at a price per share between the nominal value of the shares and 110% of the market price of the shares on Euronext Amsterdam – the market price being the average of the volume weighted average price of the shares on each of the five days of trading prior to the date of the acquisition, as shown in the official price list of Euronext Amsterdam – provided that the maximum number of shares the Bidder may acquire and hold does not exceed 10% of the issued capital of the Bidder.

No authorization as referred to in the first paragraph of this Section 5.2.4 is required if the Bidder repurchases fully paid-up shares for the purpose of transferring these shares to employees of the Bidder or of a company of the CTP Group as referred to in Article 2:24b Dutch Civil Code under any applicable equity plan, provided that these shares are quoted on an official list of a stock exchange.

The Bidder may acquire shares against payment in cash or in a form other than cash. If the Bidder acquires shares by virtue of the authorization referred to in the second paragraph of this Section 5.2.4, the cash equivalent of a payment in a form other than cash as determined by the Board, must be within the limits of the authorization.

The aforementioned restrictions do not apply to shares acquired by the Bidder by way of universal succession (Universalsukzession).

5.3	Business Operations of the Bidder

5.3.1	Overview

The CTP Group is the largest full-service owner-developer of high quality industrial and logistics property in Central and Eastern Europa and the Bidder believes it is among the five largest logistics property companies in Europe based on gross lettable area. The CTP Group primarily operates in the Czech Republic and also in Romania, Hungary, Slovakia, Austria, Bulgaria, Poland, Serbia and the Netherlands. Its diversified tenant base uses its predominantly high quality properties mainly for warehousing, light production or office space. In addition, the CTP Group is a selective owner-developer of high quality city-centre business parks providing premium office space in major cities in the Czech Republic where the CTP-Group also owns three hotels. The CTP Group operates a tenant-led, vertically integrated business model whereby it develops its properties on land acquired. After handover to the tenant, the CTP Group remains the long-term owner and provider of property management services, thereby closely aligning the CTP Group’s interests with those of its tenants.

The CTP Group focuses on the development and ownership of large multi-use industrial and logistics business parks in order to address the largest potential tenant base via a flexible offering. As of June 30, 2021, the CTP Group had a property portfolio of 6.6 mil. square meters of gross lettable area with an occupancy rate of 95% and a gross asset value of EUR 6.5 billion for the entire property portfolio. The CTP Group’s strategy is focused on controlled organic growth of its property portfolio, primarily via tenant-led development, and selective strategic expansion into new geographies.

As of June 30, 2021, the CTP Group had 444 full-time equivalent employees.

5.3.2	Operating segments

The principal operation of the CTP Group is the lease of investment property in Central and Eastern Europe and development in these countries. The CTP Group manages its activities based on geographical segmentation as the substance of the business activities is the same in all regions, where the CTP Group operates.

The CTP Group’s business is divided into six geographically based segments: (i) Czech Republic, (ii) Romania, (iii) Hungary, (iv) Slovakia, (v) Other segments, which mainly includes countries where the CTP Group has a smaller presence (Serbia, Poland, Bulgaria, Germany, the Netherlands and Austria), and (vi) Hotel segment.

Each segment primarily consists of the CTP Group’s industrial portfolio and land bank located in that country and activities related to such portfolio including property development and property management in the respective country. However, the Czech Republic segment also includes four city-centre office parks located in Brno and Ostrava and the Hotels segment includes three Courtyard by Marriott hotels in the Czech Republic only.

Reportable segment	Operations
Czech Republic	Industrial property, offices, retail, other

Romania	Industrial property

Hungary	Industrial property

Slovakia	Industrial property

Other segments	Other segments which do not meet criteria for segment reporting recognition

Hotel segment	Operation of 3 hotels in the Czech Republic

5.3.3	Balance Sheet and Operating Results

Pursuant to the audited consolidated financial statements of the Bidder as of and for the fiscal year ended December 31, 2020 prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) the total assets of the Bidder as of December 31, 2020 amounted to EUR 6.5 billion.

The gross rental income of the CTP Group amounted to EUR 317.8 mil., of which 63% was generated in the Czech Republic. The CTP Group’s profit for the year ended December 31, 2020 was EUR 252.5 mil., the EBITDA for the same period was EUR 368.1 mil.

The following table sets out the CTP Group’s total revenues for each of its segments for the fiscal year ended December 31, 2020 (in EUR thousand):

Czech Republic	Romania	Hungary	Slovakia	Other segments	Hotel segment	Total
248,074	55,281	28,848	25,587	9,438	5,752	372,980

According to the interim consolidated financial statements of the Bidder, which were prepared in accordance with IFRS on interim financial reporting (IAS 34), for the six months ended June 30, 2021, the total assets of the Bidder amounted to EUR 7.1 billion. The gross rental income of the CTP Group amounted to EUR 174.5 mil., of which 61.9% was generated in the Czech Republic. The CTP Group’s profit for the first half of fiscal year 2021 ended June 30, 2021 was EUR 188.28 mil., the EBITDA for the same period was EUR 281.06 mil.

The following table sets out the CTP Group’s total revenues in respect for each of its segments for the six-month period ended June 30, 2021 (in EUR thousand):

Czech Republic	Romania	Hungary	Slovakia	Other segments	Hotel segment	Total
122,734	33,169	14,068	13,947	13,993	2,664	200,575

5.4	Governing Body

The governing body of the Bidder is the Board, which consists of the following executive directors (the “Executive Directors”) and non-executive directors (the “Non-Executive Directors”):

•	Remon Leonard Vos (Executive Director and CEO);

•	Richard John Wilkinson (Executive Director and CFO);

•	Barbara Antonia Knoflach (Non-Executive Director and Senior Independent Director);

•	Pavel Trenka (Non-Executive Director);

•	Gerardus Wenceslaus Ignatius Maria Van Kesteren (Non-Executive Director); and

•	Susanne Eickermann-Riepe (Non-Executive Director).

5.5	Shareholder Structure and Persons Acting Jointly with the Bidder

The following table provides an overview of the current shareholder structure of the Bidder:

Shareholder	Number of CTP-Shares	Shareholdings (approx., in %)
CTP Holding B.V. (1)	332,867,402	83.14
Capital Research and Management Company (2)	12,182,506	3.04
Free float	55,342,902	13.82

Total	400,392,810	100.00

1)	Controlled by Remon Leonard Vos, see description below.
2)	Based on AFM voting rights notification from Capital Research and Management Company dated March 30, 2021.

CTP Holding B.V., the major shareholder of the Bidder, is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Amsterdam, the Netherlands (“CTP Holding”). CTP Holding is wholly owned by Multivest B.V., a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its statutory seat in Groningen, the Netherlands (“Multivest”). Multivest is wholly owned by Stichting Administratiekantoor Multivest, a foundation (stichting) governed by the laws of the Netherlands with its statutory seat in Groningen, the Netherlands (the “Stichting”). Remon Leonard Vos (c/o CTP N.V., Apollolaan 151, 1077 AR Amsterdam, the Netherlands) is the sole director of the Stichting and is considered the person with control over the Stichting.

The following graphic depicts the current group structure:

The aforementioned persons and entities, who currently directly or indirectly control the Bidder and which are also listed in Annex 2, are together referred to as “Other Controlling Persons” for the purposes of this Offer Document.

As of the date of publication of this Offer Document, the Other Controlling Persons listed in Annex 2 control the Bidder. Furthermore, the Subsidiaries of the Bidder listed in Annex 3 are also Persons Acting Jointly with the Bidder and with each other within the meaning of Section 2 para. 5 sent. 3 WpÜG. Except for the Other Controlling Persons listed in Annex 2 and the Subsidiaries of the Bidder listed in Annex 3, there are no other Persons Acting Jointly with the Bidder.

5.6	DIR Shares held by the Bidder or Persons Acting Jointly with the Bidder or their respective Subsidiaries as well as Voting Rights attributed to those Persons

As of the time of publication of this Offer Document, neither the Bidder nor Persons Acting Jointly with the Bidder or their respective Subsidiaries directly hold any DIR Shares. Furthermore, no voting rights are attributable to the Bidder or Persons Acting Jointly with the Bidder or their respective Subsidiaries pursuant to Section 30 WpÜG.

The Bidder has concluded the Irrevocable Undertakings (as defined in Section 5.8) regarding 13,978,085 DIR Shares and therefore holds financial instruments within the meaning of Section 38 para. 1 sent. 1 no. 2 of the German Securities Trading Act (Wertpapierhandelsgesetz – “WpHG”) regarding approximately 43.57% of the Target’s voting rights (see Section 5.8). These instruments are also indirectly held by the Other Controlling Persons.

Beyond that, neither the Bidder nor the Persons Acting Jointly with the Bidder or their respective Subsidiaries directly or indirectly hold any instruments or voting rights which would be reportable pursuant to Sections 38, 39 WpHG.

5.7	Acquisitions of DIR Shares

In the period beginning six months before publication of the Announcement on October 26, 2021 and ending with the publication of this Offer Document on December 7, 2021, neither the Bidder nor Persons Acting Jointly with the Bidder or their respective Subsidiaries acquired DIR Shares or entered into agreements, which entitle them to the transfer of DIR Shares.

5.8	Irrevocable Undertakings with DIR Shareholders

On October 26, 2021 the Bidder entered into agreements with irrevocable undertakings for the acceptance of the offer for the Share Consideration for 13,978,085 DIR Shares in total (i.e., approximately 43.57% of the current share capital and voting rights of DIR) (each an “Irrevocable Undertaking”) with the following 15 DIR Shareholders (the “Tendering Shareholders”):

Tendering Shareholder	covered DIR Shares
Obotritia Alpha Invest GmbH	2,239,355
Babelsberger Beteiligungs GmbH	1,400,667
Försterweg Beteiligungs GmbH	1,168,749
Obotritia Delta Invest GmbH	700,000
Midgard Beteiligungs GmbH	93,208
EFa Vermögensverwaltungs KG	80,900
LBBW Asset Management Investmentgesellschaft mbH	2,200,000
AURELIUS Growth Investments S.à r.l.	1,658,505
Olive Tree Invest GmbH	294,323
Parson GmbH	1,755,892
Oliver Samwer Familienstiftung	907,416
Rocket Internet SE	1,190,000
Goebel Home Accessories AG	140,000
Matthias Rathgen	107,380
Jan Rehbock	41,690

Total	13,978,085

(corresponding to approximately 43.57% of the share capital and voting rights in DIR)

In the Irrevocable Undertakings, each of the Tendering Shareholders has irrevocably undertaken:

(a)	to accept the Offer for the Share Consideration for the respective number of DIR Shares subject to the Irrevocable Undertaking;

(b)	to neither challenge nor withdraw the acceptance of the Offer; and

(c)

to not frustrate the Offer or otherwise interfere with the successful implementation of the Offer, which extends to all public statements, press conferences, interviews, joint roadshows, analyst conferences and other opportunities to support the Offer.

5.9	Further Information on the Bidder in Annex 7

Further information on the Bidder according to Section 2 no. 2 WpÜG-AV in conjunction with Article 1 para. 4 lit. f) and Article 1 para. 5 lit. e) of the EU Prospectus Regulation in conjunction with Article 2 para. 2 in conjunction with Annex 1 of the Delegated Regulation (EU) 2021/528 are included in Annex 7.

6.	Description of the Target

6.1	Overview

The Target is a publicly listed REIT-AG under German law, in particular the REITG, with its registered office in Rostock, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Rostock, Germany, under docket number HRB 13964. DIR’s registered office is at August-Bebel-Str. 68, 14482 Potsdam, Germany. The fiscal year of DIR begins on October 1 of each year and ends on September 30 of the subsequent year.

Section 2 no. 1 of DIR’s articles of association as last amended by resolutions of the Target’s general meeting from March 12, 2021 (“DIR’s Articles of Association”) defines the objects of DIR as follows:

(a)

the acquisition, holding, management within the framework of letting, demise and leasing, including necessary ancillary real estate-related activities, as well as the sale of ownership or rights of use in rem to

aa)	domestic immovable assets (inländisches unbewegliches Vermögen) within the meaning of the REITG with the exception of existing properties (Bestandsimmobilien) within the meaning of the REITG,

bb)

foreign immovable assets (ausländisches unbewegliches Vermögen) within the meaning of the German REITG, to the extent that such assets may be owned in the State in which they are located by a REIT corporation (Körperschaft), REIT associations (Personenvereinigung) or REIT estates (Vermögensmasse) or by a corporation, association of persons or estate comparable to a REIT, and

cc)	other assets within the meaning of Section 3 para. 7 of the REITG,

(b)	the acquisition, holding, management and disposal of shares in real estate associations (Immobilienpersonengesellschaften) within the meaning of the REITG,

(c)	the acquisition, holding, management and disposal of shares in REIT service companies (REIT-Dienstleistungsgesellschaften) within the meaning of the REITG,

(d)	the acquisition, holding, management and disposal of shares in foreign real estate companies (Auslandsobjektgesellschaft) within the meaning of the REITG, and

(e)

the acquisition, holding, management and disposal of shares in corporations which are personally liable partners of a real estate association (Immobilienpersonengesellschaften) within the meaning of the REITG and which do not hold an interest in the latter in terms of assets.

Furthermore, DIR is authorized to engage in all transactions and measures that serve or are related to the object of DIR, to the extent permitted by law and compatible with DIR’s status as a REIT-AG within the meaning of the REITG.

At the time of publication of the Offer Document, the DIR Shares are admitted to trading on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) as well as on the Berlin Stock Exchange. The DIR Shares are currently listed in the CDAX, Prime All Share and Classic All Share indexes.

6.2	Status of the Target as REIT-AG

The following section describes some important taxation principles for the taxation of a REIT-AG and its shareholders. It is not intended to be a comprehensive or complete description of all aspects of German taxation that may be relevant to shareholders of a REIT-AG. The following description of the general taxation regime does not specifically address the tax consequences resulting from the exchange of DIR Shares for Offer Shares. Potential purchasers of DIR Shares are strongly advised to consult their tax advisors regarding the tax consequences of acquiring (by means of an exchange of DIR Shares), holding and transferring the shares. Only in the context of individual tax advice the particular tax circumstances of the individual shareholder can be taken into account.

Since 2018, DIR has been a REIT-AG under the REITG. This legal form sui generis (of its own kind) was intended to create an internationally recognized instrument for indirect real estate investment with tax transparency. A significant special feature of a REIT-AG is its exemption from corporate income and trade tax (Section 16 para. 1 REITG).

In order to ensure that the income of a REIT-AG is not completely exempt from tax, for German tax resident shareholders the so-called zero income procedure (Nulleinkünfteverfahren, Section 8b Corporate Income Tax Act (Körperschaftsteuergesetz)) and the so-called partial income procedure (Teileinkünfteverfahren, Section 3 no. 40 Income Tax Act (Einkommensteuergesetz)) do not apply to the distributed income (Section 19 para. 3 REITG). In particular, dividends are therefore neither fully nor partially exempt, but fully taxable for the shareholders of a REIT-AG. For German tax resident shareholders holding below 1% as private assets (Privatvermögen), the ordinary rules of the flat tax (Abgeltungsteuer) regime apply. Dividends will be subject to withholding tax of 25% plus solidary surcharge (in total 26.375%) which can be credited against the personal (corporate) income tax of the shareholder. For non-German tax resident shareholders, the withholding tax can partially be reduced or refunded under the provisions of the applicable double taxation treaty. If 10% or more of the shares in the REIT-AG are held or controlled, the German withholding tax on the distributions shall always be levied at the rate provided for in the double taxation agreement for shareholdings of less than 10% (Section 20 para. 4 REITG).

Pursuant to Section 13 para. 1 REITG, a REIT-AG is obligated to distribute at least 90% of its net profit for the year under commercial law, reduced by the allocation to the reserve pursuant to Section 13 para. 3 sent. 1 REITG and a loss of the previous year and increased by the release of the reserve pursuant to Section 13 para. 3 sent. 2 REITG, to the shareholders as a dividend. If the tax exemption of the REIT-AG is terminated, distributions based on a profit distribution resolution for an expired financial year for which the tax exemption of the REIT-AG was still in effect, are fully taxable at the level of the shareholders of the REIT-AG pursuant to Section 23 para. 4 REITG.

In addition to the admission of the DIR Shares to an organized market within the meaning of Section 2 para. 11 WpHG, a prerequisite for maintaining the status as REIT-AG is, among other things, that at least 15% of the REIT-AG’s shares are in free float within the meaning of Sections 22 and 23 WpHG and that no investor directly holds 10% or more of the shares or shares to such an extent that it directly holds 10% of the voting rights (Sections 10 para. 1, 11 para. 1 and 4 REITG). Pursuant to Section 18 para. 1 in conjunction with Section 10 para. 1 REITG, the tax exemption of the REIT-AG will be terminated with effect as of the end of the financial year preceding the loss of the admission of the Shares to an organized market (Delisting).

For the intended termination of the status of DIR as REIT-AG in connection with the Offer see Section 8.6.

6.3	Capital Structure

6.3.1	Share Capital

The share capital of DIR registered in the commercial register amounts to EUR 32,079,505.00 and is divided into 32,079,505 no-par value ordinary bearer shares (auf den Inhaber lautende Stammaktien ohne Nennbetrag (Stückaktien)) with a pro rata amount of the share capital of EUR 1.00 per DIR Share. To the Bidder’s knowledge, DIR does not currently hold any own DIR Shares.

To the Bidder’s knowledge, no bonds of the Convertible Bond 2019/2026 (as defined in Section 6.3.4) issued by DIR and described in more detail in Section 6.3.4 have been converted against issuance of new shares in DIR to date. Thus, the current share capital of DIR corresponds to the registered share capital in the amount of EUR 32,079,505.00.

6.3.2	Authorized Capital 2021/I

Pursuant to Section 4 para. 3 of DIR’s Articles of Association, the management board of DIR (the “Management Board“) is authorized, with the consent of DIR’s supervisory board (the “Supervisory Board“), to increase DIR’s share capital until March 11, 2026 once or several times by up to EUR 16,039,752.00 through issuing new no-par value bearer shares (auf den Inhaber lautende Stammaktien ohne Nennbetrag (Stückaktien)) against contributions in cash or in kind (the “Authorized Capital 2021/I”).

DIR Shareholders have the statutory subscription right. However, the Management Board is authorized to exclude the subscription right of DIR Shareholders in the following cases:

(a)	to exclude fractional amounts from the subscription rights of the DIR Shareholders;

(b)

in order to be able to offer the new shares of DIR against contributions in kind in the event of business combinations or for the acquisition of companies, parts of companies or interests in companies (including increases in existing shareholdings) or other assets, including claims against DIR, industrial property rights, real estate, leasehold rights or other contributions in kind;

(c)

if the shares of DIR are traded on a domestic stock exchange, the capital increase against cash contributions amounts to 10% of the share capital existing at the time of the registration of the Authorized Capital 2021/I with the commercial register or – if the amount is lower – 10% of the share capital existing at the time the new shares are issued and the issue price is not significantly lower than the stock market price of the shares already traded on the stock exchange at the time the issue price is finally fixed by the executive board (Section 203 para. 1 in conjunction with Section 186 para. 3 sent. 4 of the German Stock Corporation Act (Aktiengesetz – “AktG”). If, during the term of Authorized Capital, use is made of other authorizations to issue or sell shares or to issue rights enabling or obliging the subscription of shares and subscription rights are excluded in accordance with or pursuant to Section 186 para. 3 sent. 4 AktG, this shall be counted towards the aforementioned 10% limit;

(d)

to offer up to 3,150,000 new shares by way of a public offering and/or by way of private placement abroad at a selling price yet to be determined by the Management Board and subject to approval by a resolution of the Supervisory Board, combined with an introduction of the DIR Shares for trading on a foreign stock exchange (“secondary listing”);

(e)

insofar as the exclusion of subscription rights serves (i) to offer new shares to holders of warrant bonds or creditors of convertible bonds issued or to be issued by DIR to which they are entitled after exercising the option or conversion rights or after fulfillment of conversion obligations (ii) to grant holders of warrant bonds or creditors of convertible bonds issued or to be issued by DIR subscription rights to new shares to the extent to which they would be entitled after exercising the option or conversion rights or after fulfillment of conversion obligations; and

(f)

to implement a scrip dividend in which DIR Shareholders are offered the option of contributing their dividend entitlement (in whole or in part) to DIR as a contribution in kind in exchange for new shares from the Authorized Capital 2021/I.

The Management Board is authorized, with the approval of the Supervisory Board, to determine the further details of the capital increases and the conditions of the share issue, in particular the issue amount.

The Authorized Capital 2021/I of the Target has not yet been utilized and still exists in full.

6.3.3	Conditional Capital I

Pursuant to Section 4 para. 4 of DIR’s Articles of Association, DIR’s share capital is conditionally increased by up to EUR 16,039,752.00 through the issuance of up to 16,039,752 new ordinary bearer shares with no-par value (auf den Inhaber lautende Stammaktien ohne Nennbetrag (Stückaktien)) (the “Conditional Capital I”).

The conditional capital increase will only be implemented to the extent that the holders of option or conversion rights or those obliged to convert or exercise options under bonds with warrants or convertible bonds issued or guaranteed by DIR or a subordinate group company of DIR on the basis of the authorization resolved by the shareholders’ meeting of DIR on March 12, 2021 under agenda item 7 b) to exercise their option or conversion rights or, insofar as they are obliged to convert or exercise options, to fulfill their obligation to convert or exercise options, or insofar as DIR exercises an option to grant shares in DIR in whole or in part instead of payment of the cash amount due. The conditional capital increase shall not be carried out insofar as a cash settlement is granted or treasury shares, shares from authorized capital or shares of another listed company are used for servicing. The new shares participate in dividends from the beginning of the fiscal year, in which they were issued due to the exercise of the option or conversion rights or were issued to fulfill option or conversion obligations.

The Management Board is authorized, with the approval of the Supervisory Board, to determine the further details of implementing the conditional capital increase.

DIR has so far not issued instruments based on the authorization resolution of the shareholders’ meeting of DIR on March 12, 2021.

6.3.4	Convertible Bond 2019/2026

In June 2019, DIR issued a total of 416 partial bonds (Teilschuldverschreibungen) with an aggregate principal amount of EUR 41,600,000.00, i.e., EUR 100,000.00 per partial bond due in June 2026 (ISIN DE000A2YNQU1) (the “Convertible Bond 2019/2026”). The Convertible Bond 2019/2026 is held by a single bondholder (the “Bondholder”).

On October 26, 2021 DIR entered into a convertible bond settlement agreement with the Bondholder (the “Convertible Bond Settlement Agreement”). In the Convertible Bond Settlement Agreement, DIR and the Bondholder agreed that they expect the occurrence of an acceptance event as defined in Section 10 para. 5 of the terms and conditions of the Convertible Bonds (the “Terms and Conditions”) in the course of the consummation of the Offer.

In the Business Combination Agreement (as defined in Section 7.2) DIR has undertaken towards the Bidder to exercise its right to pay a cash amount in Euro in lieu of the delivery of shares in DIR pursuant to Section 8 para. 2 of the Terms and Conditions (the “Cash Payment Option”) in case conversion rights are exercised in accordance with the Terms and Conditions (the “Conversion Right”), provided that the cash amount shall, in deviation of the Terms and Conditions, be calculated in accordance with the provision in the Convertible Bond Settlement Agreement regarding the Fixed Cash Payment (as defined below).

By signing the Convertible Bond Settlement Agreement, the Bondholder confirmed that it agrees to DIR’s exercising of the Cash Payment Option. The Bondholder further has irrevocably undertaken to submit valid Conditional Conversion Notices (as defined in Section 10 para. 3 (i) of the Terms and Conditions) with respect to the in connection with the Offer anticipated Acceptance Event (as defined in Section 10 para. 5 of the Terms and Conditions) for all partial bonds.

The parties agreed, based on the value of the Share Consideration based on the stock exchange closing prices on October 25, 2021, on a fixed cash settlement for the Convertible Bond 2019/2026 in the amount of (i) EUR 162,148.34 per partial bond in case the Acceptance Event occurs after December 10, 2021 and (ii) EUR 162,641.49 per partial bond in case the Acceptance Event occurs on or prior to December 10, 2021 (the “Fixed Cash Payment”). The parties further agreed that actual payment of the Fixed Cash Payment will be made upon settlement of the conversions following the Acceptance Event in connection with the Offer.

As a result of the above agreements, no new shares of DIR will be issued for settlement of the Convertible Bond 2019/2026 in connection with the Offer. In addition, DIR also does not have any conditional capital increase for the purpose of granting shares upon exercise of conversion rights or upon fulfillment of conversion obligations to the holders or creditors of the Convertible Bond 2019/2026.

6.3.5	Other

The issued or authorized capital of DIR may be increased or decreased once or several times by a resolution of the general meeting of DIR amending DIR’s Articles of Association. In this regard, the quorum and majority requirements for amendments to DIR’s Articles of Association shall be observed.

DIR may repurchase or redeem its own shares within the statutory limits.

6.4	Business Operations of DIR

6.4.1	Overview

DIR is a REIT-AG under German law, in particular the REITG.

According to its own statements, DIR invests sustainably in Light Industrial real estate across Germany. Light industry includes storage, distribution of goods as well as management and production. This asset class consists mostly of medium to large industrial and commercial estates. The objective of DIR is to generate constant, sustainable and profit-oriented revenue growth by means of further acquisitions, ongoing investments in the real estate portfolio and strategic asset and portfolio management. In strategic terms, DIR invests in good micro-locations which are infrastructurally well-connected and have a high local relevancy.

As of June 30, 2021, DIR had a total of 11 employees (excluding the members of the Management Board).

6.4.2	Portfolio

According to its own statements, DIR’s property portfolio as of June 30, 2021 consists of 84 properties with a total lettable area of 1.97 mil. square meters. The weighted average lease term is 5.0 years, with an annualized in place rent of EUR 55.1 mil. The Target’s real estate portfolio is balanced at EUR 775.3 mil.

In addition, purchase agreements were notarized for five further properties with an investment volume of EUR 34.7 mil. for which the transfer of ownership took place after June 30, 2021, and for four properties with an investment volume of EUR 15.9 mil. for which the transfer of possession has not yet taken place. In addition, a sales agreement was notarized for one property for which the transfer of possession has not yet taken place.

Taking into account all properties acquired and sold to June 30, 2021, the total portfolio of the Target pro forma consists of 89 properties with a commercial area of around 1.58 mil. square meters, an annualized actual net cold rent of around EUR 58.8 mil. and a portfolio value of approximately EUR 789.4 mil.

DIR’s portfolio is divided into the asset classes logistics, industrial parks and production and logistics. The asset class logistics makes up 27.03% of the total portfolio (based on the annualized actual net cold rent pro forma as of June 30, 2021). DIR‘s asset class industrial park makes up for 28.5% of the total portfolio and the asset class production and logistics 44.7%.

According to DIR, three additional properties with commercial space of approximately 29.500 square meters and an annualized actual net rent of approximately EUR 1,07 mil. were acquired in September 2021 for a total purchase price of approximately EUR 10.9 mil.

The real estate portfolio of DIR is spread all over Germany with a focus on the more industrial south and west and due to proximity to the ports in the north of the country. In terms of rental income, the most important federal states for DIR are North Rhine-Westphalia and Lower Saxony, followed by Bavaria and Baden-Wuerttemberg.

DIR is currently a one-segment company. Sales are generated exclusively with customers based in Germany in the commercial real estate segment.

6.4.3	Balance Sheet and Operating Results

According to DIR’s separate financial statements for the year ended September 30, 2020, prepared and audited in accordance with IFRS, DIR’s total assets amounted to EUR 715.8 mil. and rental revenues amounted to EUR 40.8 mil. DIR’s profit attributable to shareholders (net profit) for the year ended September 30, 2020 amounted to EUR 50.8 mil.

According to DIR’s unaudited quarterly statement prepared in accordance with IFRS for the nine-month period ended June 30, 2021, DIR’s total assets amounted to EUR 915 mil. and rental revenues amounted to EUR 37.3 mil. DIR’s profit attributable to shareholders (profit for the period) for the nine-month period ended June 30, 2021 amounted to EUR 110.7 mil.

6.5	Governing Bodies

The governing bodies of DIR are the Management Board and the Supervisory Board.

6.5.1	Management Board

The Management Board consists of the following members:

•	Rolf Elgeti, Chairman (CEO);

•	Sonja Petersen, Chief Investment Officer (CIO); and

•	René Bergmann, Chief Financial Officer (CFO).

6.5.2	Supervisory Board

The Supervisory Board consists of the following members:

•	Hans-Ulrich Sutter, Chairman;

•	Dr. Dirk Markus, First Deputy Chairman;

•	Achim Betz, Second Deputy Chairman;

•	Cathy Bell-Walker; and

•	Antje Lubitz.

6.6	Persons Acting Jointly with the Target

DIR does not have any Subsidiaries. To the knowledge of the Bidder, no Persons Acting Jointly with DIR exist.

6.7	Shareholder Structure of the Target

According to the information known to the Bidder, in particular according to the agreements entered into by the Bidder with individual DIR Shareholders in connection with the Offer and the voting rights notifications published by DIR pursuant to Section 40 WpHG until the time of publication of this Offer Document, the shareholder structure of DIR is as follows:

Reporting entity pursuant to Sections 33, 34 WpHG	Number of voting rights	Voting rights (without instruments) (approx., in %)
Rolf Elgeti	9,724,837	30.31
via Obotritia Capital KGaA	9,550,729	29.77
direct (1)	2,542,726	7.93
via Obotritia Alpha Invest GmbH (2)	2,239,355	6.98
via Obotritia Beta Invest GmbH (1)	1,499,232	4.67
via Babelsberger Beteiligungs GmbH (2)	1,400,667	4.37
via Försterweg Beteiligungs GmbH (2)	1,168,749	3.64
via Obotritia Delta Invest GmbH (2)	700,000	2.18
via Midgard Beteiligungs GmbH (2)	93,208	0.29
via EFa Vermögensverwaltungs KG (2)	80,900	0.25
LBBW Asset Management Investmentgesellschaft mbH (2)	2,200,000	6.86
Dr. Dirk Markus	1,952,828	6.09
via AURELIUS Growth Investments S.à r.l. (2)	1,658,505	5.17
via Olive Tree Invest GmbH (2)	294,323	0.92
Alexander Samwer	1,755,892	5.47
via Parson GmbH (2)	1,755,892	5.47

MFS Meridian Funds Société d’investissement a Capital Variable (3)	1,459,668	4.55
Gert Purkert (4)	1,522,131	4.74
direct	1,498,505	4.67
via TIVEN AG	23,626	0.07
Zerena GmbH	1,190,000	3.71
via Rocket Internet SE (2)	1,190,000	3.71
Morgan Stanley& Co. International plc (5)	1,178,685	3.67
Free float	11,095,464	34.59

Total	32,079,505	100.00

1)	Based on the Blocked Account Agreement (Obotritia) (see Section 12.1.2(a)).
2)	Based on the Irrevocable Undertaking (see Section 5.8).
3)	Based on the voting rights notification of MFS Meridian Funds Société d’investissement a Capital Variable as of March 24, 2020, published by DIR on March 26, 2020.
4)	Based on the voting rights notification of Gert Purkert as of June 18, 2020, which was published by DIR on June 22, 2020.
5)	Based on the voting rights notification of Morgan Stanley as of November 30, 2021, which was published by DIR on December 1, 2021.

Each DIR Share confers one voting right in DIR’s shareholders’ meetings.

6.8	Information on the Reasoned Opinion of the Management Board and Supervisory Board

Pursuant to Section 27 para. 1 WpÜG, management board and supervisory board are required to issue a reasoned opinion about the Offer and any amendment to the Offer. They have to publish such reasoned opinion without undue delay after the Offer Document and/or its amendments have been transmitted by the Bidder according to Section 14 para. 3 sent. 1 WpÜG.

In the Business Combination Agreement (as defined in Section 7.2), the Management Board and Supervisory Board have undertaken – after review of this Offer Document and subject to their duties and responsibilities under German statutory law, their fiduciary duties, duties of loyalty and duties of care pursuant to Section 93, 116 AktG, the requirements under the WpÜG and the WpÜG-AV – to confirm in their reasoned opinion pursuant to Section 27 para. 1 WpÜG within two weeks following the publication of this Offer Document that:

(a)	in their opinion, the Share Consideration offered by the Bidder is fair and adequate;

(b)	the Company, subject to the EGM Approval (as defined in Section 8.6.1), will submit the Delisting Application;

(c)	they support the Offer and the Delisting;

(d)	they recommend to the DIR Shareholders to tender their DIR Shares into the Offer for the Share Consideration;

(e)	the members of the Management Board and the Supervisory Board have tendered or will tender their DIR Shares (if any) into the Offer for the Share Consideration; and

(f)	they support the Merger (as defined in Section 8.7).

6.9	Further Information on the Target in Annex 7

Further information on the Target according to Section 2 no. 2 WpÜG-AV in conjunction with Article 1 para. 4 lit. f) and Article 1 para. 5 lit. e) of the EU Prospectus Regulation in conjunction with Section 2 para. 2 in conjunction with Annex 1 of the Delegated Regulation (EU) 2021/528 are included in Annex 7.

7.	Background of the Offer

7.1	Economic and Strategic Background

The takeover of the Target by the Bidder aims primarily at obtaining a controlling interest in the Target in connection and the integration of DIR into the CTP Group. The Bidder is of the opinion that the creation of a combined group and consolidation of assets of DIR (the “Combined Group”) will lead to significant strategic advantages for the Combined Group. The Bidder, with its resources, focus and management expertise sees itself in a position to further develop and strengthen the industrial and logistics property portfolio of the Target comprising various assets through Germany. The Bidder believes that being a stand-alone publicly listed company is no longer the most viable option for the future strategy of the Target. DIR’s integration into CTP, which has a substantially larger market capitalization and share liquidity, entails access to capital markets which may leverage an extended European asset base to realize more favorable financing terms than on a stand-alone, publicly listed basis. The Bidder expects that, following the Offer, investor interest and trading activity in DIR Shares will decrease, and the listing of DIR Shares loses its function as a meaningful indicator of the underlying portfolio value of the Target. According to the Bidder’s conviction, it is appropriate from a strategic and financial perspective to effect the Delisting.

CTP’s goal is to establish itself as a pan-European champion in logistics real estate. In 2019/2020 and in early 2021, CTP Group already further broadened its footprint in Central and Eastern Europe into Austria, Bulgaria, Poland and Serbia. Following its IPO in March 2021, CTP added the Netherlands to its European presence. The acquisition of DIR marks the starting point of CTP Group’s expansion into Germany, Europe’s largest economy, which the Bidder sees as the logical next step in its growth strategy as the country also forms a geographical link between CTP Group’s current markets in Central Europe and the Netherlands. The takeover of DIR strengthens CTP’s position through the acquisition of DIR’s attractive portfolio of 89 properties and deep network of 665 tenants in 81 locations. CTP will gain access to 3.9 mil. square meters of land and assets with potential for logistics, industrial and selective residential development. The Combined Group will have a portfolio worth approximately EUR 7.2 billion and extensive project development capacities for its own portfolio, in particular with regard to ESG (Environmental Social Governance) related initiatives such as solar panels and energy efficiency improvements.

According to CTP’s assessment, the joint management of CTP Group’s and DIR’s portfolios will create synergies in the amount of approximately EUR 7 mil., mainly resulting from reduced costs of funding as well as from operational and administrative expenses, a strengthened platform through the combination of the teams of the CTP and DIR and leveraging on existing DIR tenant relations for bringing new clients in other CTP markets.

The takeover of DIR is expected to be nearly leverage neutral with a largely unchanged loan-to-value ratio, given that DIR’s leverage profile is similar to CTP’s.

The acceptance of the Offer against Share Consideration provides all DIR Shareholders the opportunity to become shareholder of CTP and participate in the considerable potential for further value creation of the Combined Group.

Following the settlement of the Offer and to complete the integration of DIR into CTP Group, the Bidder intends that the Target is merged with the Bidder by way of an upstream cross-border merger, see Section 8.7 for further details.

7.2	Business Combination Agreement

Prior to the decision of the Bidder to submit an Offer pursuant to Section 10 para. 1 sent. 1 WpÜG, the Bidder and the Target conducted talks and negotiations about how the Offer can be shaped in the interest of both CTP and DIR as well as the respective shareholders, customers, employees and other stakeholders. For this purpose, CTP and DIR have entered into a Business Combination Agreement on October 26, 2021 (the “Business Combination Agreement”).

The Business Combination Agreement addresses the common understanding of the Bidder and the Target regarding the procedure and the structure of the Offer, the Delisting, the support of the Offer by the Management Board and the Supervisory Board subject to certain conditions, the integration of both companies through the planned Merger (as defined in Section 8.7).

The Business Combination Agreement has an expiration term of eighteen (18) months beginning with its signing. Each party may terminate the Business Combination Agreement, inter alia, if the Offer is not completed successfully by April 30, 2022, or if the respective other party violates its material obligations under the Business Combination Agreement and such violation has not been remedied within fifteen (15) Business Days after the breach was notified by the terminating party. The right of the parties to terminate the Business Combination Agreement for good cause (aus wichtigem Grund) remains unaffected.

In the event the Target or the Bidder terminates the Business Combination Agreement in case the respective other party violates its material obligations under the Business Combination Agreement, the party violating such obligations is obligated to pay to the terminating party liquidated damages in cash (pauschalierter Schadensersatz) in a total amount of EUR 5,000,000.

Other material terms and conditions of the Business Combination Agreement are explained in the following and in Section 8.

All obligations of the Bidder and the Target established under the Business Combination Agreement are subject to their compatibility with the fiduciary duties of the Board of the Bidder and the Management Board and Supervisory Board of the Target. In particular, DIR’s obligations to support the Offer shall end if circumstances exist which would result in the Management Board and/or the Supervisory Board breaching their duties as corporate bodies if they continue to support the Offer or a competing Offer is submitted which, in the view of the Management Board and the Supervisory Board, is more advantageous for the Target or the shareholders.

7.2.1	Support of the Offer by the Target

In the Business Combination Agreement, the Target has undertaken that the Management Board and the Supervisory Board will, subject to the terms and conditions of the Business Combination Agreement, their fiduciary duties and following the review of the Offer Document, support the Offer and ensure to refrain from any measures which would directly or indirectly, adversely affect the Offer or the Merger (as defined in Section 8.7). In particular, DIR shall refrain, inter alia, from increasing or reducing the share capital of DIR, from purchasing, otherwise acquiring or withdrawing DIR Shares or from convening an (extraordinary) general meeting of DIR until the settlement of the Offer, except the EGM (as defined in Section 8.6.1) regarding the removal of the status as REIT-AG.

The support by the Management Board and the Supervisory Board is according to the Business Combination Agreement subject to certain requirements. In particular, it is subject to the condition that no fully financed unsolicited bona fide public tender offer (cash- and/or exchange offer) or the intention thereof, has been publicly announced pursuant to Section 10 WpÜG or other announcement by a third party within the meaning of Section 22 WpÜG (i) that offers a consideration per DIR Share at least higher than the Share Consideration based on the closing share price of the Offered Shares on the last trading day prior to the day of the Announcement and (ii) that, in the joint and reasonable view of the Management Board and the Supervisory Board, is more advantageous overall for and in the best interest of the Company and the DIR Shareholders (such offer, a “Superior Offer”), provided, however, that the Bidder has not increased the Share Consideration and thereby at least matched all material terms of such Superior Offer within five (5) Business Days after the publication of offer document of such Superior Offer (“Bidder’s right to match”).

7.2.2	Exercise of the Cash Payment Option for the Convertible Bond 2019/2026

With regard to the Convertible Bond 2019/2026 (see Section 6.3.4), DIR has undertaken in the Business Combination Agreement to exercise the Cash Payment Option in case Conversion Rights are exercised and the Bidder has undertaken to support the Target in financing the cash payments that become due to bondholders as a result of the exercise of the Cash Payment Option, including by granting a (shareholder) loan for this purpose.

The Target has further undertaken to enter into a settlement agreement with bondholder(s) of the Convertible Bond 2019/2026. Such a Convertible Bond Settlement Agreement was entered into between DIR and the bondholder holding 100% of the Convertible Bonds on October 26, 2021 (see Section 6.3.4).

7.3	Transaction Agreement

On October 26, 2021, in connection with the Offer, the Bidder, Rolf Elgeti and Obotritia KGaA (“Obotritia”) entered into an agreement with respect to existing loan agreements between Obotritia and DIR and certain other debtors of DIR (the “Transaction Agreement”).

The subject matter of the Transaction Agreement is, among others, the reciprocal master loan agreements between DIR and Obotritia (the “Master Loan Agreements”). As of October 22, 2021, the outstanding loan amount, including accrued interest, under the Master Loan Agreement under which DIR may make loans to Obotritia is EUR 71,653,106 and has not been increased since then (the “Obotritia Loan”) (see also Annex 7, Section 5.2(b) with respect to the Master Loan Agreements).

In the Transaction Agreement, the Bidder, Rolf Elgeti and Obotritia agreed that the Master Loan Agreements shall be terminated and the Obotritia Loan shall be repaid subject to the settlement of the Offer. To this effect, Obotritia has undertaken to pay to DIR all amounts outstanding under the Obotritia Loan (including accrued interest) by the end of February 2022. Rolf Elgeti procures for that. Furthermore, Rolf Elgeti and Obotritia have given certain representations and undertakings to provide the Bidder with security for the repayment obligation.

DIR has acquired various loans via the platform of Creditshelf Solutions GmbH in an aggregate amount of EUR 23,905,000. With respect to the performance by the debtholders of their payment obligations under these loan agreements, Rolf Elgeti and Obotritia have also provided certain guarantees and representations to the Bidder.

The Transaction Agreement provides for damages in cash (pauschalierter Schadensersatz) in a total amount of EUR 25,000,000 owed to CTP if Rolf Elgeti and/or Obotritia is or will be in breach or violation of certain of their representations or undertakings. In addition, it was agreed that the Bidder shall pay to Rolf Elgeti and Obotritia (together) in the aggregate liquidated damages in cash (pauschalierter Schadensersatz) in a total amount of EUR 5,000,000 if (i) the Bidder has not published an invitation to a shareholders’ meeting of the

Bidder for the purpose of resolving on the Merger (as defined in Section 8.7) within nine (9) months after the settlement of the Offer or (ii) if such invitation was published by that time, but the required majority for the approval resolution of the Merger (as defined in Section 8.7) in such shareholders’ meeting of the Bidder is not reached.

7.4	No Mandatory Offer when obtaining Control over the Target

At the time and subject to the settlement of the Offer, the Bidder and the Other Controlling Persons, taking into account the Irrevocable Undertakings, will directly or indirectly acquire more than 30% of the voting rights in DIR, which constitutes an acquisition of control over DIR within the meaning of Section 29 para. 2 WpÜG. Therefore, the Bidder and the Other Controlling Persons pursuant to Section 35 para. 3 WpÜG will not be obligated to launch a mandatory offer to DIR Shareholders.

8.	Intentions of the Bidder and the Other Controlling Persons

The intentions presented in this Section 8 are the intentions of the Bidder and the Other Controlling Persons. The Bidder nor the Other Controlling Persons have no further intentions beyond the intentions and measures laid out in this Section regarding the future business activities of DIR, its registered office as well as the location of its essential parts, the use of its assets, its future obligations, the employees and their representations, the members of the management bodies and material changes in the terms and conditions of employment.

As described in more detail in Section 7.2 of this Offer Document, CTP and DIR entered into the Business Combination Agreement on October 26, 2021, which addresses, among other things, their common understanding of the strategic objectives regarding the intended future corporate structure, the intended integration process of DIR into the CTP-Group, the process and the support of the Offer by the Management Board and the Supervisory Board of DIR. The Bidder intends to comply with all obligations and other agreements under the Business Combination Agreement.

With the integration of the 89 properties of DIR’s portfolio, CTP intends to diversify its portfolio geographically and expand its operational focus into Germany. The integration of the Target’s portfolio into an extended pan-European platform shall enhance the organic and external growth prospects without regional restrictions. The Bidder believes that the use of distinct regional networks and existing asset management expertise enables the Combined Group to most effectively identify and take advantage of available market opportunities and will facilitate the further development of the combined portfolio consisting of industrial and logistics real estate.

While CTP constantly aims to establish the optimal group structure, it does not intend – with the exception of the Merger and the Hive-Down (as each defined in Section 8.7) – to change the future business activity, registered office and location of essential parts of CTP, the use of assets, future obligations, employees and their representations, members of the governing bodies and the material conditions of employment of CTP in connection with the completion of the Offer. There are also no such intentions with regard to the Other Controlling Persons.

8.1	Future Business Operations of the Target; Use of Assets and Future Obligations

The Combined Group shall continue the previous growth strategy. Concrete operational goals of the future strategy regarding the Target’s portfolio include, in particular:

(a)	to increase the current occupancy of 88%;

(b)	unlocking future rental growth from currently EUR 37.00 per square meter per annum; and

(c)	increase tenant service by internal management teams.

In accordance with the undertaking in the Business Combination Agreement, the Bidder intends to initiate an integration project after the completion of the Offer in order to realize the expected synergies and efficiency potential (see Section 7.2).

The Bidder intends to effect the loss of the status as REIT-AG of DIR. The consequences of the loss of the status as REIT-AG of DIR are described under Section 8.6.2.

Future obligations of DIR could arise primarily from material contracts including a change of control clause or to the loss of the status of DIR as a REIT-AG as described in Annex 7, Section 5.2(b) of this Offer Document.

In accordance with the undertaking in the Business Combination Agreement, the Bidder intends to discuss the Target’s (re-)financing strategy in good faith and in a cooperative way with the Target. DIR has undertaken to provide the Bidder, to the extent permitted by law, reasonable access to all lenders or debt financing sources, currently providing debt financing to DIR which may be terminated or accelerated in connection with, the settlement of the Offer. The Target has undertaken to, upon request of the Bidder, use reasonable efforts to refinance all or parts of its existing financing arrangements, provided, however, that such new refinancing carries an overall economic benefit for the Target. The Bidder and the Target have further undertaken, to the extent permissible under applicable law, to cooperate in good faith, and DIR has undertaken to use reasonable efforts to render support as requested by CTP, to improve the financing structure of the Target and reduce financing costs of the Combined Group.

The Bidder intends to support DIR, in accordance with the obligation in the Business Combination Agreement, in the financing of the claims due to bondholders of the Convertible Bond 2019/2026 upon exercise of the Cash Payment Option, inter alia by granting a (shareholder) loan (see Section 6.3.4).

The Bidder intends to procure that Obotritia, in accordance with the obligation in the Transaction Agreement, repays the Obotritia Loan subject to the settlement of the Offer (see Section 7.3).

8.2	Name and Registered Office of the Target; Location of Essential Company Parts

The Bidder does not intend to change the name of DIR after the successful completion of the Offer. With regard to the registered office and business premises of DIR, the Bidder intends to maintain DIR’s business activities in premises Potsdam, Germany, or in the surrounding area of Berlin or Potsdam, Germany.

8.3	Impact on the Governing Bodies of the Target

The Bidder has no intention to change the composition of the Management Board until the Merger (as defined in Section 8.7).

After completion of the Offer, the Bidder intends to be represented in the Supervisory Board in a manner which adequately reflects its shareholding. The names and functions of persons that are going to be members of the Supervisory Board after the completion of the Offer are not yet determined.

8.4	Employees, Employment Terms and Employee Representatives of the Target

In the Business Combination Agreement, the Bidder and the Target expressly laid down their common understanding, that the highly skilled and motivated employees of DIR form the basis for the current as well as the future success of DIR’s business and the operation of DIR’s portfolio.

The Bidder intends to respect all labor-related provisions, including under existing employment agreements, shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifverträge), as well as the rights of employees, works’ council (Betriebsräte) and unions (Gewerkschaften), in each case as applicable.

In accordance with its undertakings under the Business Combination Agreement the Bidder has no intention to reduce the number of employees as a result of the integration of DIR into the CTP-Group. All employees of the Target shall be treated fairly in connection with the implementation of the Offer.

8.5	Delisting

As provided for in the Business Combination Agreement, the Bidder, in agreement with DIR, intends to effect the Delisting. According to the Business Combination Agreement, the Management Board will, subject to the EGM Approval (as defined in Section 8.6.1), use reasonable best efforts to submit the Delisting Application no later than two (2) Business Days following the commencement of the Additional Acceptance Period with the intention to effectuate the Delisting earliest with the expiration of the Additional Acceptance Period.

If the management of the Frankfurt Stock Exchange and the management of the Berlin Stock Exchange approve the Delisting Application, they will revoke the admission of the DIR Shares to trading on the Regulated Markets of the Frankfurt Stock Exchange and the Berlin Stock Exchange, respectively. In the Business Combination Agreement, DIR has undertaken not to file for the admission of DIR Shares to trading on the Regulated Market of any stock exchange and not to take any action to directly cause, explicitly support or explicitly approve the inclusion of DIR Shares for trading in the Open Market of any stock exchange.

The intended Delisting will have the following consequences for the DIR Shareholders:

(a)

Following the Delisting, trading of the DIR Shares on the Regulated Market of the Frankfurt Stock Exchange and the Berlin Stock Exchange will end. The DIR Shares shall not be admitted to trading on any other Regulated Market of any stock exchange, and the Management Board has undertaken in the Business Combination Agreement to refrain from filing any application for any listing of the DIR Shares on any Regulated Market of any stock exchange. Therefore, DIR Shareholders will no longer be able to trade DIR Shares on a Regulated Market of any stock exchange, which may materially adversely affect the liquidity and price of DIR Shares. Off-exchange markets, if they are available at all, may not have sufficient liquidity either.

(b)	The Delisting will also end the trading of DIR Shares on XETRA, the electronic trading system of the Frankfurt Stock Exchange.

(c)	Upon Delisting, a stock exchange price for DIR Shares will no longer be available on the Regulated Market of the Frankfurt Stock Exchange and the Berlin Stock Exchange.

(d)

The commencement or completion of the Offer, the Delisting Application or the implementation of the Delisting could adversely affect the liquidity and market price of DIR Shares and result in price losses.

(e)

In the Business Combination Agreement, the Target has undertaken to refrain from applying for the inclusion of DIR Shares for trading in the Open Market of any stock exchange and from taking any actions that would cause, expressly support or grant the inclusion of DIR Shares to the Open Market of any stock exchange. In addition, the Target has undertaken to take all economically reasonable steps and measures that are necessary or conductive to end the admission of DIR Shares to the Open Market of any stock exchange after the completion of the Delisting. Even if DIR Shares remain or become part of an Open Market of a stock exchange, such trading activities could deviate considerably from the current trading in DIR Shares with regard to liquidity and price.

(f)

Following the Delisting, certain legal provisions, in particular transparency and reporting requirements, are no longer in any event applicable to DIR, DIR Shareholders and DIR Shares. These regulations include, amongst others, Section 33 et seqq. and Section 48 et seqq. WpHG, Articles 7, 12, 15, 17, 18 and 19 of the Regulation (EU) No. 596/2014 of the European Parliament and the Council of April 16, 2014 on market abuse (“EU Market Abuse Regulation“) and Section 48 et seqq. of the Exchange Rules of the Frankfurt Stock Exchange (Börsenordnung für die Frankfurter Wertpapierbörse). This eliminates the level of protection afforded by the admission to trading on the Regulated Market of a stock exchange. To the extent that individual obligations under the EU Market Abuse Regulation continue to exist due to the continued listing of the bonds of DIR on the Open Market of the Frankfurt Stock Exchange, such obligations shall end no later than upon the complete repayment of interest and redemption of the bonds, provided that no application has been made in the meantime for a new admission of other securities to trading on the Regulated Market or the Open Market.

(g)

Once the Delisting has been completed, DIR is no longer obligated to publish a declaration of compliance (Entsprechenserklärung) according to Section 161 AktG in conjunction with the German Corporate Governance Code (Deutscher Corporate Governance Kodex) as Section 161 AktG will no longer be applicable to DIR.

8.6	Loss of the status as REIT-AG of the Target

8.6.1	Effectuation of the Loss of the status as REIT-AG

As agreed in the Business Combination Agreement, the Bidder intends to effect a loss of the status as REIT-AG of DIR. Accordingly, on October 29, 2021, the Target has invited DIR Shareholders to an extraordinary general meeting, on December 8, 2021 (“EGM”), which shall adopted the necessary resolutions on the amendment of the corporate purpose, the change of the name of DIR and on amendments to under DIR’s Articles of Association to cancel the status of DIR as a REIT-AG within the meaning of the REITG (“EGM Approval”).

The EGM Approval shall only become effective (a) when CTP has duly published an offer document permitted by BaFin within the meaning of the WpÜG regarding the offer to DIR Shareholders to acquire all DIR Shares, (b) but not before January 1, 2022 (together the “Effectiveness Requirements”). The Management Board shall be instructed to file the amendment of the name of DIR, the amendment of the corporate purpose and the other amendments to DIR’s Articles of Association for registration in the commercial register without undue delay after the effectiveness prerequisites have been met.

Upon publication of this Offer Document, the first Effectiveness Requirement has been fulfilled. On January 1, 2022, the second Effectiveness Requirement will also be met by lapse of time. On the basis of the fulfillment of the Effectiveness Requirements, the Bidder expects the status of DIR as REIT-AG to cease to exist shortly after January 1, 2022 with the registration of the change of the company name of DIR, the change of the object of DIR as well as the further changes of DIR’s Articles of Association in the commercial register (Handelsregister). Since the admission of the Shares to an organized market within the meaning of Section 2 para. 5 WpHG is a prerequisite for maintaining the status of DIR as REIT-AG (Section 10 para. 1 REITG), the intended Delisting would in any event result in the loss of the status of DIR as REIT-AG with effect as of the end of the fiscal year, thus to December 31, 2021, preceding the loss of the stock exchange listing (Section 18 para. 1 in conjunction with Section 10 para. 1 REITG).

8.6.2	Consequences of the Loss of the status as REIT-AG

The loss of the status of DIR as REIT-AG means that the Target will no longer be organized as a REIT-AG under DIR’s Articles of Association.

The loss of the status of DIR as REIT-AG and the related tax exemption (see Section 6.2) might trigger various material adverse tax consequences for the Target, in particular the following:

•	DIR would become subject to corporate income and trade tax on its taxable profits as of January 1, 2022;

•	DIR could only regain its tax exempt status after the completion of a period of four years since the loss of the tax exemption (Section 17 para. 4 REITG);

•

profits of DIR that were generated during the period of its tax exemption but not distributed would be, together with the reserves pursuant to Section 18 para. 7 in conjunction with Section 13 para. 1, 3 REITG, subject to taxation at the level of the Target in the first year for which the tax exemption had been lost.

Since the loss of the status of DIR as REIT-AG may have a material impact on the individual tax situation of the DIR Shareholders, also regarding the Tendered DIR Shares, the Bidder recommends that DIR Shareholders obtain tax advice which takes into account their personal circumstances.

8.7	Merger and Hive-Down

In order to complete the integration of DIR into the CTP-Group, the Bidder intends that following the settlement of the Offer, the Target is merged with the Bidder by way of an upstream cross-border merger with the Bidder being the surviving entity pursuant to Sections 122a et seq. German Transformation Act (Umwandlungsgesetz – “UmwG ”) and title 2.7 of the Dutch Civil Code, with the Bidder allotting shares to the DIR Shareholders in accordance with Article 2:309 of the Dutch Civil Code (the “Merger”). For the purpose of executing the Merger, CTP and DIR have agreed in the Business Combination Agreement to prepare and execute the common draft terms of the Merger (Verschmelzungsplan) and all other required legal documentation, inter alia the management reports on the Merger (Verschmelzungsbericht) and the required financials of CTP and DIR. Both parties have agreed to take all necessary steps required to prepare and to convene shareholders’ meetings of CTP and DIR to resolve on the Merger, in order to effect the Merger as soon as possible after the completion of the Offer based on the Target’s interim financial statements as of January 1, 2022.

As a result of the Merger, DIR would cease to exist, and DIR Shareholders who did not tender their DIR Shares in this Offer would become shareholders in CTP, a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with shareholder rights that could materially differ from the rights of shareholders in a German stock corporation (see Section 9.2.6).

DIR Shareholders who declare an objection to the resolution on the Merger for the record in the shareholders’ meeting resolving on the Merger would be entitled to receive an adequate cash exit compensation pursuant to Section 122 i) UmwG. The exit compensation for the DIR Shareholders under the Merger shall correspond to, or shall not be less favorable to the DIR Shareholders, than the Share Consideration.

Following the Merger, CTP intends to hive-down all assets and liabilities of the then former Target by way of a legal demerger (juridische splitsing) in accordance with title 2.7 of the Dutch Civil Code to a newly incorporated holding company, potentially in the legal form of a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (B.V.) under the laws of the Netherlands (the “Hive-Down”). The implementation of the Hive-Down is subject to the German tax authorities issuing a positive binding ruling on certain tax issues resulting from the Hive-Down; by way of clarification, it is pointed out that no tax ruling will be obtained on the Merger, so that no reservation exists in this respect.

The Bidder does not intend for other integration measures regarding DIR, in particular for no domination and/or profit transfer agreement or squeeze-out.

Below is a schematic overview of the intended key steps relating to the Merger and the Hive-Down:

9.	Consideration

As consideration for the acquisition of the DIR Shares, the Bidder offers the Cash Consideration and alternatively (neither as additional consideration nor for compliance with legal requirements), at the choice of the respective DIR Shareholder, the Share Consideration. The DIR Shareholders may choose between the Cash Consideration and the Share Consideration with respect to all or part of their DIR Shares.

9.1	Cash Consideration

The offered Cash Consideration amounts to EUR 17.12 in cash for each DIR Share.

9.1.1	Minimum Consideration regarding the Cash Consideration

The Cash Consideration has to meet both the requirements of a takeover offer pursuant to the WpÜG and of a delisting offer pursuant to the BörsG.

Pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 3 sent. 1 WpÜG-AV and Section 39 para. 3 sent. 2 BörsG, the Bidder is required to offer DIR Shareholders an adequate consideration in Euro for their DIR Shares (the “Minimum Cash Consideration”). The Minimum Cash Consideration pursuant to Section 3 sent. 2 WpÜG-AV must be at least equal to the pre-determined minimum value as set out in Sections 4 and 5 WpÜG-AV and Section 39 para. 3 sent. 2 BörsG.

The Minimum Cash Consideration to be offered to DIR Shareholders per DIR Share in accordance with WpÜG and BörsG must at least be equal to the highest of the following three values:

(i)

Consideration of Previous Acquisitions: Pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 4 WpÜG-AV, the Minimum Cash Consideration must at least be equal to the highest consideration provided or agreed to by the Bidder or any Persons Acting Jointly with the Bidder, or their respective Subsidiaries, for the acquisition of DIR Shares within the last six months prior to the publication of this Offer Document.

(ii)

Consideration of Three-Month Average Price: Pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 5 para. 1 and 3 WpÜG-AV, the Minimum Cash Consideration must be at least equal to the weighted average domestic stock exchange price of DIR Shares during the last three months prior to the publication of the Announcement on October 26, 2021, i.e., in the period between July 26, 2021 (inclusive) and October 25, 2021 (inclusive) (the “Three-Month Average Price”).

(iii)

Consideration of Six-Month Average Price: Pursuant to Section 39 para. 3 sent. 2 BörsG in conjunction with Section 31 para. 1, 2 as well as 7 WpÜG and Section 5 para. 1 and 3 WpÜG-AV, the Minimum Cash Consideration must consist of a cash consideration in EUR and be at least equal to the volume-weighted average domestic stock exchange price of DIR Shares during the last six months prior to the publication of the Announcement on October 26, 2021, i.e., in the period between April 26, 2021 (inclusive) and October 25, 2021 (inclusive) (the “Six-Month Average Price”).

(a)	Previous Acquisitions

During the period described in Section 9.1.1(i), neither the Bidder nor a Person Acting Jointly with the Bidder, or their respective Subsidiaries, acquired DIR Shares or entered into agreements regarding such acquisition. Therefore, no previous acquisitions pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 4 WpÜG-AV exist, which could influence the Minimum Cash Consideration for this Offer.

(b)	Three-Month Average Price

The relevant Minimum Cash Consideration according to the Three-Month Average Price of DIR Shares described in Section 9.1.1(a)(ii) is determined pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 5 para. 1 and 3 WpÜG-AV as follows: every transaction is weighted according to the respective sales volume (number of DIR Shares multiplied by price) in relation to the total number of shares, meaning that a large transaction measured by sales volume would play a larger role in the calculation of the Three-Month Average Price than a small transaction measured by sales volume. The calculation is as follows: volume (sum total of the number of traded shares multiplied by the price of all relevant transactions) divided by the number of DIR Shares traded in all relevant transactions.

The calculation includes all transactions made with DIR Shares during the three months prior to the publication of the decision to launch a takeover offer or an acquisition of control on the Regulated Markets of stock exchanges in Germany (domestic organized markets). Accordingly, the relevant reference day for calculating the minimum price is the day that precedes the publication of the decision to launch a takeover offer or an acquisition of control.

The Bidder has published the Announcement on October 26, 2021. According to a notification of BaFin to the Bidder on November 2, 2021, the Three-Month Average Price of the DIR Share on the reference date, October 25, 2021, amounted to EUR 17.12 per DIR Share.

(c)	Six-Month Average Price

The relevant Minimum Consideration according to the Six-Month Average Price of DIR Shares described in Section 9.1.1(a)(iii) is calculated in the same way as the Three-Month Average Price. The calculation is based on all transactions made with the shares in question during the six months prior to the publication of the decision to launch the Offer on the Regulated Markets of stock exchanges in Germany.

According to a notification of BaFin to the Bidder on November 2, 2021, the Six-Month Average Price of the DIR Share on the reference date, October 25, 2021, amounted to EUR 16.88 per DIR Share.

9.1.2	Adequacy of the Cash Consideration

The Cash Consideration of EUR 17.12 for each DIR Share corresponds to the Three-Month Average Price according to Section 9.1.1(b) and exceeds the Six-Month Average Price according to Section 9.1.1(c). Therefore, the Cash Consideration meets the requirements of Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 4 WpÜG-AV and Section 39 para. 3 BörsG.

With the relevance of the Three-Month Average Price and the Six-Month Average Price, the legislator has provided for statutory minimum prices which are intended to enable investors to exit the Target prior to delisting at a cash consideration which is based on the stock market value without being unduly influenced by short-term developments. The Bidder considers this benchmark to be suitable for creating an appropriate balance of interests in the context of the Cash Consideration.

No valuation methods have been employed other than those shown in this Offer Document.

The Cash Consideration is therefore appropriate.

9.2	Share Consideration

As an alternative (neither as additional consideration nor in order to meet any legal requirement), the Bidder offers, by choice of the respective DIR Shareholder, five (5) Offer Shares against four (4) DIR Shares, i.e., 1.25 Offer Shares for each DIR Share, as Share Consideration.

9.2.1	Important information about the Share Consideration

A share consideration is permissible as a voluntary alternative consideration under the provisions of the WpÜG and the BörsG. The Share Consideration is offered in order to provide those DIR Shareholders, who wish to participate in the development of CTP and the related business activities of the Combined Group following the integration of DIR into CTP, an attractive alternative consideration to the legally compulsory Cash Consideration.

The exchange ratio between the Offer Shares and the DIR Shares under the Share Consideration has been determined by CTP in its sole discretion in accordance with the negotiation with DIR.

9.2.2	Admission to Trading on the Regulated Market of Euronext Amsterdam

The Bidder will ensure that the admission of the Offer Shares to trading on the Regulated Market of Euronext Amsterdam has been granted before the transfer of the Offer Shares under the delivery of the Share Consideration.

The currently issued CTP Shares are admitted to trading on Euronext Amsterdam. They are currently part of, inter alia, the FTSE Developed Europe All Cap, Amsterdam Small Cap, S&P Developed Property, STOXX All Europe Total Market as well as the FTSE EPRA Nareit Emerging Europe as well as certain other indexes and exhibit a functioning stock exchange trade with an adequate free float as well as adequate trading activities and trading volumes (see in detail Section 9.2.4). The Offer Shares will be fully fungible with the CTP Shares currently issued.

9.2.3	Minimum Consideration regarding the Share Consideration

The Share Consideration has to fulfil the value requirements of the Minimum Consideration pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 3 sent. 1 WpÜG-AV and Section 39 para. 3 sent. 2 BörsG. The Minimum Consideration pursuant to Section 3 sent. 2 WpÜG-AV must be at least equal to the pre-determined minimum value as set out in Sections 4 to 5 WpÜG-AV and Section 39 para. 3 sent. 2 BörsG. The value of the Share Consideration to be offered to DIR Shareholders per DIR Share in accordance with WpÜG and BörsG must at least be equal to the Three-Month Average Price and the Six-Month Average Price of the DIR Shares.

The Bidder is offering five (5) Offer Shares in against four (4) DIR Shares, i.e., 1.25 Offer Shares for each DIR Share, as Share Consideration.

In order to determine the value of the Offer Consideration, pursuant to Section 7 WpÜG-AV in conjunction with Section 6 para. 1 WpÜG-AV, the average stock exchange price of the shares of the Bidder offered as consideration during the last three months prior to publication of the decision to make the Offer shall be used for the Share Consideration. Pursuant to Section 6 para. 3 WpÜG-AV, this average stock exchange price is to be determined on the basis of the closing auction price on the foreign stock exchange with the highest turnover.

The CTP Shares are admitted exclusively to trading on the Regulated Market of Euronext Amsterdam (see Section 9.2.2 above). The closing auction prices of the Bidder’s shares on Euronext Amsterdam are available via Bloomberg. The average closing auction price of the Bidder’s shares during the last three months prior to the publication of the Announcement on October 26, 2021, was EUR 18.64 per share (see the list of CTP’s share on Euronext Amsterdam during the relevant period as Annex 4). In the period of the last six months prior to the publication of the Announcement on October 26, 2021, the average closing auction price of the Bidder’s shares was EUR 17.24 per share (see the list of CTP’s share on Euronext Amsterdam in the relevant period as Annex 5).

Based on the average closing auction price of a CTP Share during the last three months prior to the publication of Announcement on October 26, 2021, i.e., in the period between July 26, 2021 (inclusive) and October 25, 2021 (inclusive), of EUR 18.64 multiplied with 1.25 Offer Shares being offered under the Share Consideration, the Share Consideration amounts to approximately EUR 23.30 per DIR Share.

Based on the average closing auction price of a CTP Share during the last six months prior to the publication of the Announcement on October 26, 2021, i.e., in the period between April 26, 2021 (inclusive) and October 25, 2021 (inclusive), of EUR 17.24 multiplied with 1.25 Offer Shares being offered under the Share Consideration, the Share Consideration amounts to approximately EUR 21.55 per DIR Share.

9.2.4	Liquidity of the Offer Shares under the OLG Frankfurt-Ruling

Section 31 para. 2 WpÜG requires that shares offered as consideration in an exchange offer must be “liquid”. In its decision of January 11, 2021 (case no. WpÜG 1/20) (the “OLG Frankfurt-Ruling”), the Higher Regional Court Frankfurt am Main (Oberlandesgericht (OLG) Frankfurt/Main) defined criteria to determine liquidity within the meaning of Section 31 para. 2 WpÜG. If these criteria are met the Offer Shares are presumed to be liquid in any case.

The OLG Frankfurt-Ruling derived these criteria from the definition of “liquid shares” in Article 22 para. 1 of Regulation (EC) No. 1287/2006 (the “DVO”). Pursuant to this regulation, a share is deemed to have a liquid market if

(i)	the share is daily traded,

(ii)	the market capitalization of the free float is not less than EUR 500 mil, and

(iii)	one of the following conditions is satisfied:

•	the average daily number of trades is not less than 500; or

•	the average daily turnover for the share is not less than EUR 2 mil.

(a)	Relevant period for the liquidity test

The liquidity requirement is intended to ensure that the DIR Shareholders may theoretically immediately be able to realize the value of the Offer Shares received by reselling them. Consequently, the liquidity test should be met for the time after the settlement of the Offer. Therefore, the liquidity of the Offer Shares may only be determined by means of a forecast.

(b)	Relevant market for the liquidity test

After the settlement of the Offer, the Offer Shares will be traded on Euronext Amsterdam (see Section 9.2.2). For purposes of this liquidity test, only the expected average daily number of trades and the expected average daily value of the traded CTP Shares on Euronext Amsterdam as an organized market within the meaning of Section 2 para. 7 WpÜG is considered.

(c)	Assumptions and data basis for the liquidity test

The determination of the liquidity of the Offer Shares at the time of the settlement of the Offer requires a forecast based on historic trading pattern. In this case, the forecast can only be based on the historic trading pattern of the CTP Shares (see above).

This forecast has to consider, though, that the number of CTP Shares outstanding and the number of shareholders which may trade the CTP Shares will increase, because the total number of CTP Shares outstanding will depend on the acceptance rate of the Offer.

The analysis underlies the following assumptions and data basis (initial situation). Principally, the assumptions and the application of the test criteria have been carried out in a prudent manner:

(i)

Reference trading data: As basis of the required forecast in relation to the Bidder the trading data of the CTP Shares were used for the period from April 26, 2021 to December 3, 2021 (the “Liquidity Reference Period”). The relevant trading data are shown in Annex 6.

(ii)

Reference trading venue: With regard to the listing of the CTP Shares on Euronext Amsterdam (see Section 9.2.2), which qualifies as organized market within the meaning of Section 2 para. 7 WpÜG, Euronext Amsterdam is the reference trading venue.

(iii)

Acceptance rate: It is assumed that the Share Consideration of the Offer is accepted for 43.57% of the current share capital and voting rights of the Target by the DIR Shareholders, which corresponds to the total number of shares subject to the Irrevocable Undertakings for the Share Consideration (see Section 5.8).

(iv)

Trading on Euronext Amsterdam: All Offer Shares will be admitted to trading on Euronext Amsterdam prior to settlement of the Offer and may be traded there. For the purpose of this test it is assumed that DIR Shareholders receiving Offer Shares will continue trading those exclusively on Euronext Amsterdam. This means all Offer Shares are assumed to be traded on Euronext Amsterdam.

(v)

Number of shares: The number of CTP Shares outstanding as of is 400,392,810. The number of Offer Shares, i.e., those CTP Shares to be issued to DIR Shareholders in course of the settlement of the Offer, is determined by multiplying (i) 32,079,505 (i.e., the total number of DIR Shares outstanding as of the time of the publication of the Offer Document), (ii) 43.57% (representing the assumed percentage of 13,978,085 DIR Shares for which Irrevocable Undertakings for the Share Consideration exist), and (iii) 1.25 (i.e., the Exchange Ratio of five (5) Offer Shares for each four (4) DIR Shares) (the “Number of Offer Shares”). The Number of Offer Shares is (rounded down to whole shares due to a potential Fractional Adjustment) 17,472,606. The total number of CTP Shares is the sum of the total Number of Offer Shares and the total Number to date of CTP Shares: 417,865,416 (rounded down to whole shares due to a potential Fractional Adjustment) (the “Number of CTP Shares”).

(d)	Daily trading

The CTP Shares were traded stock exchange daily within the Liquidity Reference Period. Accordingly, the forecast to be made assumes that daily trading will also take place with the Offer Shares.

(e)	Determination of free float for calculation of market capitalization after the settlement of the Offer

The liquidity test requires that the market capitalization of the free float must be higher than EUR 500 mil. According to Article 22 para. 4 DVO, all shareholdings exceeding 5% of the total voting rights of the issuer have to be excluded from the calculation of the market capitalization, unless such a holding is held by a collective investment undertaking (“Organismus für gemeinsame Anlagen”) or a pension fund.

CTP Holding B.V., is currently holding 83.14% of the 400,392,810 CTP Shares outstanding at the time of the publication of this Offer Document (see Section 5.5 for the shareholder structure of CTP). Accordingly, in total, 332,867,402 CTP Shares will be excluded from the free float. This means that the expected free float of the Bidder excludes 332,867,402 CTP Shares and includes 67,525,408 of the existing CTP Shares as well as 17,472,606 Offer Shares, resulting in a total free float of 20.34% (corresponding to 84,998,014 CTP Shares) (the “Free Float Ratio”).

(f)	Calculation of market capitalization of the free float after settlement of the Offer

The market capitalization of the free float is calculated by multiplying the CTP Shares with (i) the Free Float Ratio and (ii) the average closing auction price of the Bidder’s shares during the last three months prior to the publication of the decision to submit the Offer on October 26, 2021 (i.e., EUR 18.64) (see Section 9.2.3). The value of the free float will therefore amount to EUR 1,584,362,981 (based on the average closing auction price of the Bidder’s shares during the last three months prior to the publication of the decision to submit the Offer).

(g)	Determination of the number of average daily trades

For the forecast of the average daily trades of the Offer Shares, the average number of trades for the CTP Shares over the Reference Period was determined. This amounts to 433 (the “CTP Average Daily Trades”). This number of CTP Average Daily Trades was adjusted to the higher number of CTP Shares after the expiration of the Offer by multiplying the ratio of Offer Shares/CTP Shares by the CTP Average Daily Trades. On this basis, the number of daily trades for the Offer Shares is 19 per day. The number of daily trades for the CTP Shares after the settlement of the Offer (including the Offer Shares) is therefore 452 per day on this basis.

(h)	Determination of the number of average daily trades

For the forecast of the average daily trading volume of the Offer Shares, the average daily trading volume for the CTP Shares during the Reference Period was determined. This amounts to EUR 1,985,025 (the “CTP Average Daily Trading Volume”). This value was adjusted to the higher number of CTP Shares after the expiration of the Offer by multiplying the ratio of Offer Shares/CTP Shares by the CTP Average Daily Trading Volume. The value of the CTP Average Daily Trading Volume for the CTP Shares after the settlement of the Offer (including the Offer Shares) is therefore EUR 2,071,572 on this basis.

(i)	Results of the liquidity test

The results of the liquidity test applied as described above are shown in the table below.

Liquidity Test Calculations & Results
Exchange Ratio	1.25x
Outstanding CTP Shares	400,392,810
Acceptance rate assumed for liquidity test	43.57
Number of Offer Shares at Acceptance rate[1]	17,427,607
CTP Shares Outstanding prior to Offer	400,392,810
CTP Shares Outstanding after Offer[2]	417,865,416
Shares From Shareholders Owning >5% of CTP after Settlement	332,867,402
CTP Free Float (No. of Shares)	84,998,014
CTP Free Float (% of all outstanding CTP shares)	20.34
CTP Share Price (average closing auction price during the last three months prior to the publication of the Announcement) (EUR)[3]	18.64
Hypothetical Free Float Market Cap (EUR)[4]	1,584,362,981
Threshold (EUR)[5]	500,000,000.00
Exceeds Threshold (EUR)	1,084,362,981
Exceeds Threshold (%)	116.9

(1)	Number of DIR Shares multiplied by the Exchange Ratio and the assumed acceptance rate.
(2)	Number of CTP Shares + Number of Offer Shares.
(3)	See for the average of the closing auction prices during the last three months prior to the publication of the Announcement Section 9.2.3.
(4)	Number of free float shares multiplied by the tree month average of the closing auction prices.
(5)	Minimum free float market capitalization according to OLG Frankfurt Ruling.

Hypothetical No. of Trades
Avg. Bidder Standalone Daily Trades[6]	433
% Increase in CTP Shares based on Stock Issuance in Exchange Offer	4.36
Hypothetical Amsterdam Daily Trades	452
Threshold[7]	500
Exceeds Threshold	-48
Exceeds Threshold (%)	-9.6

(6)	Based on CTP’s trading data attached as Annex 6 for the period of April 26, 2021 until December 3, 2021.
(7)	Threshold pursuant to OLG Frankfurt Ruling.

Hypothetical Value Traded
Avg. Bidder Standalone Daily Value Traded[8] (EUR)	1,985,025
% Increase in CTP Shares based on Net Share Issuance in Exchange Offer	4.36
Hypothecated Amsterdam Daily Value Traded (EUR)	2.071.527
Threshold[9] (EUR)	2,000,000
Exceeds Threshold (EUR)	71.527
Exceeds Threshold (%)	3,58

(8)	Based on CTP’s trading data attached as Annex 6 for the period of April 26, 2021 until December 3, 2021.
(9)	Threshold pursuant to OLG Frankfurt Ruling.

9.2.5	Adequacy of the Share Consideration and Valuation Methods

The Bidder determined the value of the Share Consideration based on the historical development of the market price of the CTP Shares. The market price is a widely accepted factor for determining the adequacy of the consideration for listed shares. DIR Shares are admitted to trading on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and the Berlin Stock Exchange. The DIR Shares currently issued are currently listed in the indexes CDAX, Prime All Share and Classic All Share and have significant free-float and appropriate trading activities and volumes.

(a)

Based on the closing price of a CTP Share on October 25, 2021, the day prior to the publication of the Announcement on October 26, 2021, of EUR 19.95 multiplied by 1.25 Offer Shares offered under the Share Consideration, the Share Consideration amounts to approximately EUR 24.94 per DIR Share. According to this value, the Share Consideration corresponds to the following premiums:

(i)

The volume-weighted average closing price of the DIR Share for the three-month period ending October 26, 2021 was EUR 17.12. The Share Consideration thus includes a premium of EUR 7.82 or approximately 45.7% on this average price.

(ii)

The volume-weighted average closing price of the DIR Share for the six-month period ending October 26, 2021 was EUR 16.88. The Share Consideration thus includes a premium of EUR 8.06 or approximately 47.8% on this average price.

(iii)

The closing price on October 25, 2021, the last trading day of the DIR Share prior to publication of the Announcement on October 26, 2021, was EUR 16.85. The Value of the Share Consideration includes a premium of EUR 8.09 or approximately 48% on this closing price.

(iv)	The EPRA NTA value[1] of the DIR Share as per June 30, 2021 was EUR 14.96. The Share Consideration thus includes a premium of EUR 9.98 or approximately 66.7% on this value.

(b)

According to the above-determined value of EUR 23.30 per DIR Share on the basis of the average closing auction price of the CTP Shares during the last three months prior to October 26, 2021 (see Section 9.2.3) the Share Consideration represents the following premiums:

(i)

The volume-weighted average closing price of the DIR Share for the three-month period ending October 26, 2021 was EUR 17.12. The Share Consideration thus includes a premium of EUR 6.18 or approximately 36.1% on this average price.

[1]

EPRA NTA refers to the Net Tangible Asset Value (“NTA”) of a real estate company calculated in accordance with the recommendations of the European Public Real Estate Association (“EPRA”). EPRA NTA is calculated as the sum of total assets less total liabilities and, if applicable, shares of equity attributable to third parties. Furthermore, the balance of certain deferred taxes related to the properties, the balance of the fair value of derivative financial instruments on the assets and liabilities side, as well as goodwill and intangible assets have to be eliminated.

(ii)

The volume-weighted average closing price of the DIR Share for the six-month period ending October 26, 2021 was EUR 16.88. The Share Consideration thus includes a premium of EUR 6.42 or approximately 38.03% on this average price.

(iii)

The closing price on October 25, 2021, the last trading day of the DIR Share prior to the Announcement on October 26, 2021, was EUR 16.85. The Value of the Share Consideration includes a premium of EUR 6.45 or approximately 28.2% on this closing price.

(iv)	The EPRA NTA value of the DIR Share as per June 30, 2021 was EUR 14.96. The Share Consideration thus includes a premium of EUR 8.34 or approximately 55.7% on this value.

(c)

According to the above-determined value of EUR 21.55 per DIR Share on the basis of the average closing auction price of CTP Shares during the last six months prior to October 26, 2021 (see Section 9.2.3) the Share Consideration represents the following premiums:

(i)

The volume-weighted average closing price of the DIR Share for the three-month period ending October 26, 2021 was EUR 17.12. The Share Consideration thus includes a premium of EUR 4.43 or approximately 25.9% on this average price.

(ii)

The volume-weighted average closing price of the DIR Share for the six-month period ending October 26, 2021 was EUR 16.88. The Share Consideration thus includes a premium of EUR 4.67 or approximately 27.7% on this average price.

(iii)

The closing price on October 25, 2021, the last trading day of the DIR Share prior to publication of the Announcement on October 26, 2021, was EUR 16.85. The Value of the Share Consideration includes a premium of EUR 4.70 or approximately 27.9% on this closing price.

(iv)	The EPRA NTA value of the DIR Share as per June 30, 2021 was EUR 14.96. The Share Consideration thus includes a premium of EUR 6.59 or approximately 44.1% on this value.

The historical stock exchange prices of the DIR Shares as well as the CTP Shares referred to above - with the exception of the weighted volume-weighted average price of the DIR Shares for the six and three month period up to and including October 25, 2021, which were notified to the Bidder by BaFin - were obtained from Bloomberg. The EPRA NTA value is taken from DIR’s quarterly financial report for the nine-month period ended June 30, 2021.

The Share Consideration is therefore appropriate.

No valuation methods have been employed other than those shown in this Offer Document.

The Offer Shares are offered with the same profit participation rights as the CTP Shares.

9.2.6	Comparison of Shareholder Rights of the Target and the Bidder

By accepting the Offer for the Share Consideration, the DIR Shareholders will become CTP Shareholders. This section describes the material differences between the rights of DIR Shareholders and CTP Shareholders. The differences between the rights of these respective shareholders result from the differences among German and Dutch law and the Articles of Association of DIR and CTP.

This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. DIR Shareholders are urged to carefully read the relevant provisions of applicable laws and CTP’s Articles of Association.

DIR Shareholders	CTP Shareholders

Dividends/Distributions

Under the German Stock Corporation Act, dividends may only be paid out of the corporation’s distributable profits as determined by resolution of the shareholders at the general meeting of shareholders for the preceding fiscal year.

CTP may only make distributions, whether a distribution of profits or of freely distributable reserves, to the CTP Shareholders if the CTP Shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or the CTP’s Articles of Association.

Annual Meeting of Shareholders

The DIR Shareholders have a general meeting of shareholders to vote, inter alia, on the exoneration (Entlastung) of the members of the management board and the supervisory board, on the appropriation dividends, and on the appointment of the statutory auditor. The shareholder meeting also appoints the shareholders’ representatives to the supervisory board. Only shareholders that have provided timely registration to DIR are eligible to participate in the meeting. DIR is required to publish the invitation to and agenda for any shareholder meeting in the German Federal Gazette (Bundesanzeiger). The shareholder meeting is convened by the management board or the supervisory board.

The CTP Shareholders have an annual General Meeting at least once a year, within six months after the end of the financial year.

The convocation of the General Meeting must be published through an announcement by electronic means. The notice must be given by at least such number of days prior to the day of the General Meeting as required by Dutch law, which is currently 42 days.

The agenda for the annual General Meeting must, among other things, include the adoption of the Annual Accounts, the discussion of any substantial change in the corporate governance structure of CTP and the allocation of the profits, insofar as this is at the disposal of the General Meeting.

At least every four years, the adoption of the remuneration policy for the Board is included in the agenda. In addition, the agenda shall include such items as have been included therein by the Board or CTP Shareholders (with due observance of Dutch law as described below). If the agenda of the General Meeting contains the item of granting discharge to the Directors concerning the performance of their duties in the financial year in question, the matter of the discharge shall be mentioned on the agenda as a separate item for the Board.

DIR Shareholders	CTP Shareholders

Extraordinary General Meetings

Under the German Stock Corporation Act, an extraordinary general meeting may be called if shareholders, whose shareholdings in the aggregate equal or exceed 5% of the share capital provide written demand to the DIR management board stating the purpose of and reasons for such meeting.

Extraordinary General Meetings may be held, as often as the Board deems desirable.

One or more CTP Shareholders or others entitled to attend General Meetings, who solely or jointly represent at least 10% of the issued capital, may request that a General Meeting be convened, the request setting out in detail matters to be considered. If no General Meeting has been held within six weeks of the CTP Shareholder(s) or others entitled to attend General Meetings making such request, such CTP Shareholder(s) or others entitled to attend General Meetings will be authorized to request in summary proceedings a District Court to convene a General Meeting.

Voting Rights – General

The right to participate in and vote at the shareholder meeting is extended to all shareholders having registered in due time and having submitted proof of their shareholding. Each no-par value share entitles the holder to cast one vote at a shareholder meeting.

Unless mandatory rules of the German Stock Corporation Act provide to the contrary, resolutions of the shareholder meeting will be adopted with a simple majority of the votes cast. Voting rights may be exercised by proxy.

Each CTP Shareholder (as well as other persons with voting rights or meeting rights) may attend the General Meeting, address the General Meeting and exercise voting rights pro rata to his, her or its shareholding, either in person or by proxy. CTP Shareholders may exercise these rights, if they are the holders of CTP Shares on the record date as required by Dutch law, which is currently the 28th day before the day of the General Meeting, and they or their proxy have notified CTP of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper at the address and by the date specified in the notice of the General Meeting. The convocation notice shall state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

Each CTP Share confers the right to cast one vote in the General Meeting. Subject to certain exceptions provided by Dutch law or CTP’s Articles of Association, resolutions of the General Meeting are passed by an absolute majority of votes cast, regardless of which part of the issued share capital such votes represent. Pursuant to Dutch law, no votes may be cast at a General Meeting in respect of CTP Shares which are held by CTP or any of its Subsidiaries.

Quorums

Neither the German Stock Corporation Act nor DIR’s Articles of Association have any minimum quorum requirement applicable to shareholder meetings	Neither Dutch law nor the CTP’s Articles of Association have any minimum quorum requirements applicable to General Meetings.

Under German law and the DIR’s Articles of Association, certain resolutions of the meeting of shareholders require the approval of a majority of at least 75% of the votes cast and/or the share capital represented. Such resolutions include the ones mentioned in Section 14.5.

Pursuant to the CTP’s Articles of Association, if less than one half of the issued share capital is represented at a General Meeting, the following resolutions of the General Meeting will require a majority of at least two-thirds of the votes cast: (i) resolutions to limit or exclude the pre-emptive rights and a resolution to authorize the Board to limit or exclude a pre-emptive right to CTP Shares and (ii) resolutions to reduce the share capital.

DIR Shareholders	CTP Shareholders

Pursuant to the CTP’s Articles of Association, the General Meeting may cancel the binding nature of a nomination for the appointment of a Director by means of a resolution adopted by an absolute majority of the votes cast representing more than one third of the issued share capital.

Pursuant to the CTP’s Articles of Association, unless proposed by the Board, the General Meeting may only resolve to suspend or dismiss a Director with a majority with at least two-thirds of the votes cast, representing more than half of the issued share capital.

Pursuant to Dutch law, a merger and demerger resolution of the General Meeting requires a two-thirds majority of the votes cast, if less than half of the issued share capital is represented.

Transfer Restrictions

There are no transfer restrictions on DIR shares.	There are no transfer restrictions on CTP Shares.

Shareholder Proposals

Under the German Stock Corporation Act, one or more shareholders holding shares representing an aggregate of at least 5% of the issued share capital of DIR are entitled to request a meeting of shareholders be called. Shareholders holding ordinary shares representing an aggregate of at least 5% of the issued share capital or holding shares in an aggregate nominal amount of at least EUR 500,000 are entitled to require that a matter be placed on the agenda of the general meeting of shareholders for resolution. The requests must be made in writing stating the purpose and the reasons for the request and must be addressed to the DIR management board. A proper request will be published together with the notice of the meeting of shareholders and the agenda in the German Federal Gazette (Bundesanzeiger), or, if a request was made after the publication of the notice and agenda, will be published without undue delay. Additionally, each shareholder may submit, at or prior to the meeting of shareholders, counter proposals to the proposals submitted and published by the DIR management board and the DIR supervisory board. Under certain circumstances, such counter proposals must be published in the German Federal Gazette prior to such meeting of shareholders.

One or more CTP Shareholders or others entitled to attend General Meetings, who solely or jointly represent at least 10% of the issued capital, may request that a General Meeting be convened, the request setting out in detail matters to be considered. If no General Meeting has been held within six weeks of the CTP Shareholder(s) or others entitled to attend General Meetings making such request, such CTP Shareholder(s) or others entitled to attend General Meetings will be authorized to request in summary proceedings a District Court to convene a General Meeting.

In addition, the agenda to a General Meeting shall include such items as one or more CTP Shareholders and others entitled to attend General Meetings, representing, pursuant to CTP’s Articles of Association, at least the percentage of the issued and outstanding share capital as required by law (which as of today is 3%), have requested the Board by a motivated request to include in the agenda, at least 60 days before the day of the General Meeting. No resolutions may be adopted on items other than those which have been included in the agenda (unless the resolution would be adopted unanimously during a meeting where the entire issued capital of CTP is present or represented).

Governance

DIR has a two-tier board system consisting of the management board and the supervisory board. The DIR management board leads DIR and manages its business. It currently consists of three members, including the chief executive officer of DIR, who also serves as the chairman of the management board. The supervisory board has authority to determine the number of members on the management board subject to applicable law which requires a minimum of two members. The DIR supervisory board supervises and advises the DIR management board in the management of DIR. The DIR management board must obtain the DIR supervisory board’s prior approval for certain transactions of particular importance, as determined by the supervisory board. There are currently five members on the DIR supervisory board.

CTP has a one-tier board structure with a Board currently consisting of two Executive Directors and four Non-Executive Directors. The Board, as a one-tier board, is both the executive and supervisory body of the Company. The CTP’s Articles of Association provide that the Board is authorized to determine the number of Executive and Non-Executive Directors. The chairman of the Board as referred to by law is a Non-Executive Director with the title Senior Independent Director. The Board may grant titles to Directors as the Board deems appropriate, including the title of Chief Executive Offer and Senior Independent Director.

Certain important decisions of the Board require the consenting vote of at least a majority of the Non-Executive Directors entitled to vote and the approval of the General Meeting.

DIR Shareholders	CTP Shareholders

The DIR supervisory board is responsible for the appointment of the members to the DIR management board and the revocations of such appointments. The members of the DIR supervisory board are elected for a term of office ending at the closing of the general meeting of shareholders which votes on the approval for the fourth fiscal year after the commencement of such shareholder representative’s term of office, not including such fiscal year in which the term of office has commenced. The general meeting of shareholders may, with regard to the shareholder representatives, set a shorter term of office for one or several shareholder representatives. Replacements for prematurely retiring members of the supervisory board are elected for the remaining term of office of the retiring member or members.

The Executive Directors are responsible for the Company’s day-to-day management. The Non-Executive Directors supervise the Executive Directors’ policy and performance of duties and the Company’s general affairs and business, and advise the Executive Directors.

A Director shall be appointed for a term lapsing ultimately at the end of the annual General Meeting held in the fourth year after the year of his appointment or re-appointment. A Director may be re-appointed with due observance of this paragraph. In deviation from this paragraph, Remon Vos is unlimitedly appointed and re-appointed as a Director for an indefinite period of time.

Removal of members of Management and Supervisory Board or Board of Directors

Under the German Stock Corporation Act, the DIR supervisory board has the authority to remove members of the management board for cause. The meeting of shareholders of DIR can replace the shareholders’ representatives on the supervisory board with a simple majority of the votes cast prior to the expiration of their respective terms of office. If a member of the DIR supervisory board ceases to be a member prior to the expiration of his term of office, a new member will be elected for the remaining term of office of the withdrawing member. Any member of the DIR supervisory board may, for cause or otherwise, resign from office by declaring resignation with at least two months’ notice (which may be waived subject to the approval of the chairman of the DIR supervisory board).

The General Meeting may at any time suspend or dismiss a Director. If the suspension or dismissal was not proposed by the Non-Executive Directors on behalf of the Board, then the General Meeting can only suspend or dismiss a Director with a two-thirds majority of the votes cast, representing more than half of the issued capital. The Non-Executive Directors, on behalf of the Board may at all times suspend, but not dismiss an Executive Director. A suspension may be extended one or more times, but the total duration of the suspension may not exceed three months. If at the end of that period, no decision has been taken on termination of the suspension or dismissal, the suspension shall end. The suspended Director must be given the opportunity to account for his, her or its actions at the meeting in which the suspension is discussed.

Amendment of the Articles of Association

DIR’s Articles of Association may only be amended by a resolution passed by a majority of 75% of the stock capital present at the relevant shareholder meeting. The DIR supervisory board is empowered to make amendments to DIR’s Articles of Association restricted to their wording.

The General Meeting may resolve to amend the CTP’s Articles of Association with an absolute majority of the votes cast, but only on a proposal of the Board, that has been approved by a majority of the Non-Executive Directors entitled to vote. A proposal to amend CTP’s Articles of Association must be stated in the notice of the General Meeting.

Pre-emptive Rights

Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares in proportion to the number of shares such shareholder holds in the corporation’s existing share capital (pre-emptive rights or subscription right (Bezugsrechte)). The German Stock Corporation Act allows companies to exclude this preferential subscription right so provided in the same shareholder resolution that authorizes the accompanying capital increase or share issuance. At least 75% of the share capital represented at the meeting must vote to authorize the exclusion of subscription rights. Prior to approval by the shareholders, exclusion of subscription rights requires the DIR management board to report on the reasons for the exclusion to the shareholders in writing. Please refer to Section 5.2.2 for information on the current authorized capital of DIR.

Upon issue of CTP Shares or grant of rights to subscribe for CTP Shares, each CTP Shareholder shall have a pre-emptive right in proportion to the aggregate nominal amount of his, her or its CTP Shares. CTP Shareholders do not have pre-emptive rights in respect of CTP Shares issued (i) to employees of CTP or a group company; (ii) against payment other than in cash; or (iii) to a person exercising a previously acquired right to subscribe for CTP Shares. These preemptive rights and non-applicability of pre-emptive rights also apply in case of the granting of rights to subscribe for CTP Shares.

Pre-emptive rights may be limited or excluded by the Board, with the consenting vote of at least a majority of the Non-Executive Directors entitled to vote, if the Board is authorized by the General Meeting to do so. If the Board has not been authorized to limit or exclude pre-emptive rights, the General Meeting has the power to limit or exclude pre-emptive rights. The designation will only be valid for a specific period and may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless provided otherwise in the designation, the designation cannot be withdrawn.

DIR Shareholders	CTP Shareholders

Shareholder Suits

Each shareholder who was present at the general meeting of the shareholders and has objected to any or all of the resolutions in the minutes may, within one month after adoption of the resolutions by the shareholder meeting, take actions against DIR to contest such resolutions (Anfechtungsklage).

However, German law does not provide for class actions and does not generally permit shareholder derivative suits, even in the case of a breach of duty by the members of the DIR management board or of the DIR supervisory board.

Company claims for compensatory damages against members of the DIR management board or of the DIR supervisory board may, as a rule, only be asserted by DIR itself, in which case DIR is represented by the DIR supervisory board if claims are made against members of the DIR management board and by the DIR management board if claims are made against members of the DIR supervisory board.

Under Dutch law, if a third party is liable to a Dutch public company, only the company can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company of which they are a shareholder. Only if the cause for the liability of a third party to the company also constitutes a wrongful act directly against a shareholder, does that shareholder have an individual action against such third party. Dutch law provides for the possibility to initiate such actions collectively.

If a director is liable to the company, for example, on the grounds of improper performance of his or her duties, only the company itself can bring a civil action against that director. Individual shareholders do not have the right to bring an action against the director on behalf of the company of which they are a shareholder.

Shareholders meeting certain thresholds and certain other stakeholders of the company can initiate inquiry proceedings with the Enterprise Chamber (ondernemingskamer). Claimants may request an inquiry into the policy of the company and the conduct of its business. The Enterprise Chamber will only order an inquiry if a plaintiff can demonstrate that well-founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the alleged issues.

Rights of Inspection

German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act provides each shareholder with a right to information to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of DIR. As a practical matter, shareholders may receive certain written information about DIR through its public filings with the commercial register (Handelsregister), the company register (Unternehmensregister) and the electronic German Federal Gazette and other places where documents of DIR are made publicly available.

Under Dutch law, the annual accounts of a company are submitted to the General Meeting for their adoption.

In the event of a proposal to the General Meeting to amend CTP’s Articles of Association, a copy of the proposal, containing the verbatim text of the proposed amendment, must be lodged with the Company for the inspection of every CTP Shareholder, and other persons holding meeting rights, until the end of the General Meeting. Furthermore, a copy of the proposal will be made available free of charge to CTP Shareholders and other persons holding meeting rights from the day it was deposited until the day of the General Meeting.

Upon request and free of charge, CTP’s shareholders’ register will provide shareholders and those who have a right of usufruct or pledge of CTP Shares with an extract from the shareholders register in respect of their registration.

In addition, the Bidder notes that CTP is not a REIT-AG and has no status similar to a REIT under Dutch law. Each DIR Shareholder should obtain own tax advice with respect to potential tax consequences in connection with the acceptance of the Share Consideration and a shareholding in CTP.

9.3	No Indemnities for the Loss of Certain Rights

DIR’s Articles of Association do not contain provisions that would call for an application of the provisions of Section 33b para. 2 WpÜG. Therefore, the Bidder is not required to pay any indemnities pursuant to Section 33b para. 5 WpÜG due to the acquisition of shares in breach of contractual transfer restrictions.

10.	Regulatory Approvals and Procedures; No Closing Conditions

BaFin approved the publication of this Offer Document by the Bidder on December 7, 2021. The completion of the Offer does not require any (further) regulatory approvals.

The Offer satisfies the requirement of Section 39 para. 3 sent. 1 BörsG. The Offer and the agreements entered into between the Bidder and the DIR Shareholders accepting the Offer are not subject to any closing conditions.

11.	Acceptance and Settlement of the Offer

11.1	Settlement Agent

The Bidder has mandated Baader Bank Aktiengesellschaft, Weihenstephaner Straße 4, 85716 Unterschleißheim, Germany (inquiries with regard to the Offer Document by facsimile to +49 89 5150 291400 or email to documentation@baaderbank.de) as the Settlement Agent for the technical processing of the Offer.

The Settlement Agent has been tasked by the Bidder regarding the settlement of the Offer, in particular the reception and transfer of the respective Cash Consideration and the Share Consideration per Tendered DIR Share (as defined in Section 11.2).

11.2	Acceptance of the Offer within the Acceptance Period

DIR Shareholders who wish to accept the Offer within the Acceptance Period should address potential questions regarding the acceptance of the Offer or its technical settlement to their respective Custodian Bank or any other securities service company where their DIR Shares are being held. These institutions have been informed separately about the procedures for acceptance and settlement of the Offer, and they will inform any DIR Shareholders who keep DIR Shares in their custody account about the Offer and the steps required for its acceptance.

DIR Shareholders may only accept the Offer if, within the Acceptance Period (for information about the acceptance of the Offer during the Additional Acceptance Period see Section 11.5), they:

(a)

declare their acceptance of the Offer, for all or part of their DIR Shares, (i) against payment of the Cash Consideration and/or (ii) in exchange for the Share Consideration to their respective Custodian Bank in the form required for declarations to the respective Custodian Bank (the “Declaration of Acceptance”); and

(b)

in the event the Declaration of Acceptance includes the acceptance of the Offer against payment of the Cash Consideration, instruct their respective Custodian Bank to effect the transfer of the DIR Shares held in their custody account, for which they wish to accept the Offer against payment of the Cash Consideration within the Acceptance Period (all such shares together with the DIR Shares tendered against payment of the Cash Consideration during the Additional Acceptance Period, the “Tendered DIR Shares (Cash Consideration)”), into ISIN DE000A3MQCH4 at Clearstream, and/or

in the event the Declaration of Acceptance includes the acceptance of the Offer in exchange for the Share Consideration, instruct their respective Custodian Bank to effect the transfer of the DIR Shares held in their custody account, for which they wish to accept the Offer in exchange for the Share Consideration (all such shares together with the DIR Shares tendered in exchange for the Share Consideration during the Additional Acceptance Period, the “Tendered DIR Shares (Share Consideration)”, and together with the Tendered DIR Shares (Cash Consideration), the “Tendered DIR Shares”), into ISIN DE000A3MQCJ0 at Clearstream.

The Declaration of Acceptance will only be effective if the DIR Shares tendered within the Acceptance Period are transferred into ISIN DE000A3MQCH4 and/or ISIN DE000A3MQCJ0 at Clearstream no later than 18:00 hours (CET) on the second Business Day following the expiration of the Acceptance Period. The transfers are to be arranged by the Custodian Banks without undue delay after receipt of the Declaration of Acceptance.

The receipt of the Declaration of Acceptance by the respective Custodian Bank shall be decisive for compliance with the acceptance period. Declarations of Acceptance that are not received by the Custodian Banks within the Acceptance Period or that have been erroneously or incompletely filled out will not be regarded as an acceptance of the Offer and do not entitle the respective DIR Shareholder to receive the Cash Consideration or the Share Consideration, respectively. Neither the Bidder nor any Persons Acting Jointly with the Bidder, or their respective Subsidiaries or the Settlement Agent, are required to notify the respective DIR Shareholder of any defects or errors in the Declaration of Acceptance, and they assume no responsibility in the event that such a notification is not made.

11.3	Further Declarations in Connection with the Acceptance of the Offer

The declarations listed below, as well as the instructions, orders and authorizations, are granted irrevocably in the interest of a smooth and timely settlement of the Offer. They will expire only in the event of a valid withdrawal from the agreements entered into by acceptance of the Offer (see Section 15).

11.3.1	Further Declarations in Connection with the Acceptance of the Offer against Payment of the Cash Consideration

With the Declaration of Acceptance the respective DIR Shareholders who wish to accept the Offer against payment of the Cash Consideration:

(a)

accept the Offer against payment of the Cash Consideration, as set out in this Offer Document, for all DIR Shares held in their custody account at their Custodian Bank at the time of the Declaration of Acceptance, unless a different number of DIR Shares is explicitly stated in the Declaration of Acceptance;

(b)

instruct and authorize their respective Custodian Bank to transfer the DIR Shares specified in the Declaration of Acceptance into ISIN DE000A3MQCH4 at Clearstream, but to initially leave such DIR Shares in their own custody account;

(c)

instruct and authorize their respective Custodian Banks to instruct and authorize Clearstream in turn to transfer the Tendered DIR Shares (Cash Consideration) with ISIN DE000A3MQCH4 left in the accounts of their Custodian Banks to the account of the Settlement Agent at Clearstream after the expiration of the Additional Acceptance Period in the course of the settlement of the Offer for the purpose of transferring ownership of the Tendered DIR Shares (Cash Consideration) to the Bidder;

(d)

assign – subject to the expiration of the Additional Acceptance Period – title to their Tendered DIR Shares (Cash Consideration), respectively including all rights vested in the Tendered DIR Shares (Cash Consideration) at the time of the settlement, to the Bidder;

(e)

instruct and authorize the Settlement Agent to transfer the Tendered DIR Shares (Cash Consideration) to the Bidder following receipt of the Cash Consideration for each Tendered DIR Share (Cash Consideration) by the Settlement Agent; in the course of the settlement, the Settlement Agent will transfer the Cash Consideration through Clearstream to the respective Custodian Bank, and the Custodian Bank will credit the Cash Consideration per Tendered DIR Share (Cash Consideration) to the relevant account of the former DIR Shareholder at the Custodian Bank;

(f)

instruct and authorize their respective Custodian Bank and the Settlement Agent under exemption from the prohibition against self-dealing according to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to take all expedient or necessary actions for settling the Offer and to issue and receive declarations, particularly to effect the transfer of ownership of the Tendered DIR Shares (Cash Consideration) to the Bidder; in particular, the respective DIR Shareholder instructs and authorizes the Settlement Agent under exemption from the prohibition against self-dealing according to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make all declarations required in connection with the authorizations given under (a) to (e) above, in the name, on behalf and for the account of and acting as a proxy for the respective DIR Shareholders;

(g)

instruct and authorize their respective Custodian Bank to instruct and authorize Clearstream to provide the Settlement Agent, directly or through the Custodian Bank, on each Business Day, all necessary information for announcements regarding the acquisition of the Tendered DIR Shares (Cash Consideration) (see Section 11.2.1(b)), particularly the number of Tendered DIR Shares (Cash Consideration) transferred to the custody account of the respective Custodian Bank at Clearstream into ISIN DE000A3MQCH4;

(h)

declare that the Tendered DIR Shares (Cash Consideration) are in their sole ownership, are not subject to any restrictions on disposal and are free from rights and claims of third parties at the time of the transfer of ownership; and

(i)

instruct and authorize their respective Custodian Bank to transfer the Declaration of Acceptance and, in the event of withdrawal (see Section 15), the withdrawal letter for the Offer, to the Settlement Agent upon request.

The declarations, instructions, orders and authorizations listed in the paragraph above are granted irrevocably in the interest of a smooth and quick settlement of this Offer. They will expire only in the event of an effective withdrawal from the agreements entered into by the acceptance of this Offer.

11.3.2	Further Declarations in Connection with the Acceptance of the Offer in Exchange for the Share Consideration

By making the Declaration of Acceptance the respective DIR Shareholders who wish to accept the Offer in exchange for the Share Consideration:

(a)

accept the Offer in exchange for the Share Consideration, as set out in this Offer Document, for all DIR Shares held in their custody account at the respective Custodian Bank at the time of the Declaration of Acceptance, unless a different number of DIR Shares is explicitly stated in the Declaration of Acceptance;

(b)

instruct and authorize their respective Custodian Bank to transfer the DIR Shares specified in the Declaration of Acceptance into ISIN DE000A3MQCJ0 at Clearstream, but to initially leave such DIR Shares in their own custody account;

(c)

instruct and authorize their respective Custodian Banks to instruct and authorize Clearstream to transfer the Tendered DIR Shares (Share Consideration) left in the account of the respective Custodian Bank with the ISIN DE000A3MQCJ0 immediately after the end of the Additional Acceptance Period in the course of the settlement of the Offer with regard to the Share Consideration to the account of the Settlement Agent at Clearstream for the purpose of transferring ownership of the Tendered DIR Shares (Share Consideration) to the Bidder;

(d)

transfer the ownership of the Tendered DIR Shares (Share Consideration), including all rights attached to the Tendered DIR Shares (Share Consideration) at the time of the settlement of the Offer, to the Bidder with effect at the time of the Definite Capital Increase, provided that these Tendered DIR Shares (Share Consideration) are to be held by the Settlement Agent from this date for the account of the Bidder and to be transferred only against provision of the Share Consideration per Tendered DIR Share (Share Consideration);

(e)

agree, that from the time the Tendered DIR Shares (Share Consideration) are transferred to the Bidder and the following transfer into the account of the Settlement Agent at Clearstream, a disposal of the Tendered DIR Shares (Share Consideration) will no longer be possible and a disposal of the Offer Shares they are entitled to as Share Consideration will not yet be possible; during this time, there is only a claim for delivery of a number of Offer Shares corresponding to the Share Consideration per Tendered DIR Share (Share Consideration) according to the provisions of this Offer Document;

(f)

irrevocably instruct and authorize the Settlement Agent to contribute the Tendered DIR Shares (Share Consideration) as a contribution in kind against 1,25 Offer Shares per Tendered DIR Share (Share Consideration) in the name, on behalf and for the account (im Namen und für Rechnung) of the respective DIR Shareholder; in the course of the settlement of the Offer for the Share Consideration, the Settlement Agent will transfer the respective Share Consideration through Clearstream to the respective Custodian Bank and the Custodian Bank will credit the Offer Shares, which (subject to the terms and conditions regarding Fractional Entitlements in Section 11.6.2) corresponding to the Tendered DIR Shares (Share Consideration), to the account of the respective former DIR Shareholder at the Custodian Bank;

(g)

instruct and authorize the Settlement Agent to transfer the Tendered DIR Shares (Share Consideration) from its account – in which the Settlement Agent holds the Tendered DIR Shares (Share Consideration) for the account of the Bidder as of the date of the Definite Capital Increase – to the Bidder’s account via Clearstream following the receipt of the Share Consideration for the respective Tendered DIR Shares (Share Consideration) by the Settlement Agent;

(h)

instruct and authorize their respective Custodian Banks to pool and sell their Fractional Entitlements (together with other Fractional Entitlements in the form of whole Offer Shares), and/or, as the case may be, to transfer remaining Fractional Entitlements (if any) at the Custodian Banks to the account of the Settlement Agent at Clearstream in order to bundle them with Fractional Entitlements (if any) from other Custodian Banks and dispose of these share fractions or to instruct and to authorize Clearstream accordingly;

(i)

instruct and authorize the Settlement Agent to sell the remaining Fractional Entitlements of the Custodian Bank (together with other Fractional Entitlements in the form of whole Offer Shares), which were transferred by their respective Custodian Bank and/or Clearstream to the account of the Settlement Agent at Clearstream and, to distribute the proceeds of the sale via Clearstream to the relevant Custodian Bank for distribution to the DIR Shareholders;

(j)

agree and accept that the proceeds credited for any of their Fractional Entitlements will be determined based on the average proceeds per Offer Share, which the respective Custodian Bank and/or Settlement Agent realized by monetizing whole Offer Shares representing such Fractional Entitlements on behalf of the respective DIR Shareholders and that such average proceeds may vary per Custodian Bank;

(k)	instruct and authorize their respective Custodian Bank to credit the proceeds from a sale of such Fractional Entitlements to the account they have set forth in the Declaration of Acceptance;

(l)

instruct and authorize their respective Custodian Bank and the Settlement Agent under exemption from the prohibition against self-dealing according to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to take all expedient or necessary actions for settling this Offer and to issue and receive declarations, particularly to effect the transfer of ownership of the Tendered DIR Shares (Share Consideration) to the Settlement Agent; in particular, the respective DIR Shareholder instructs and authorizes the Settlement Agent under exemption from the prohibition against self-dealing according to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make all declarations required in connection with the authorizations given under (a) to (j) above, in the name, on behalf and for the account of the respective DIR Shareholders;

(m)

instruct and authorize their respective Custodian Banks to instruct and authorize Clearstream, to provide, directly or through the respective Custodian Bank, the Settlement Agent, on each Business Day, with all necessary information for announcements regarding the acquisition of Tendered DIR Shares (Share Consideration) (see Section 17), particularly the number of Tendered DIR Shares (Share Consideration) in the account of the respective Custodian Bank in ISIN DE000A3MQCJ0 transferred to Clearstream;

(n)

declare that the Tendered DIR Shares (Share Consideration) are in their sole ownership, are not subject to any restrictions on disposal and are free from rights and claims of third parties at the time of the transfer of the ownership; and

(o)

instruct and authorize their respective Custodian Banks to transfer the Declaration of Acceptance and, in the event of a withdrawal (see Section 15), the declaration of withdrawal to the Settlement Agent.

The declarations, instructions, orders and authorizations listed in the paragraph above are granted irrevocably in the interest of a smooth and quick settlement of this Offer. They will expire only in the event of an effective withdrawal from the agreements entered into by the acceptance of this Offer (see Section 15).

11.4	Legal Consequences of Acceptance

With the acceptance of the Offer against payment of the Cash Consideration, purchase agreements regarding the sale and transfer of the Tendered DIR Shares (Cash Consideration) in accordance with, and subject to, the provisions of this Offer Document will be entered into between the respective DIR Shareholders and the Bidder. The transfer of ownership to the Bidder upon settlement of the Offer will also be made in accordance with the provisions of this Offer Document. These agreements and their interpretation are solely subject to German law. The Cash Consideration for each validly Tendered DIR Share (Cash Consideration) amounts to EUR 17.12 in cash.

With the acceptance of the Offer in exchange for the Share Consideration, a binding agreement regarding the contribution of the Tendered DIR Shares (Share Consideration) in accordance with, and subject to, the provisions of this Offer Document will be entered into between each of the accepting DIR Shareholders and the Bidder. These agreements and their interpretation are solely subject to German law. The Share Consideration consists of five (5) Offer Shares in exchange for four (4) DIR Shares, corresponding to 1.25 Offer Shares for each validly Tendered DIR Share (Share Consideration) (for the process relating to Fractional Entitlements, see Section 11.3.2 and 11.6.2).

Moreover, the DIR Shareholders accepting the Offer will irrevocably make the declarations and issue the instructions, orders and authorizations set forth in Section 11.3.1, in case of the acceptance of the Offer against payment of the Cash Consideration, or Section 11.3.2, in case of the acceptance of the Offer in exchange for the Share Consideration, respectively.

The in rem completion of the Offer will only take place following the expiration of the Additional Acceptance Period by providing the respective consideration for all Tendered DIR Shares against transfer of all Tendered DIR Shares to the Bidder. With the transfer of ownership of the Tendered DIR Shares to the Bidder, all rights and claims associated therewith at the time of the settlement will be transferred to the Bidder.

11.5	Acceptance during the Additional Acceptance Period

DIR Shareholders who wish to accept the Offer within the Additional Acceptance Period should address any questions regarding the acceptance of the Offer and the technical settlement of the Offer to their respective Custodian Bank or any other securities services company where their DIR Shares are being held. These institutions have been informed separately about the procedures for acceptance and settlement of the Offer, and they will inform any DIR Shareholder who keep DIR Shares in their custody account about the Offer and the steps required for its acceptance.

The statements in Sections 11.2 through 11.4 shall apply mutatis mutandis to the acceptance of the Offer within the Additional Acceptance Period. Accordingly, DIR Shareholders who have not validly accepted the Offer for some or all of their DIR Shares within the Acceptance Period can accept the Offer for such DIR Shares within the Additional Acceptance Period against payment of the Cash Consideration or in exchange for the Share Consideration by filing a Declaration of Acceptance in accordance with Section 11.2 and this Section 11.5.

This Declaration of Acceptance also only is effective following the receipt of the transfer of the DIR Shares in due time, for which the acceptance was declared, into ISIN DE000A3MQCH4 or ISIN DE000A3MQCJ0 at Clearstream on time. The transfer will be arranged by the respective Custodian Bank immediately upon receipt of the Declaration of Acceptance.

In the event that the acceptance has been declared to the Custodian Bank within the Additional Acceptance Period, the transfer of DIR Shares at Clearstream shall be deemed to have been effected on time, if the transfer of DIR Shares at Clearstream is received no later than 18:00 hours (CET) on the second Business Day following the expiration of the Additional Acceptance Period. The DIR Shares tendered into the Offer within the Additional Acceptance Period and which are specified in the Declaration of Acceptance and, also, transferred into ISIN DE000A3MQCH4 or ISIN DE000A3MQCJ0 in time, are likewise referred to as “Tendered DIR Shares (Cash Consideration)”, “Tendered DIR Shares (Share Consideration)” and “Tendered DIR Shares”.

DIR Shareholders who accept the Offer within the Additional Acceptance Period will also irrevocably make the declarations and issue the instructions, orders and authorizations set forth in Section 11.3.1, in case of the acceptance of the Offer against payment of the Cash Consideration, or Section 11.3.2, in case of the acceptance of the Offer in exchange for the Share Consideration, respectively.

11.6	Settlement of the Offer

11.6.1	Settlement of the Offer with regard to Tendered DIR Shares (Cash Consideration)

The Tendered DIR Shares (Cash Consideration) will initially remain in the custody accounts of the accepting DIR Shareholders and will be transferred into ISIN DE000A3MQCH4.

The Offer shall be settled by payment of the Cash Consideration as consideration for the Tendered DIR Shares (Cash Consideration). In the course of the settlement, the Settlement Agent will transfer the Cash Consideration through Clearstream to the Custodian Banks, and the Custodian Banks will credit the Cash Consideration per Tendered DIR Share (Cash

Consideration) to the custody accounts of the former DIR Shareholders at the Custodian Banks. Simultaneously, Clearstream will transfer the Tendered DIR Shares (Cash Consideration) to the participating account of the Settlement Agent at Clearstream for the benefit of the Bidder.

The Cash Consideration for the Tendered DIR Shares (Cash Consideration) will be credited through Clearstream to the Custodian Banks no later than seven (7) Business Days following the Announcement of Results (as defined in Section 17) after the Additional Acceptance Period.

Once the Cash Consideration for the Tendered DIR Shares (Cash Consideration) is credited to the custody account of the Custodian Bank of the respective accepting DIR Shareholder at Clearstream, the Bidder will have satisfied its obligation to pay the Cash Consideration. The respective Custodian Bank shall be responsible for transferring the Cash Consideration to the respective accepting DIR Shareholder.

Assuming the Announcement of Results (as defined in Section 17) occurs on January 28, 2021, the Cash Consideration for the Tendered DIR Shares (Cash Consideration) would be expected to be credited by February 8, 2022.

11.6.2	Settlement of the Offer with regard to Tendered DIR Shares (Share Consideration)

The Tendered DIR Shares (Share Consideration) that will be transferred to the Bidder pursuant to Section 11.3.2 will initially remain in the custody accounts of the respective DIR Shareholders and will be transferred into ISIN DE000A3MQCJ0 at Clearstream. Ownership of the Tendered DIR Shares (Share Consideration) will be transferred to the Bidder at the time of the Offer Capital Increase.

The Settlement Agent will arrange for all Offer Shares issued in the course of the Offer Capital Increase to, subject to receipt of the Tendered DIR Shares (Share Consideration), be transferred to the custody accounts of the DIR Shareholders accepting the Offer in exchange for the Share Consideration (or, in the event of a resale of the Tendered DIR Shares (Share Consideration), to the respective purchaser of the Tendered DIR Shares (Share Consideration)). For four (4) DIR Shares, a total of five (5) Offer Shares (corresponding to 1.25 Offer Shares for each Tendered DIR Share (Share Consideration)) will be granted as Share Consideration. The Bidder will ensure that the Offer Shares have been admitted to trading on the Regulated Market of Euronext Amsterdam prior to the transfer of the Offer Shares as part of the delivery of the Share Consideration.

The Offer Shares will be transferred to the custody accounts held by the Custodian Banks at Clearstream by the Settlement Agent following expiration of the Additional Acceptance Period, but no earlier than effectuation of the Offer Capital Increase trough the Definite Capital Increase and the admission of the Offer Shares to trading on Euronext Amsterdam. This transfer constitutes an offer by the Bidder to transfer the ownership of the Offer Shares in a way that does not require receipt of the declaration of acceptance of the former DIR Shareholders, who have validly tendered the respective Tendered DIR Shares (Share Consideration), by the Settlement Agent.

The exchange of the Offer Shares for the Tendered DIR Shares (Share Consideration) is described in more detail:

•

The book-entry transfers of the Tendered DIR Shares (Share Consideration) from the accounts of the Custodian Banks into the account of the Settlement Agent at Clearstream will be effected by Clearstream at the end of the Post-Book-Back Period (i.e. no later than on the second Business Day after the expiration of the Additional Acceptance Period until 6:00 p.m. (CET), cf. Sections 11.3.2 and 11.5). In this process, the Tendered DIR Shares (Share Consideration) will be rebooked into their original ISIN DE000A2G9LL1. At that time, the Settlement Agent will issue the corresponding confirmation to ING Bank. N.V. about the receipt of the Tendered DIR Shares (Share Consideration).

•

On the settlement date of the Offer, the Offer Shares will be initially issued to ING Bank N.V. as listing agent, which will hold the Offer Shares for the account of the tendering DIR Shareholder, for the purpose of inclusion in its collective deposit (verzameldepot) within the meaning of Article 12 Giro Securities Act to enable a book-entry transfer (in accordance with Article 17 Giro Securities Act) of the Offer Shares to the Settlement Agent.

•

The issuance of the Offer Shares on the settlement date of the Offer is effected by way of the execution of a private deed of issuance (onderhandse akte van aandelenuitgifte) by the Bidder and ING Bank N.V., in which the capital increase amount of the capital increase against contributions in kind and the exact number of Offer Shares to be issued as consideration for the number of Tendered DIR Shares (Share Consideration) is specified.

•	ING Bank N.V. will credit the Offer Shares to the account of the Settlement Agent at Clearstream upon inclusion in its collective deposit (verzameldepot) in the Dutch giro system.

•

The Settlement Agent will then arrange for the transfer of the Offer Shares by Clearstream to the Custodian Banks in exchange for the Tendered DIR Shares (Share Consideration); the Custodian Banks will credit the Offer Shares (subject to the provision on Fractional Entitlements below) to the accounts of the respective tendering (former) DIR Shareholders.

•

In exchange for the crediting of the Offer Shares to the account of the Settlement Agent at Clearstream, the Settlement Agent will transfer the Tendered DIR Shares (Share Consideration) to the securities account of the Bidder.

If Fractional Entitlements are created due to the exchange ratio of the Share Consideration, no shareholder rights can be exercised based on those, requiring a consolidation to full legal rights (so called Fractional Adjustment). Fractional Entitlements will only be paid for in cash. In this regard first the respective Custodian Banks and only thereafter (in case of Fractional Entitlements remaining) the Settlement Agent will monetize the Fractional Entitlements allocated to the Offer Shares on the stock exchange, by combining them into and selling whole Offer Shares. The respective proceeds will then be paid to the respective DIR Shareholders, which validly tendered the respective Tendered DIR Shares (Share Consideration), in accordance with the relevant Fractional Entitlements of such DIR Shareholders. Because market prices of Offer Shares may fluctuate, cash proceeds received by DIR Shareholders having tendered their Tendered DIR Shares (Share Consideration) for any such adjustment of their Fractional Entitlements might be different than the amount calculated based on the market price of an Offer Share at the time of the settlement of the Offer. The Bidder, the Settlement Agent and the Custodian Banks do not guarantee that the adjustment of their Fractional Entitlements will result in a certain price.

The Bidder has fulfilled its obligation regarding the delivery of the Share Consideration if, as a result of the Definite Capital Increase as part of the Offer Capital Increase, the Offer Shares have been issued, the Offer Shares have been admitted to trading on Euronext Amsterdam and the Offer Shares have been transferred by book-entry to the Settlement Agent and further transferred by the Settlement Agent to the Accounts at Clearstream held by the Custodian Banks. It is the obligation of the Custodian Banks to credit the Share Consideration per Tendered DIR Share (Share Consideration) as well as possible proceeds from the Fractional Adjustment to the former DIR Shareholders.

The Custodian Banks will transfer all Fractional Entitlements remaining after the pooling into the whole Offer Shares and selling these Offer Shares at the level of the Custodian Bank to the account of the Settlement Agent at Clearstream. The Settlement Agent will subsequently to the sale of whole Offer Shares by the respective Custodian Banks, sell those Fractional Entitlements in the form of whole Offer Shares for the benefit of the respective DIR Shareholders. The proceeds resulting from such sales are to be credited to the accounts of the respective DIR Shareholders the latest within ten (10) Business Days after the Offer Shares have been credited in the accounts of the former DIR Shareholders and may vary between the Custodian Banks. A last remaining Fractional Entitlement (if any) will be settled in cash, if no full Offer Share can be issued.

Assuming the Announcement of Results (as defined in Section 17 occurs on January 28, 2022, the crediting of the Offer Shares will be carried out without undue delay but no later than seven (7) Business Days at the latest, i.e., by February 8, 2022, and a crediting of the proceeds from the Fractional Adjustment will be carried out by February 22, 2022 at the latest at the respective Custodian Banks.

In the context of the delivery of the Share Consideration, but not as requirement to effect the Offer Capital Increase or to fulfill the Bidder’s obligations with respect to the delivery of the Share Consideration, the Bidder intends to register the Offer Capital Increase pursuant to Article 2:96 para. 4 Dutch Civil Code with the Commercial Register of the Dutch Chamber of Commerce and in the Bidder’s shareholders register and report the Offer Capital Increase to the AFM.

11.6.3	Pro Rata Allocation in the Event of Oversubscription of the Share Consideration

The Share Consideration is offered for a total of up to 31,761,360 DIR Shares, corresponding to approximately 99.01% of the share capital and voting rights of DIR existing at the time of publication of this Offer Document. If the number of Tendered DIR Shares (Share Consideration) exceeds 31,761,360 DIR Shares, the Declarations of Acceptance will be taken into account on a pro rata basis in accordance with Section 19 WpÜG, i.e. on a pro rata basis corresponding to the maximum number of DIR Shares to be accepted (i.e. 31,761,360 DIR Shares) compared to the total number of Tendered DIR Shares (Share Consideration). In this respect, the resulting number of shares acquired per securities account of the DIR Shareholder shall be rounded down to the nearest whole number. The Tendered DIR Shares (Share Consideration) not taken into account in the event of an oversubscription of the Share Consideration will be booked back into the original ISIN DE000A2G9LL1 by Clearstream after execution of the pro rata allocation in accordance with Section 19 WpÜG. The re-booking will take place without undue delay, at the latest on the seventh (7) Business Day after the expiration of the Additional Acceptance Period.

Example of pro rata allocation:

In case of a submission of 32,079,505 DIR Shares (corresponding to 100% of the share capital and voting rights of DIR existing at the date of publication of this Offer Document), the Share Consideration is oversubscribed by approximately 1.01 times. In this case, each Declaration of Acceptance will only be taken into account for the acceptance of the Share Consideration at 99.0%, as the ratio of the maximum number of DIR Shares to be accepted to the Tendered DIR Shares (Share Consideration) is one to 1.01. Accordingly, a DIR Shareholder who accepted the Share Consideration for a securities account with 1,000 DIR Shares would be considered with 990 DIR Shares under the pro rata allocation, as fractions are rounded down to whole shares per securities account of the DIR Shareholder.

The Bidder points out that a pro rata allocation would only occur if the Share Consideration were accepted for more than 99.01% of the total issued DIR Shares. In any event, due to the Non-Tender Agreement (Obotritia) (as defined in Section 12.1.2(a)), which comprises approximately 12.6% of the share capital and voting rights of DIR, no proportionate allocation is therefore to be expected.

11.7	Trading with Tendered DIR Shares

The Tendered DIR Shares are not intended to be traded on any stock exchange. DIR Shareholders who have accepted the Offer will therefore no longer be able to trade their Tendered DIR Shares on any stock exchange upon transfer of the Tendered DIR Shares (Cash Consideration) into the ISIN DE000A3MQCH4 or the Tendered DIR Shares (Share Consideration) into the ISIN DE000A3MQCJ0.

However, DIR Shares that have not been tendered will continue to be traded under ISIN DE000A2G9LL1 on the Regulated Market of the Frankfurt Stock Exchange (Prime Standard) and the Berlin Stock Exchange until the Delisting becomes effective. Trading of these DIR Shares may still be possible on the Open Market after the Delisting has become effective.

11.8	Right of Withdrawal of DIR Shareholders who Accepted the Offer

DIR Shareholders who have accepted the Offer may withdraw from the acceptance of the Offer under the conditions set forth in Section 15.1. Detailed information regarding the exercise and the legal consequences of exercising the right of withdrawal are set forth in Section 15.2.

11.9	Costs for DIR Shareholders who Accept the Offer

Acceptance of the Offer is free of fees and expenses for DIR Shareholders who hold their DIR Shares at a domestic Custodian Bank (except for costs for transmitting the Declaration of Acceptance to the respective Custodian Bank). To this end, the Bidder will pay the Custodian Banks a market-standard commission, of which the Custodian Banks will be informed separately.

Any foreign stock exchange trading taxes or stamp duties or other foreign taxes or expenses which may be incurred, as well as any additional costs imposed by Custodian Banks or foreign intermediate custodians, will, however, be borne by the respective DIR Shareholder.

12.	Securing of the Consideration

12.1	Financing Requirements

12.1.1	Maximum Funding Requirements

At the time of the publication of this Offer Document, the Target has issued 32,079,505 DIR Shares. The Bidder assumes that until the expiration of the Additional Acceptance Period no additional DIR Shares will be issued based on the existing Conditional

Capital I since, to the Bidder’s knowledge, there are currently no instruments being issued based on the relevant authorization resolution of the shareholders’ meeting of DIR (see Section 6.3.3 above). Furthermore, the Bidder assumes that no additional DIR Shares will be issued as a result of the exercise of Conversion Rights under the Convertible Bond 2019/2026, since, under the Convertible Bond Settlement Agreement, the Bondholder has agreed to the exercise of the Cash Payment Option of DIR, and, moreover, there is no conditional capital to issue new DIR shares upon exercise of Conversion Rights to the holders or creditors of the Convertible Bond 2019/2026 (see Section 6.3.4 above).

The Bidder currently does not directly hold any DIR Shares.

•

If the Offer were to be accepted for all DIR Shares currently issued against payment of the Cash Consideration, the payment obligation of the Bidder to all accepting DIR Shareholders would amount to EUR 549,201,125.60 (the “Maximum Cash Consideration”) (corresponding to the Cash Consideration of EUR 17.12 per DIR Share).

•

Should the Offer be accepted for 31,760,360 DIR Shares in exchange for the Share Consideration, the Bidder would have to deliver 39,701,700 Offer Shares in total (the “Maximum Supply Obligation”) in order to be able to provide the Share Consideration for each DIR Share to the accepting DIR Shareholders (based on an exchange ratio of five (5) Offer Shares for each four (4) DIR Shares).

In addition, the Bidder expects that transaction costs in connection with the Offer will not exceed a total amount of EUR 11.00 mil. (the “Transaction Costs”).

12.1.2	Expected Funding Requirements

(a)	Qualified Non-Tender Agreement (Obotritia)

The Bidder has entered into a binding agreement with the DIR Shareholders named in the chart below (together the “Non-Tendering Shareholders (Obotritia)”), pursuant to which the Non-Tendering Shareholders (Obotritia) are obligated (i) not to tender into the Offer the respective number of DIR Shares held by them as specified in the chart and (ii) not to sell to a third party or otherwise dispose of any of their DIR Shares until the earlier of the effectiveness of the Merger and the day following the ten ears anniversary day of the settlement of the Offer (the “Non-Tender Agreement (Obotritia)”):

Non-Tendering Shareholders (Obotritia)	Covered DIR Shares
Obotritia Capital KGaA	2,542,726
Obotritia Beta Invest GmbH	1,499,232

Total	4,041,958

(compromising approximately 12.6% of DIR’s share capital and voting rights)

In order to ensure that the Non-Tendering Shareholders (Obotritia) cannot accept the Offer for the respective DIR Shares covered, the Bidder has also entered into an agreement with the Non-Tendering Shareholders (Obotritia) and their Custodian Banks, pursuant to which the Custodian Banks are obliged (i) not to transfer any of the DIR Shares which are the subject of the Non-Tender Agreement (Obotritia), from the current deposit account of the respective Non-Tender Shareholder (Obotritia) to another deposit account held by the respective Non-Tendering Shareholder (Obotritia) or third parties and (ii) not to perform any orders given by the respective Non-Tendering Shareholder (Obotritia) to sell or transfer the respective DIR Shares covered (including by acceptance of the Offer) (the “Blocked Account Agreement (Obotritia)” and, together with the Non-Tender Agreement (Obotritia), the “Qualified Non-Tender Agreement (Obotritia)“).

The Bidder has thus ensured that the Offer can be accepted, against payment of the Cash Consideration or in exchange for the Share Consideration, for a maximum of 28,037,542 DIR Shares (all 32,079,505 DIR Shares issued minus the 4,041,958 DIR Shares covered in total by the Qualified Non-Tender Agreement (Obotritia)). This corresponds to approximately 87.4% of DIR’s share capital.

(b)	Qualified Non-Tender Agreements (Cash Consideration)

In addition, the Bidder has entered into binding agreements with the DIR Shareholders named in the chart below (together the “Non-Tendering Shareholders (Cash Consideration)” and, together with the Non-Tendering Shareholders (Obotritia), the “Non-Tendering Shareholders”), pursuant to which the Non-Tendering Shareholders (Cash Consideration) are obligated until June 30, 2022 (i) not to tender their DIR Shares into the Offer against payment of the Cash Consideration and (ii) not to sell to a third party or otherwise dispose of any of their DIR Shares, except for tendering into the Offer for the Share Consideration (the “Non-Tender Agreements (Cash Consideration)”, and, together with the Non-Tender Agreement (Obotritia), the “Non-Tender Agreements”):

Non-Tendering Shareholders (Cash Consideration)	Covered DIR Shares
Obotritia Alpha Invest GmbH	2,239,355
Babelsberger Beteiligungs GmbH	1,400,667
Försterweg Beteiligungs GmbH	1,168,749
Obotritia Delta Invest GmbH	700,000
Midgard Beteiligungs GmbH	93,208
EFa Vermögensverwaltungs KG	80,900

Total	5,682,879

(compromising approximately 17.71% of DIR’s share capital and voting rights)

In order to ensure that the Non-Tendering Shareholders (Cash Consideration) cannot accept the Offer for the respective DIR Shares covered against payment of the Cash Consideration, the Bidder has also entered into an agreement with each of the Non-Tendering Shareholders (Cash Consideration) and their Custodian Banks, pursuant to which the Custodian Banks are obliged (i) not to transfer any of the DIR Shares which are the subject of the respective Non-Tender Agreement (Cash Consideration), from the current deposit account of the respective Non-Tender Shareholder (Cash Consideration) to another deposit account held by the respective Non-Tendering Shareholder (Cash Consideration) or third parties and (ii) not to perform any orders given by the respective Non-Tendering Shareholder (Cash Consideration) to sell or transfer the respective DIR Shares covered (including by way of an acceptance of the Offer against payment of the Cash Consideration) (the “Blocked Account Agreements (Cash Consideration)” and, together with the Non-Tender Agreements (Cash Consideration), the “Qualified Non-Tender Agreements (Cash Consideration)”). The Qualified Non-Tender Agreements (Cash Consideration) together with the Qualified Non-Tender Agreement (Obotritia) referred hereinafter as the “Qualified Non-Tender Agreements”.

The Bidder has thus ensured that the Offer can be accepted for a maximum of 22,354,668 DIR Shares against payment of the Cash Consideration (all 32,079,505 DIR Shares issued minus the 9,724,837 DIR Shares covered in total by the Qualified Non-Tender Agreements). This corresponds to approximately 69.69% of DIR’s share capital.

(c)	Expected Funding Requirements

If the Offer were to be accepted for all 22,354,668 DIR Shares not covered by the Qualified Non-Tender Agreements against payment of the Cash Consideration, the payment obligation of the Bidder vis-à-vis the accepting DIR Shareholders would thus amount in total to EUR 382,711,916.16 (the “Expected Cash Consideration”).

If the Offer were to be accepted for all 28,037,547 DIR Shares not covered by the Qualified Non-Tender Agreement (Obotritia) in exchange for the Share Consideration, the Bidder would have to deliver 35,046,933 Offer Shares in total (the “Expected Supply Obligation”, and, together with the Expected Cash Consideration, the “Expected Funding Requirements”) in order to be able to provide the Share Consideration for each DIR Share to the accepting DIR Shareholders (based on an exchange ratio of five (5) Offer Shares for each four (4) DIR Shares).

12.2	Financing Measures

Prior to the publication of this Offer Document, the Bidder has taken all necessary measures to ensure that it will have the financial resources necessary to completely satisfy the Offer.

12.2.1	Expected Funding Requirements

The Bidder has ensured that it has the financial resources available to completely satisfy the Expected Funding Requirements.

(a)	Expected Cash Consideration

The payment of the Expected Cash Consideration will be secured by the Bidder’s own freely available cash. As of the date of publication of this Offer Document, the Bidder has at its disposal cash funds in the amount of approximately EUR 1 billion for the payment of the Expected Cash Consideration.

The Bidder has thus ensured that it will have a cash amount at its disposal that significantly exceeds the Expected Cash Consideration.

(b)	Expected Supply Obligation

The Bidder can create up to 39,701,700 Offer Shares through the capital increase against contributions in kind from the Authorized Capital (see Section 5.2.2). This amount exceeds the Expected Supply Obligation of 35,046,933 Offer Shares.

The Bidder will create the Offer Shares required for the completion of the Offer, subject to the capital increase described in Section 5.2.3 by way of a capital increase against contributions in kind from the Authorized Capital.

The Offer Capital Increase will be implemented against contributions in kind in the form of Tendered DIR Shares (Share Consideration). The subscription rights of the Bidder’s shareholders have been excluded by the Board of Directors of the Bidder in connection with the Offer Capital Increase. The effective issuance of the Offer Shares does not require registration with a court or a public register that could be affected by the commencement of shareholder litigation. In contrast with the legal situation in Germany, this fact increases the certainty of the effective issuance of the Offer Shares.

DIR Shareholders who have accepted the Offer for the Share Consideration will conditionally transfer their Tendered DIR Shares (Share Consideration) to an account of the Settlement Agent. Following the issuance of the Offer Shares by way of the execution of a private deed of issuance (onderhandse akte van aandelenuitgifte) by the Bidder and the a book-entry transfer to the Clearstream custody account of the Settlement Agent, the Settlement Agent will transfer the Offer Shares to the securities custody accounts of the DIR Shareholders that have validly tendered their DIR Shares at their respective Custodian Banks.

Fractional Entitlement will be disposed by the Settlement Agent, together with the respective Custodian Banks. The proceeds from the Fractional Adjustment will be credited to the respective DIR Shareholders on a pro rata basis (see Section 11.4).

The maximum amount of the Offer Shares to be issued under the Offer Capital Increase is 39,701,700 and is calculated in such a way that in accordance with the Share Offer Consideration and based on the up to 31,761,360 DIR Shares for which the for which the Share Consideration Offer may be accepted as a maximum, a sufficient number of Offer Shares can be transferred to the tendering Shareholders who have accepted the Offer for the Share Consideration.

(c)	Expected Transaction Costs

At the time of publication of the Offer Document, the Bidder has cash funds in the amount of approximately EUR 1 billion at its disposal to settle the Transaction Costs.

The Bidder has thus ensured that it will have a cash amount at its disposal which significantly exceeds the Transaction Costs.

12.2.2	Maximum Funding Requirement

(a)	Maximum Cash Consideration

In addition, the Bidder has ensured that it will be able to finance the amount by which the Maximum Cash Consideration exceeds the Expected Cash Costs. This amount would become due after the Offer if the Non-Accepting Shareholders were to accept the Offer for all of their DIR Shares contrary to the contractual obligation under the Non-Tender Agreements.

In the event that the Non-Tendering Shareholders accept the Offer for all or part of their DIR Shares contrary to their contractual obligations under the Non-Tender Agreements, they have submitted to a contractual penalty in favor of the Bidder. As a contractual penalty, the respective Non-Tendering Shareholder must deliver to the Bidder in case of each Tendered DIR Share the relevant consideration, i.e. either the Cash Consideration or the Share Consideration (the “Contractual Penalty”).

All claims arising from the contractual penalty shall become due immediately at the time of settlement of the Offer. In this respect, the Bidder and the Non-Tendering Shareholders have further agreed that, the Bidder’s claim for contractual penalty shall be set off against the claim of the relevant Non-Tendering Shareholders to the relevant consideration for the Tendered DIR Shares. As a result of such set-off, the mutual claims of the Non-Tendering Shareholders and the Bidder shall be discharged and the Bidder shall not be obliged to provide the relevant consideration to the Non-Tendering Shareholders for the Tendered DIR Shares in breach of the Non-Tender Agreement. The contractual penalty would also have to be delivered if the Non-Tendering Shareholders sell or transfer DIR Shares to third parties who then tender such DIR Shares into the Offer.

The Bidder has therefore taken all necessary measures to ensure that, at the time of the settlement of the Offer, it will have at its disposal on the due date of the claims for Cash Consideration at least the amount of the Maximum Cash Consideration as well as the Transaction Costs.

(b)	Maximum Supply Obligation

The Share Consideration is offered for a total of up to 31,761,360 DIR Shares. If the Offer is accepted for 31,761,360 DIR Shares in exchange for the Share Consideration, the Bidder would have to deliver a total of 39,701,700 Offer Shares. Through the capital increase against contributions in kind from the Authorized Capital (see Section 5.2.2 and Section 12.2.1(b)), the Bidder may create up to 39,701,700 Offer Shares, which corresponds to the Maximum Supply Obligation.

In the event that the Offer for the Share Consideration is accepted for more than 31,761,360 DIR Shares – which is only conceivable if the Non-Tendering Shareholders (Obotritia) breach their contractual obligations under the Non-Tender Agreement (Obotritia) (see Section 12.1.2(a)) and accept the Offer for all or part of their DIR Shares for the Share Consideration – a pro rata allocation of the Offer Shares will occur (see Section 11.6.3).

The Bidder has therefore taken all necessary measures to ensure that, at the time of the settlement of the Offer, it can completely fulfill the Maximum Supply Obligation.

12.3	Financing Confirmation

Pursuant to Section 13 para. 1 sent. 2 WpÜG, ING Bank N.V., with its statutory seat in Amsterdam, the Netherlands, an investment services enterprise independent of the Bidder, has confirmed by letter dated December 6, 2021, that the Bidder has taken the necessary measures to ensure that it has the necessary funds at its disposal to fully perform the Offer with regard to the Cash Consideration at the time at which the claim for the Cash Consideration becomes due.

The financing confirmation is attached to this Offer Document as Annex 1.

13.	Expected Effects of the Successful Completion of the Offer on the Assets, Financial and Earnings Position of the Bidder

The following explanatory financial information (“Explanatory Financial Information”) describes the expected effects on the assets, financial and earnings position of the Bidder resulting from a successful completion of the Offer.

13.1	Methodical Approach

Based on the Bidder’s unaudited individual balance sheet as of September 30, 2021, prepared in accordance with Title 9, Book 2 of the Dutch Civil Code, (the “Balance Sheet”) the Explanatory Financial Information describes the expected effects that a successful completion of the Offer by September 30, 2021 would have had on the Bidder’s Balance Sheet, and describes the expected effects on the earnings situation of the Bidder.

The Explanatory Financial Information present information within the meaning of Section 11 para. 2 sent. 3 no. 1 clause 2 WpÜG and are not pro-forma financial information. It was not prepared in accordance with, and significantly differs from, the IDW Accounting Guidelines for the Preparation of Pro-Forma Financial Data (IDW RH HFA 1.004). The Explanatory Financial Information includes a simplified representation and has not been audited.

The Explanatory Financial Information is based on assumptions that may or may not prove to be correct and, by nature, only describes a situation that may or may not occur. Consequently, it does not reflect the actual assets, financial and earnings position of the Bidder.

Individual figures in this Section 13 have been rounded according to commercial practice. Totals or subtotals contained in the table under Section 13.3 may differ from the non-rounded values stated elsewhere due to commercial rounding. Furthermore, such commercially rounded figures may not add up exactly to the subtotals or totals contained in the table under Section 13.3 or stated elsewhere in the Offer Document, including this Section 13.

13.2	Basis and Assumptions

13.2.1	Basis

The Explanatory Financial Information is based on the following:

(a)	The number of DIR Shares outstanding amounts to 32,079,505 in total.

(b)	The Cash Consideration amounts to EUR 17.12 per DIR Share.

(c)

Alternatively, the Bidder offers all DIR Shareholders to exchange their DIR Shares in Offer Shares by choice of the respective DIR Shareholder. The Share Consideration consists of five (5) Offer Shares for four (4) DIR Shares.

(d)

The Bidder has entered into the Qualified Non-Tender Agreement (Obotritia) with Obotritia and Obotritia Beta Invest GmbH (“Obotritia Beta”) regarding the 4,041,958 DIR Shares held by Obotritia and Obotritia Beta in aggregate.

(e)

The Bidder has entered into Irrevocable Undertakings regarding of a total of 13,978,085 DIR Shares, pursuant to which the Tendering Shareholders have undertaken to accept the Offer for the Share Consideration.

(f)	The Bidder will finance the Expected Cash Consideration from its own liquid funds.

13.2.2	Assumptions

Furthermore, the Explanatory Financial Information assumes the following:

(a)

No additional DIR Shares will be issued by the Target until the completion of the Offer, in particular no additional DIR Shares will be created following the exercise of Conversion Rights under the Convertible Bond, since DIR has undertaken to exercise the Cash Payment Option in the Business Combination Agreement (see Section 7.2.2).

(b)

The Offer will be accepted for all DIR Shares, which are neither directly held by the Bidder, nor subject of the Qualified Non-Tender Agreement. (Obotritia). In particular, the Bidder assumes that Obotritia and Obotritia Beta will comply with the provisions of the Qualified Non-Tender Agreement (Obotritia) and will neither accept the Cash Consideration nor the Share Consideration.

(c)

The Bidder assumes that the Tendering Shareholders will comply with the Irrevocable Undertakings and accept the Share Consideration. For the purposes of this presentation, it is further assumed that no other DIR Shareholders will accept the Share Consideration in addition to the Tendering Shareholders.

(d)

Taking into account the assumptions under (b) and (c), it is assumed for the purposes of this presentation that the Offer is accepted for of 14,059,462 DIR Shares against payment of the Cash Consideration in the amount of EUR 17.12. In this case, the Cash Consideration is approximately kEUR 240,698. In addition, it is assumed that the Offer is accepted for 13,978,085 DIR Shares against delivery of the Share Consideration. Under this assumption, 17,472,606 Offer Shares would have to be issued.

(e)

Except for the intended acquisition of DIR Shares as a result of the Offer, no other effects on the assets, financial and earnings position of the Bidder are taken into account which have occurred since September 30, 2021 or may occur in the future, in particular the intended Merger and Hive-Down are not taken into account.

(f)	The completion of the Offer does not have any tax effects.

(g)	The synergy effects expected for the future are not taken into account.

(h)	For the effects on the balance sheet and the profit and loss statement, it is assumed that the transaction was already completed on September 30, 2021.

(i)

The Bidder will incure Transaction Costs of EUR 11 mil. in total. Based on a preliminary assessment, the Transaction Costs will probably be capitalized for the most part as incidental acquisition costs. For the purposes of this presentation, it is assumed that Transaction Costs are fully capitalized.

13.3	Expected Effects on the Asset and Financial Position of the Bidder

The following table shows – based on the basis and assumptions set forth in Section 13.2 – the expected effects of a successful completion of the Offer on the Bidder’s Balance Sheet, if the Offer had been completed by September 30, 2021:

	Balance Sheet of the Bidder as of September 30, 2021	Expected effects of the Completion of the Offer by September 30, 2021	Balance Sheet of the Bidder after Completion of the Offer by September 30, 2021
	(unaudited)* (in EUR thousand)
ASSETS
A. Non-current assets
Investments in group companies	2,584,984	577,387	3,162,371
Long-term receivables due from related parties	2,900,205	—	2,900,205
B. Current assets
Receivables and other Assets	29,836	—	29,836
Cash and cash equivalents	1,293,890	(251,698)	1,042,192

	6,808,915	325,689	7,134,604

LIABILITIES AND EQUITY
A. Equity
Issued capital	64,063	2,796	66,859
Share premium reserve	2,729,410	322,893	3,052,303
Legal reserve in participating interest	1,802,242	—	1,802,242
Translation reserve	14,430	—	14,430
Retained earnings	(1,531,060)	—	(1,531,060)
Profit/loss for the period	321,067	—	321,067
D. Liabilities
Long-term payables	4,569	—	4,569
Bonds issued	3,385,291		3,385,291
Trade and other payables	18,903	—	18,903

	6,808,915	325,689	7,134,604

*	Financial information shown in brackets indicates negative figures. A dash (“-”) means that the respective financial information is not affected. Values may not add up precisely due to rounding.

Notes:

•	Total assets will increase from kEUR 6,808,915 by kEUR 325,689 to kEUR 7,134,604 as a result of the completion of the Offer.

•

Investments in group companies will increase from kEUR 2,584,984 as a result of the completion of the Offer (i) by kEUR 331,173 reflecting the acquisition costs of kEUR 325,689 for the acquisition of 13,978,085 Tendered DIR Shares (Share Consideration) including the proportionate Transaction Costs of kEUR 5,484. The acquisition costs are the product of 17,472,606 Offer Shares issued in exchange for the Tendered DIR Shares (Share Consideration), multiplied by EUR 18.64 per Offer Share, which corresponds to the Three-Month Average Price of the shares of the Bidder as of October 25, 2021, the day before the Announcement. Investments in group companies will increase (ii) further by kEUR 246,214, reflecting the payment of the costs for the acquisition of 14,059,462 Tendered DIR Shares (Cash Consideration) at EUR 17.12 each, including the proportionate Transaction Costs of kEUR 5,516. Investments in group companies will therefore increase by a total of kEUR 577,387 to a total of kEUR 3,162,371.

•

Cash and cash equivalents will decrease from kEUR 1,293,890 by kEUR 251,698 as a result of the completion of the Offer, reflecting the payment of the costs for the acquisition of 14,059,462 Tendered DIR Shares (Cash Consideration) at EUR 17.12 each and the payment of the Transaction Costs in the amount of kEUR 11,000 from Cash and cash equivalents to kEUR 1,042,192

•	Total liabilities and equity will increase from kEUR 6,808,915 by kEUR 325,689 to kEUR 7,134,604 as a result of the completion of the Offer.

•

Issued capital will increase from kEUR 64,063 by kEUR 2,796 as a result of the completion of the Offer, reflecting the issuance of 17,472,606 Offer Shares, each with a pro rata amount of EUR 0.16 of the Bidder’s share capital, in order to create the Offer Consideration in the context of the Offer Capital Increase, to kEUR 66,859.

•

Share premium reserve will increase from kEUR 2,729,410 by kEUR 322,893 as a result of the completion of the Offer, reflecting the difference between the value of the Offer Shares issued in the context of the Offer Capital Increase of kEUR 325,689 and the amount of kEUR 2,796 accounted for in Issued capital to kEUR 3,052,303.

13.4	Expected Effects on the Earnings Position of the Bidder; Expected Dividends

The Bidder expects to generate income in the future, as in the past, mainly from profit distributions of the companies of the CTP Group. The Bidder will maintain its activities of the past years.

The Target has paid a dividend in recent years. For the fiscal year 2018/2019 a dividend in the amount of EUR 0.16 per DIR-Share and for the fiscal year 2019/2020 a dividend in the amount of EUR 0.24 per DIR-Share was paid. The Bidder expects that the Target will not pay any further dividends until the Merger. Therefore, the Bidder will not generate any income from DIR Shares.

The operating income in the current fiscal year of the Bidder is additionally reduced by the Transaction Costs in the amount of kEUR 11,000.

14.	Notice to DIR Shareholders who do not wish to accept the Offer

DIR Shareholders who do not wish to accept the Offer should, in particular, take into account the intentions of the Bidder as described in Section 8

14.1	Delisting of DIR Shares

For a description of the Delisting and the potential consequences thereof, see Section 8.5.

14.2	Loss of the status as REIT-AG

For a description of the loss of the status as REIT-AG of DIR and the potential consequences thereof, see Section 8.6.

14.3	Merger and Hive-Down

For a description of the intended Merger and Hive-Down and the potential consequences thereof, see Section 8.7.

14.4	Possible Reduction of Free Float and Liquidity of DIR Shares

DIR Shares, for which the Offer is not accepted can still be traded on the Frankfurt Stock Exchange and the Berlin Stock Exchange in the Regulated Market until the effectiveness of the planned Delisting.

In the Business Combination Agreement with the Bidder, DIR has undertaken, subject to the EGM Approval (as defined in Section 8.6.1), to submit the Delisting Application, with the consent of the Supervisory Board, no later than two (2) Business Days following the commencement of the Additional Acceptance Period.

Even if the Delisting is delayed or does not take place, the settlement of the Offer may already lead to a further reduction of the free-float of DIR Shares. Consequently, supply of and demand for DIR Shares upon the settlement of the Offer may be lower than at present and this may decrease the liquidity for DIR Shares. It is therefore possible that purchase and sale agreements for DIR Shares cannot be executed in a timely manner, or at all.

Even if the Delisting will be delayed or does not take place, the settlement of the Offer may have as a consequence that DIR will no longer be able to fulfil the relevant index criteria for DIR Shares to be listed in certain indexes. This may lead to the exclusion of the DIR Shares from theses indexes, in which case it is to be expected that in particular index funds and institutional investors who reflect these indexes in their portfolios will refrain from acquiring any additional DIR Shares and will sell any DIR Shares held by them.

An increased supply of DIR Shares in connection with a decreased demand for DIR Shares may adversely affect the stock price of DIR Shares.

14.5	Possible Qualifying Majority of the Bidder in DIR’s Shareholders’ Meeting

Pursuant to Section 23 para. 1 sent. 1 of DIR’s Articles of Association, resolutions of the general meeting of DIR require a simple majority of the votes cast, unless the law requires otherwise. In cases where the law requires a majority of the share capital represented when the resolution is adopted, a simple majority of the share capital represented is sufficient pursuant to Section 23 para. 1 sent. 2 of DIR’s Articles of Association, unless a larger majority required by law. After completion of this Offer and in case of the acquisition of 50% or 75% or more of the outstanding DIR Shares, the Bidder would therefore have the required majority of the voting rights and share capital to enforce important corporate structural measures with respect to DIR in DIR’s shareholders’ meeting, including:

(a)	Election and dismissal of Supervisory Board members, discharge or refusal to discharge members of the Management Board and Supervisory Board;

(b)	changes to DIR´s Articles of Association (including changes in the object of the company and in the legal form);

(c)	capital increases;

(d)	the exclusion of subscription rights of the remaining DIR Shareholders in case of capital measures;

(e)	the consent to inter-company agreements (Unternehmensverträge); and

(f)	transformations (e.g. mergers, changes of the legal form, demerger) and dissolutions (including a so-called “dissolution by transfer” (übertragende Auflösung)).

Depending on the presence at the general meeting after a successful implementation of the Offer, the Bidder may even reach a majority of 75% of the votes validly cast if it were to acquire less than 75% of all DIR Shares. At the DIR’s shareholders’ meeting in 2020, approximately 56.2% of the DIR’s share capital and voting rights was present. Therefore, the 13,978,085 DIR Shares (i.e. approximately 43.57% of the DIR’s share capital and voting rights) which the Bidder will acquire from the Tendering Shareholders in the Offer may already be sufficient to provide the Bidder with a majority of 75% of the DIR’s share capital and voting rights represented at the passing of the resolution, which would be sufficient to pass resolutions on the above mentioned measures.

Under German law, only some of the measures mentioned above would (in some cases subject to further requirements) entail an obligation of the Bidder to make an offer to the remaining DIR Shareholders to acquire their DIR Shares against an adequate exit compensation or to grant recurring compensation payments, in each case on the basis of a company valuation of DIR – which is to be substantiated by a valuation report and potentially subject to judicial review in appraisal or other proceedings. Since such company valuation would be based in principle on the circumstances at the time of the adoption of the DIR shareholders’ meeting on the respective measure, an exit compensation or compensation payment could correspond in value to the Cash Consideration or the Share Consideration, but could also be lower or higher.

Furthermore, the implementation of some of these measures could lead to a termination of the existing listing of the DIR Shares even if DIR does not file a Delisting-Application with the Frankfurt Stock Exchange or the Berlin Stock Exchange.

14.6	No squeeze-out of DIR Shareholders

Pursuant to the Non-Tender Agreement (Obotritia), 4,041,958 DIR Shares, representing approximately 12.6% of the share capital and voting rights of DIR, will in no event be transferred to the Bidder. Consequently, under no circumstances will 90% or more of all DIR Shares be owned by the Bidder upon completion of the Offer. Therefore, no procedure will be available to the Bidder after the execution of the Offer to request a transfer of the DIR Shares held by the remaining DIR Shareholders (so-called squeeze-out). The DIR Shareholders who do not accept the Offer will therefore also not receive any cash compensation which would have to be granted to minority shareholders in the event of such a squeeze-out.

14.7	No Sell-Out Right of DIR Shareholders

If, following the successful completion of a public takeover offer, at least 95% of the share capital with voting rights of the relevant target are directly or indirectly owned by a bidder in accordance with Section 39a para. 1, 2 and 4 sent. 2 WpÜG, such bidder may, within three months following the expiration of the relevant acceptance period, file a motion to the competent court for transfer of the shares in the target held by the remaining shareholders to the bidder against payment of the relevant offer consideration. This requires that the relevant bidder owns (gehören) 95% of the shares in the target at the latest at the expiration of the additional acceptance period of the offer or that the offer has been accepted to such an extent that, upon subsequent completion of the offer, the relevant bidder will own shares representing at least the minimum proportion of the target’s voting or total share capital that is required for a such a squeeze-out. Under the Non-Tender Agreement (Obotritia), 4,041,958 DIR Shares, which correspond to approximately 12.6% of DIR’s share capital, will in no case be transferred to the Bidder before expiration of the Additional Acceptance Period. As a consequence, in no event will 95% or more of all DIR Shares be owned by the Bidder when the Additional Acceptance Period expires.

As a result, DIR Shareholders will in not be able to accept the Offer following expiration of the Additional Acceptance Period.

15.	Rights of Withdrawal

15.1	Right of Withdrawal in the Case of an Amendment of the Offer or a Competing Offer

DIR Shareholders who have accepted the Offer have the following statutory rights of withdrawal:

(a)

In the event of an amendment of the Offer within the meaning of Section 21 para. 1 sent. 1 WpÜG, each DIR Shareholder may, pursuant to Section 21 para. 4 WpÜG, rescind its acceptance of the Offer until the expiration of the Acceptance Period, if and to the extent that such DIR Shareholder has accepted the Offer prior to the publication of the amendment of the Offer.

(b)

In the event of a competing offer pursuant to Section 22 para. 1 WpÜG, DIR Shareholders may rescind their acceptance of the Offer pursuant to Section 22 para. 3 WpÜG until the expiration of the Acceptance Period, if and to the extent that they have accepted the Offer prior to the publication of the offer document for the competing offer.

15.2	Exercise the Rights of Withdrawal

DIR Shareholders may only exercise their rights of withdrawal pursuant to Section 15.1 by taking the following steps prior to the expiration of the Acceptance Period:

(a)

declaring their withdrawal to their respective Custodian Bank for a certain number of Tendered DIR Shares (Cash Consideration) and/or Tendered DIR Shares (Share Consideration) in the form customary for instructions to such Custodian Bank; and

(b)

instructing their respective Custodian Bank to arrange for the re-transfer into ISIN DE000A2G9LL1 at Clearstream for a corresponding number of Tendered DIR Shares held in their custody account for which they have declared their withdrawal.

The declaration of withdrawal only becomes effective once the Tendered DIR Shares of the respective withdrawing DIR Shareholder have been re-transferred on time. The re-transfer of the Tendered DIR Shares shall be deemed effected on time if it is effected no later than 18:00 hours (CET) on the second Business Day following the end of the Acceptance Period. Such re-transfer of Tendered DIR Shares for which withdrawal has been declared into ISIN DE000A2G9LL1 at Clearstream must be procured by the respective Custodian Bank without undue delay following receipt of the declaration of withdrawal. After the re-transfer, the Tendered DIR Shares can again be traded under ISIN DE000A2G9LL1 until the Delisting taking effect.

The withdrawal of the acceptance of this Offer is irrevocable. Following such withdrawal, Tendered DIR Shares for which the right of withdrawal has been exercised are not considered to have been tendered under this Offer. In this case, DIR Shareholders may again accept the Offer prior to the expiration of the Acceptance Period or the Additional Acceptance Period as described in this Offer Document, if the Acceptance Period or Additional Acceptance Period, respectively, has not yet expired at such date.

16.	Information regarding Cash Benefits or Other Monetary Benefits to the Board Members of the Target

The members of the Management Board and the Supervisory Board have not been offered any cash benefits or other monetary benefits by the Bidder or Persons Acting Jointly with the Bidder or their respective Subsidiaries in connection with the Offer

However, precautionary, the Bidder draws attention to the following agreements:

•

The Bidder and the Target agreed, that it is their joint understanding that neither the Offer nor the Merger shall affect the compensation entitlement in connection with performance-related variable remuneration of Sonja Petersen and René Bergmann (each a member of the Management Board), which is based on (i) short-term targets (Short-Term Incentive) in the amount of up to EUR 144,375 and (ii) long-term targets (Long-Term Incentive) in the amount of up to EUR 312,414.

•	In the Transaction Agreement between the Bidder, Rolf Elgeti (Chairman of the Management Board) and Obotritia, a contractual penalty was agreed (see Section 7.3).

To the extent that members of the Management Board and the Supervisory Board directly or indirectly hold DIR Shares, they have notified the Bidder that they accept the Offer for all DIR Shares held by them (or by companies controlled by them) in exchange for the Share Consideration, unless they are subject to the Qualified Non-Tender Agreement (Obotritia). If members of the Management Board or the Supervisory Board accept the Offer accordingly, they would receive the same Share Consideration for the Tendered DIR Shares (Share Consideration) held by them as all other DIR Shareholders receive under this Offer for their Tendered DIR Shares (Share Consideration).

In the event of an acceptance of the Offer for the Cash Consideration, the members of the Management Board and the Supervisory Board would receive for their Tendered DIR Shares (Cash Consideration) the same Cash Consideration all other DIR Shareholders receive under this Offer for their Tendered DIR Shares (Cash Consideration).

17.	Results of the Offer and Other Announcements

In addition to the other publications of the Bidder described in other sections of this Offer Document, the Bidder will also issue the following publications and notifications during the Offer:

(a)	The Bidder will publish:

(i)	the total number of DIR Shares to which it, the Persons Acting Jointly with it and their respective Subsidiaries are entitled to;

(ii)	the amount of the relevant proportions;

(iii)	the number of voting rights it holds and are attributed to it pursuant to Section 30 WpÜG;

(iv)	the number of voting rights to be notified in analogous application of Sections 38 and 39 WpHG; and

(v)

the number of Tendered DIR Shares resulting from the Declarations of Acceptance received by the Bidder, including the extent of the proportions of such Tendered DIR Shares of the share capital and voting rights in the Target pursuant to Section 23 para. 1 WpÜG on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover and in the German Federal Gazette (Bundesanzeiger), and inform BaFin at the following points in time:

(i)	on a weekly basis following the publication of this Offer Document and on a daily basis during the last week prior to the expiration of the Acceptance Period;

(ii)	without undue delay following the expiration of the Acceptance Period; and

(iii)	without undue delay following the expiration of the Additional Acceptance Period (“Announcement of Results”).

(b)

Pursuant to Section 23 para. 2 WpÜG, the Bidder will publish on the Internet at https://www.ctp.eu/investors/takeover-offers/dir-takeover and in the German Federal Gazette (Bundesanzeiger), and inform BaFin of any direct and/or indirect acquisition of DIR Shares by the Bidder or any Persons Acting Jointly with the Bidder, or their respective Subsidiaries, either on or outside of a stock exchange, in the period commencing with the publication of this Offer Document and ending with the publication pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG, as well as any direct or indirect acquisition of DIR Shares outside of a stock exchange prior to the end of a one-year period following the publication pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG, stating the nature and the amount of the consideration for each DIR Share

(c)	In the cases of Section 23 para. 1 and 2 WpÜG, an acquisition pursuant to Section 31 para. 6 WpÜG is equivalent to an agreement based on which the transfer of shares can be demanded.

18.	Tax Notice

The Bidder recommends that DIR Shareholders obtain tax advice which takes into account their personal circumstances regarding the tax consequences resulting from the acceptance of the Offer.

19.	Applicable Law; Place of Jurisdiction

This Offer and the agreements concluded with the Bidder as a result of the acceptance of this Offer shall be governed by the laws of Germany. The exclusive place of jurisdiction for all legal disputes arising from, or in connection with this Offer (and any agreement which comes into existence as a result of the acceptance of this Offer), to the extent legally permissible, shall be Frankfurt am Main, Germany.

20.	Declaration of Acceptance of Responsibility for the Contents of the Offer Document

CTP N.V., with its statutory seat in Utrecht, the Netherlands, assumes responsibility for the contents of this Offer Document pursuant to Section 11 para. 3 WpÜG and declares that, to the best of its knowledge, the information contained in this Offer Document is correct and no material facts have been omitted.

21.	Signature

Amsterdam, December 7, 2021

CTP N.V.

Richard John Wilkinson CFO

Annex 1

Financing Confirmation

-A.1-

Annex 2

Persons Controlling CTP

Controlling Person	Country	City
Remon Leonard Vos	c/o CTP N.V., Apollolaan 151, 1077 AR Amsterdam, the Netherlands
Stichting Administratiekantoor Multivest	Netherlands	Buurmalsen
Multivest B.V.	Netherlands	Buurmalsen
CTP Holding B.V.	Netherlands	Buurmalsen

-A.2-

Annex 3

Persons Acting Jointly with CTP

(Subsidiaries of CTP)

Company	Country	City
CTP Invest, spol. s r.o.	Czech Republic	Humpolec

Czech Republic
CTP Property Czech, spol. s r.o.	Czech Republic	Humpolec
CTP X, spol. s r.o.	Czech Republic	Humpolec
CTPark České Budějovice II, spol. s r.o.	Czech Republic	Humpolec
CTPark Brno Retail, spol. s r.o.	Czech Republic	Humpolec
CTPark Brno III, spol. s r.o.	Czech Republic	Humpolec
Multidisplay s.r.o. v likvidaci	Czech Republic	Humpolec
CTPark Prague North II, spol. s r.o.	Czech Republic	Humpolec
CTP XIII, spol. s r.o.	Czech Republic	Humpolec
CTP XIV, spol. s r.o.	Czech Republic	Humpolec
CTP Vlněna Business Park, spol. s r.o.	Czech Republic	Humpolec
CTPark Plzeň, spol. s r.o.	Czech Republic	Humpolec
CTP II, spol. s r.o.	Czech Republic	Humpolec
CTPark Prague North III, spol. s r.o.	Czech Republic	Humpolec
CTP III, spol. s r.o.	Czech Republic	Humpolec
CTPark Stříbro, spol. s r.o.	Czech Republic	Humpolec
CTPark České Budějovice, spol. s r.o.	Czech Republic	Humpolec
CTP XV, spol. s r.o.	Czech Republic	Humpolec
CTP XVI, spol. s r.o.	Czech Republic	Humpolec
CTP XVIII, spol. s r.o.	Czech Republic	Humpolec
CTPark Brno Líšeň II, spol. s r.o.	Czech Republic	Humpolec
CTP Forest, spol. s r.o.	Czech Republic	Humpolec
CTP Property Romania, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP Property Serbia, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP Property Bulgaria, spol. s r.o. v likvidaci	Czech Republic	Humpolec
Clubco, spol. s r.o.	Czech Republic	Humpolec
CTP XXI, spol. s r.o.	Czech Republic	Humpolec
PŘÍDANKY SPV s.r.o.	Czech Republic	Brno
CTP Barrandov, spol. s r.o.	Czech Republic	Humpolec
CTP XXII, spol. s r.o.	Czech Republic	Humpolec
CTPark Lysá nad Labem, spol. s r.o.	Czech Republic	Humpolec
CTP Domeq Brno, spol. s r.o.	Czech Republic	Humpolec
CTP XII, spol. s r.o.	Czech Republic	Humpolec
CTP XXIV, spol. s r.o.	Czech Republic	Humpolec

-A.3-

Company	Country	City
CTPersonnel Bor, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP Hotel Pilsen, spol. s r.o.	Czech Republic	Humpolec
CTP Hotel Operations Pilsen, spol. s r.o.	Czech Republic	Humpolec
CTP Hotel Prague, spol. s r.o.	Czech Republic	Humpolec
CTP Hotel Operations Prague, spol. s r.o.	Czech Republic	Humpolec
CTP Beta, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP Omega, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP CEE Properties, spol. s r.o.	Czech Republic	Humpolec
CTP V, spol. s r.o.	Czech Republic	Humpolec
CTP IQ Ostrava, spol. s r.o.,	Czech Republic	Humpolec
CTP Finance, spol. s r.o. likvidaci,	Czech Republic	Humpolec
CTP Infrastructure, spol. s r.o. likvidaci,	Czech Republic	Humpolec
CTP XI, spol. s r.o.	Czech Republic	Humpolec
CTP IV, spol. s r.o.	Czech Republic	Humpolec
CTP VI, spol. s r.o.	Czech Republic	Humpolec
CTP Spielberk Business Park, spol.s r.o.	Czech Republic	Humpolec
CTZone Ostrava, spol.s r.o.	Czech Republic	Humpolec
CTP VII, spol.s r.o.	Czech Republic	Humpolec
CTP VIII, spol.s r.o.	Czech Republic	Humpolec
Spielberk Business Park II, spol. s r.o.	Czech Republic	Humpolec
CTP Hotel Operations Brno, spol. s r.o.	Czech Republic	Humpolec
CTP I, spol. s r.o. v likvidaci	Czech Republic	Humpolec
CTP Solar, a.s. v likvidaci	Czech Republic	Humpolec

Bulgaria
CTPark Gamma EOOD	Bulgaria	Sofia
CTPark Delta EOOD	Bulgaria	Sofia
CTPark Epsilon EOOD	Bulgaria	Sofia
CTPark Zeta EOOD	Bulgaria	Sofia
CTPark Beta EOOD	Bulgaria	Sofia
Project Vrajdebna EOOD	Bulgaria	Sofia
CTPark Eta EOOD	Bulgaria	Sofia
CTPark Lambda EOOD	Bulgaria	Sofia
CTPark Theta EOOD	Bulgaria	Sofia
CTPark Iota EOOD	Bulgaria	Sofia
CTP Invest EOOD	Bulgaria	Sofia
CTPark Kappa EOOD	Bulgaria	Sofia

Hungary
CTP Management Hungary Kft.	Hungary	Biatorbágy
CTPark Eleven Kft.	Hungary	Biatorbágy
CTPark Twelve Kft.	Hungary	Biatorbágy

-A.4-

Company	Country	City
CTPark Thirteen Kft.	Hungary	Biatorbágy
CTPark Fourteen Kft.	Hungary	Biatorbágy
Office Campus Real Estate Kft.	Hungary	Biatorbágy
CTPark Fifteen Kft.	Hungary	Biatorbágy
CTPark Sixteen Kft.	Hungary	Biatorbágy
CTPark Seventeen Kft.	Hungary	Biatorbágy
CTPark Eighteen Kft.	Hungary	Biatorbágy
CTPark Nineteen Kft.	Hungary	Biatorbágy
CTPark Twenty Kft.	Hungary	Biatorbágy
CTPark Twenty One Kft.	Hungary	Biatorbágy
CTPark Twenty Two Kft.	Hungary	Biatorbágy
CTP Solar Kft.	Hungary	Biatorbágy
CTPark Twenty Three Kft.	Hungary	Budapest

Serbia
CTP Invest doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Zeta doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Property Alpha doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Iota doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Sigma doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Omicron doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Phi doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Rho doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Tau doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Lambda doo Beograd-Novi Beograd	Serbia	Belgrade

Slovakia
CTPark Prešov, s.r.o.	Slovakia	Bratislava
CTP Gama, s. r. o.	Slovakia	Bratislava
CTPark Trnava II, spol. s r.o.	Slovakia	Bratislava
CTP Dunaj, s.r.o.	Slovakia	Bratislava
CTPark Žilina Airport II, spol. s r.o.	Slovakia	Bratislava
CTP Solar SK, spol. s r.o.	Slovakia	Bratislava
CTPark Bratislava East, spol. s r.o.	Slovakia	Bratislava
CTP Invest SK, spol. s r.o.	Slovakia	Bratislava
CTPark Čierny Les, spol. s r.o.	Slovakia	Bratislava
CTPark Banská Bystrica, spol. s r.o	Slovakia	Bratislava

Spain
Global Guanaco, S.L.U.	Spain	Madrid

Poland
CTP Invest Poland Sp. z o.o.	Poland	Katowice
CTP Eta Poland Sp. z o.o.	Poland	Katowice

-A.5-

Company	Country	City
CTP Theta Poland Sp. z o.o.	Poland	Katowice
CTPark Iłowa Sp. z o.o.	Poland	Katowice
CTPark Zabrze Sp. z o.o.	Poland	Katowice
CTP Beta Poland Sp. z o.o.	Poland	Katowice
CTP Delta Poland Sp. z o.o.	Poland	Katowice
CTP Gamma Poland Sp. z o.o.	Poland	Katowice
CTP Zeta Poland Sp. z o.o.	Poland	Katowice
CTP Epsilon Poland Sp. z o.o.	Poland	Katowice
CTP Iota Poland Sp. z o.o.	Poland	Katowice
CTP Kappa Poland Sp. z o.o.	Poland	Katowice
CTP Lambda Poland Sp. z o.o.	Poland	Katowice
CTP Mu Poland Sp. z o.o.	Poland	Katowice
CTP Nu Poland Sp. z o.o.	Poland	Katowice
CTP Xi Poland Sp. z o.o.	Poland	Katowice
CTPark Opole Sp. z o.o.	Poland	Katowice
CTP Omicron Poland Sp. z o.o.	Poland	Katowice
CTP Sigma Poland Sp. z o.o.	Poland	Katowice
CTP Pi Poland Sp. z o.o.	Poland	Katowice
CTP Rho Poland Sp. z o.o.	Poland	Katowice

Austria
CTP Invest Immobilien GmbH	Austria	Vienna
CTP Alpha GmbH	Austria	Vienna
CTP Beta GmbH	Austria	Vienna
CTP Gamma GmbH	Austria	Vienna
CTP Delta GmbH	Austria	Vienna
CTP Epsilon GmbH	Austria	Vienna
CTP Zeta GmbH	Austria	Vienna

Netherlands
CTP Baltic Holding B.V.	Netherlands	Amsterdam
CTP Turkish Holding B.V.	Netherlands	Amsterdam
CTP Mediterranean Holding B.V.	Netherlands	Amsterdam
CTP Invest B.V.	Netherlands	Amsterdam
CTP Alpha B.V.	Netherlands	Amsterdam
CTP Beta B.V.	Netherlands	Amsterdam
CTP Gamma B.V.	Netherlands	Amsterdam
CTP Delta B.V.	Netherlands	Amsterdam
CTP Epsilon B.V.	Netherlands	Amsterdam
CTP Theta B.V.	Netherlands	Amsterdam
CTP Eta B.V.	Netherlands	Amsterdam
CTP Zeta B.V.	Netherlands	Amsterdam
CTP Iota B.V.	Netherlands	Amsterdam

-A.6-

Company	Country	City
CTP Kappa B.V.	Netherlands	Amsterdam
CTP Lambda B.V.	Netherlands	Amsterdam
CTP ALC B.V.	Netherlands	Amsterdam
Multifin B.V.	Netherlands	Amsterdam

Latvia
Samesova SIA	Latvia	Riga
Vojtova SIA	Latvia	Riga
Zemankova SIA	Latvia	Riga

Lithuania
UAB Samesova	Lithuania	Kaunas
UAB Vojtova	Lithuania	Kaunas
UAB Zemankova	Lithuania	Kaunas

Turkey
CTP ALPHA GAYRİMENKUL VE İNŞAAT LİMİTED ŞİRKETİ	Turkey	Istanbul
CTP BETA GAYRİMENKUL VE İNŞAAT LİMİTED ŞİRKETİ	Turkey	Istanbul
CTP GAMMA GAYRİMENKUL VE İNŞAAT LİMİTED ŞİRKETİ	Turkey	Istanbul

Germany
CTP Germany GmbH	Germany	Munich
CTP Germany V GmbH	Germany	Munich
CTP Germany VI GmbH	Germany	Munich
CTP Germany IX GmbH	Germany	Munich
CTP Germany VIII GmbH	Germany	Munich
CTP Invest Germany GmbH	Germany	Munich
CTP Germany X GmbH	Germany	Munich
CTP Germany VII GmbH	Germany	Munich
CTP Germany II GmbH	Germany	Willhelmshaven
CTP Germany III GmbH	Germany	Willhelmshaven
CTP Germany IV GmbH & Co. KG	Germany	Willhelmshaven

Romania
CTP INVEST BUCHAREST SRL	Romania	Dragomiresti-Deal
Universal Management SRL	Romania	Dragomiresti-Deal
CTPARK MANAGEMENT TURDA SRL	Romania	Dragomiresti-Deal
CTPARK MANAGEMENT AFUMATI SRL	Romania	Dragomiresti-Deal
CTPARK THETA SRL	Romania	Dragomiresti-Deal
CTPARK PSI SRL	Romania	Dragomiresti-Deal
CTPARK ZETA SRL	Romania	Dragomiresti-Deal
CTPARK EPSILON SRL	Romania	Dragomiresti-Deal
CTPARK IOTA SRL	Romania	Dragomiresti-Deal

-A.7-

Company	Country	City
CTPARK MIU SRL	Romania	Dragomiresti-Deal
CTPARK OMICRON SRL	Romania	Dragomiresti-Deal
CTPARK RHO SRL	Romania	Dragomiresti-Deal
CTPARK KM23 NORTH SRL	Romania	Dragomiresti-Deal
Forest Property Invest SRL	Romania	Dragomiresti-Deal
CTP Solar SRL	Romania	Dragomiresti-Deal
CTPark Arad North SRL	Romania	Dragomiresti-Deal
CTPark Sibiu East SRL	Romania	Dragomiresti-Deal
CTPark Craiova East SRL	Romania	Dragomiresti-Deal
CTPark Oradea North SRL	Romania	Dragomiresti-Deal
CTPark Timisoara East SRL	Romania	Dragomiresti-Deal
CTpark Brasov SRL	Romania	Dragomiresti-Deal
CTPark Brasov West SRL	Romania	Dragomiresti-Deal
CTPark Bucharest South II SRL	Romania	Dragomiresti-Deal

Slovenia
CTP Ljubljana, d.o.o.	Slovenia	Ljubljana
CTPark Alpha, d.o.o.	Slovenia	Ljubljana

France
CTP France	France	Paris
CTP Alpha France	France	Paris
CTP Beta France	France	Paris

Italy
CTP Italy S.r.l.	Italy	Milan
CTP Italy S.r.l.	Italy	Milan
CTP Italy S.r.l.	Italy	Milan

Egypt
CTP Real Estate	Egypt	Cairo
CTP Real Estate Development	Egypt	Cairo
CTP Invest	Egypt	Cairo

United Kingdom
CTP Invest Ltd.	United Kingdom	Edinburgh
CTP Alpha Ltd.	United Kingdom	Edinburgh
CTP Beta Ltd.	United Kingdom	Edinburgh

Company	Country	City
CTP Property B.V.	Netherlands	Amsterdam

Netherlands
CTP Portfolio Finance Czech B.V.	Netherlands	Amsterdam

-A.8-

Company	Country	City
Czech Republic
CTPark Bor, spol. s r.o.	Czech Republic	Humpolec
CTPark Modřice, spol. s r.o.	Czech Republic	Humpolec
CTP CEE Sub Holding, spol. s r.o.	Czech Republic	Humpolec
CTPark České Velenice, spol. s r.o.	Czech Republic	Humpolec
CTPark Aš II, spol. s r.o.	Czech Republic	Humpolec

Czech Industrial Portfolio
CTP Portfolio Finance CZ, spol. s r.o.	Czech Republic	Humpolec
CTP Industrial Property CZ, spol. s r.o.	Czech Republic	Humpolec
CTPark Prague West, spol. s r.o.	Czech Republic	Humpolec
CTP Borská Pole, spol. s r.o..	Czech Republic	Humpolec
CTP Vysočina, spol. s r.o.	Czech Republic	Humpolec
CTPark Brno I, spol. s r.o.	Czech Republic	Humpolec
CTPark Ostrava, spol. s r.o.	Czech Republic	Humpolec
CTP Moravia South, spol. s r.o.	Czech Republic	Humpolec
CTPark Mladá Boleslav, spol. s r.o.	Czech Republic	Humpolec
CTP Bohemia North, spol. s r.o.	Czech Republic	Humpolec
RENWON a.s.	Czech Republic	Humpolec
CTPark Brno Líšeň West, spol. s r.o.	Czech Republic	Humpolec
CTP Moravia North, spol. s r.o.	Czech Republic	Humpolec
CTP Pilsen Region, spol. s r.o.	Czech Republic	Humpolec
CTP Bohemia West, spol. s r.o.	Czech Republic	Humpolec
CTPark Ostrava Poruba, spol. s r.o.	Czech Republic	Humpolec
CTPark Hranice, spol. s r.o.	Czech Republic	Humpolec
CTP XXIII, spol. s r.o.	Czech Republic	Humpolec
CTPark Prague Airport, spol. s r.o.	Czech Republic	Humpolec
CTPark Prague East, spol. s r.o.	Czech Republic	Humpolec
CTP Ponávka Business Park, spol. s r.o.	Czech Republic	Humpolec
CTP Solar I, a.s.	Czech Republic	Humpolec
CTPark Brno II, spol. s r.o.	Czech Republic	Humpolec
CTP Bohemia South, spol. s r.o.	Czech Republic	Humpolec
CTP Alpha, spol. s r.o.	Czech Republic	Humpolec
CTP Solar II, a.s.	Czech Republic	Humpolec
CTP Solar III, spol. s r.o.	Czech Republic	Humpolec
CTPark Brno Líšeň East, spol. s r.o.	Czech Republic	Humpolec
CTP XVII, spol. s r.o.	Czech Republic	Humpolec

Romania
CTP CONTRACTORS SRL	Romania	Dragomiresti-Deal
CTPARK ALPHA SRL	Romania	Dragomiresti-Deal
CTPARK BETA SRL	Romania	Dragomiresti-Deal

-A.9-

Company	Country	City
CTPARK GAMMA SRL	Romania	Dragomiresti-Deal
CTPARK DELTA SRL	Romania	Dragomiresti-Deal
CTPARK BUCHAREST SRL	Romania	Dragomiresti-Deal
CTPARK BUCHAREST WEST I SRL	Romania	Dragomiresti-Deal
CTPARK DEVA II SRL	Romania	Dragomiresti-Deal
CTPARK BUCHAREST WEST II SRL	Romania	Dragomiresti-Deal
CTPARK KAPPA SRL	Romania	Dragomiresti-Deal
CTPARK BUCHAREST II SRL	Romania	Dragomiresti-Deal
CTPARK LAMBDA SRL	Romania	Dragomiresti-Deal
CTPARK OMEGA SRL	Romania	Dragomiresti-Deal
CTPARK PHI SRL	Romania	Dragomiresti-Deal
CTPARK SIGMA SRL	Romania	Dragomiresti-Deal
CTPARK TAU SRL	Romania	Dragomiresti-Deal
CTPARK ETA SRL	Romania	Dragomiresti-Deal
CTPark Bucharest A1 SRL	Romania	Dragomiresti-Deal
CTPARK BUCHAREST UPSILON SRL	Romania	Dragomiresti-Deal

Slovakia
CTP Alpha SK, spol. s r.o.	Slovakia	Bratislava
CTPark Krásno nad Kysucou, spol. s r.o.	Slovakia	Bratislava
CTP Slovakia, s. r. o.	Slovakia	Bratislava
CTPark Bratislava, spol. s r.o.	Slovakia	Bratislava
CTPark Hlohovec, spol. s r.o.	Slovakia	Bratislava
CTPark Nitra, spol. s r.o.	Slovakia	Bratislava
CTPark Nove Mesto, spol. s.r.o.	Slovakia	Bratislava
CTPark Košice, spol. s r.o.	Slovakia	Bratislava
CTPark Žilina Airport, spol. s r.o.	Slovakia	Bratislava

Serbia
CTP Alpha doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Beta doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Gamma doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Delta doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Epsilon doo Beograd-Novi Beograd	Serbia	Belgrade
CTP Omega, d.o.o. Beograd-Novi Beograd	Serbia	Belgrade
CTP Kappa doo Beograd-Novi Beograd	Serbia	Belgrade

Hungary
CTPark Alpha Kft.	Hungary	Biatorbágy
CTPark Beta Kft.	Hungary	Biatorbágy
CTPark Gamma Kft.	Hungary	Biatorbágy
CTPark Delta Kft.	Hungary	Biatorbágy
CTPark Biatorbágy Kft.	Hungary	Biatorbágy

-A.10-

Company	Country	City
CTPark Arrabona Kft.	Hungary	Biatorbágy
CTPark Seven Kft.	Hungary	Biatorbágy
CTPark Eight Kft.	Hungary	Biatorbágy
CTPark Ten Kft.	Hungary	Biatorbágy
CTPark Nine Kft.	Hungary	Biatorbágy

-A.11-

Annex 4

Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the three month period prior to October 26, 20212

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
July 26, 2021	17.15
July 27, 2021	16.75
July 28, 2021	16.80
July 29, 2021	16.70
July 30, 2021	17.00
August 2, 2021	17.00
August 3, 2021	17.00
August 4, 2021	17.35
August 5, 2021	17.35
August 6, 2021	17.15
August 9, 2021	16.90
August 10, 2021	17.35
August 11, 2021	17.50
August 12, 2021	17.50
August 13, 2021	17.60
August 16, 2021	17.60
August 17, 2021	17.25
August 18, 2021	17.15
August 19, 2021	16.90
August 20, 2021	17.00
August 23, 2021	17.40
August 24, 2021	17.55
August 25, 2021	17.75
August 26, 2021	18.40
August 27, 2021	18.60
August 30, 2021	18.90
August 31, 2021	19.45
September 1, 2021	20.10
September 2, 2021	19.75
September 3, 2021	20.30
September 6, 2021	19.80
September 7, 2021	20.00

[2]	Source: Bloomberg

-A.12-

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
September 8, 2021	20.10
September 9, 2021	20.80
September 10, 2021	20.70
September 13, 2021	20.90
September 14, 2021	21.00
September 15, 2021	20.60
September 16, 2021	20.40
September 17, 2021	19.90
September 20, 2021	19.55
September 21, 2021	19.85
September 22, 2021	19.45
September 23, 2021	19.50
September 24, 2021	19.20
September 27, 2021	18.70
September 28, 2021	18.35
September 29, 2021	18.40
September 30, 2021	18.80
October 1, 2021	18.55
October 4, 2021	18.35
October 5, 2021	18.15
October 6, 2021	17.75
October 7, 2021	17.90
October 8, 2021	17.65
October 11, 2021	17.50
October 12, 2021	17.65
October 13, 2021	18.45
October 14, 2021	19.35
October 15, 2021	20.10
October 18, 2021	20.50
October 19, 2021	20.40
October 20, 2021	20.30
October 21, 2021	20.20
October 22, 2021	20.00
October 25, 2021	19.95

-A.13-

Annex 5

Closing Auction Prices of the share of CTP on the Euronext Amsterdam in the six month period prior to October 26, 20213

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
April 26, 2021	14.30
April 27, 2021	14.10
April 28, 2021	14.20
April 29, 2021	14.10
April 30, 2021	14.05
May 3, 2021	14.20
May 4, 2021	13.95
May 5, 2021	14.35
May 6, 2021	14.25
May 7, 2021	14.35
May 10, 2021	14.50
May 11, 2021	14.10
May 12, 2021	14.20
May 13, 2021	14.10
May 14, 2021	14.20
May 17, 2021	14.30
May 18, 2021	14.45
May 19, 2021	14.35
May 20, 2021	14.50
May 21, 2021	14.70
May 24, 2021	15.05
May 25, 2021	15.45
May 26, 2021	15.30
May 27, 2021	15.30
May 28, 2021	15.25
May 31, 2021	15.30
June 1, 2021	15.50
June 2, 2021	15.70
June 3, 2021	15.65
June 4, 2021	15.60
June 7, 2021	15.75
June 8, 2021	15.50
June 9, 2021	15.65
June 10, 2021	15.95
June 11, 2021	16.25

[3]	Source: Bloomberg

-A.14-

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
June 14, 2021	16.35
June 15, 2021	16.00
June 16, 2021	16.15
June 17, 2021	16.60
June 18, 2021	17.05
June 21, 2021	16.85
June 22, 2021	16.60
June 23, 2021	16.95
June 24, 2021	16.95
June 25, 2021	17.00
June 28, 2021	17.00
June 29, 2021	17.25
June 30, 2021	17.00
July 1, 2021	16.80
July 2, 2021	16.95
July 5, 2021	17.00
July 6, 2021	17.00
July 7, 2021	17.05
July 8, 2021	16.90
July 9, 2021	17.05
July 12, 2021	17.10
July 13, 2021	17.45
July 14, 2021	17.40
July 15, 2021	17.35
July 16, 2021	17.40
July 19, 2021	17.25
July 20, 2021	17.25
July 21, 2021	17.25
July 22, 2021	17.40
July 23, 2021	17.25
July 26, 2021	17.15
July 27, 2021	16.75
July 28, 2021	16.80
July 29, 2021	16.70
July 30, 2021	17.00
August 2, 2021	17.00
August 3, 2021	17.00
August 4, 2021	17.35
August 5, 2021	17.35
August 6, 2021	17.15
August 9, 2021	16.90

-A.15-

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
August 10, 2021	17.35
August 11, 2021	17.50
August 12, 2021	17.50
August 13, 2021	17.60
August 16, 2021	17.60
August 17, 2021	17.25
August 18, 2021	17.15
August 19, 2021	16.90
August 20, 2021	17.00
August 23, 2021	17.40
August 24, 2021	17.55
August 25, 2021	17.75
August 26, 2021	18.40
August 27, 2021	18.60
August 30, 2021	18.90
August 31, 2021	19.45
September 1, 2021	20.10
September 2, 2021	19.75
September 3, 2021	20.30
September 6, 2021	19.80
September 7, 2021	20.00
September 8, 2021	20.10
September 9, 2021	20.80
September 10, 2021	20.70
September 13, 2021	20.90
September 14, 2021	21.00
September 15, 2021	20.60
September 16, 2021	20.40
September 17, 2021	19.90
September 20, 2021	19.55
September 21, 2021	19.85
September 22, 2021	19.45
September 23, 2021	19.50
September 24, 2021	19.20
September 27, 2021	18.70
September 28, 2021	18.35
September 29, 2021	18.40
September 30, 2021	18.80
October 1, 2021	18.55
October 4, 2021	18.35
October 5, 2021	18.15

-A.16-

Trading Dates	Closing Auction Price on the Euronext Amsterdam (EUR)
October 6, 2021	17.75
October 7, 2021	17.90
October 8, 2021	17.65
October 11, 2021	17.50
October 12, 2021	17.65
October 13, 2021	18.45
October 14, 2021	19.35
October 15, 2021	20.10
October 18, 2021	20.50
October 19, 2021	20.40
October 20, 2021	20.30
October 21, 2021	20.20
October 22, 2021	20.00
October 25, 2021	19.95

-A.17-

Annex 6

Trading data of CTP4

Stock exchange:	Euronext Amsterdam

Period:	April 26, 2021 – December 3, 2021

Issued Shares on the time of the publication of the Offer Document:	400,392,810

Trading Dates	Number of Trades	Daily trading volume (number of shares traded)	Daily closing price (EUR)	Daily trading volume (EUR)
April 26, 2021	302	68,170	14.30	975,581
April 27, 2021	422	78,526	14.10	1,117,568
April 28, 2021	275	57,786	14.20	820,599
April 29, 2021	225	73,549	14.10	1,041,554
April 30, 2021	373	134,502	14.05	1,879,177
May 3, 2021	176	23,840	14.20	338,402
May 4, 2021	172	135,023	13.95	1,892,171
May 5, 2021	539	109,977	14.35	1,582,162
May 6, 2021	492	113,721	14.25	1,634,231
May 7, 2021	617	214,855	14.35	3,089,420
May 10, 2021	668	237,035	14.50	3,433,951
May 11, 2021	297	83,483	14.10	1,196,983
May 12, 2021	393	127,539	14.20	1,830,114
May 13, 2021	639	172,586	14.10	2,429,157
May 14, 2021	191	62,959	14.20	892,460
May 17, 2021	333	111,987	14.30	1,595,132
May 18, 2021	373	118,273	14.45	1,702,011
May 19, 2021	309	81,957	14.35	1,175,230
May 20, 2021	393	105,382	14.50	1,522,101
May 21, 2021	312	78,473	14.70	1,154,787
May 24, 2021	286	29,769	15.05	446,607
May 25, 2021	469	114,394	15.45	1,731,445
May 26, 2021	481	71,977	15.30	1,100,865
May 27, 2021	430	143,096	15.30	2,175,155
May 28, 2021	399	135,521	15.25	2,066,237
May 31, 2021	139	34,623	15.30	530,057
June 1, 2021	187	142,626	15.50	2,197,447
June 2, 2021	228	52,583	15.70	823,518

[4]	Source: Bloomberg

-A.18-

Trading Dates	Number of Trades	Daily trading volume (number of shares traded)	Daily closing price (EUR)	Daily trading volume (EUR)
June 3, 2021	179	90,256	15.65	1,420,210
June 4, 2021	221	50,455	15.60	785,850
June 7, 2021	378	162,824	15.75	2,530,170
June 8, 2021	480	111,243	15.50	1,737,747
June 9, 2021	187	21,262	15.65	332,821
June 10, 2021	351	85,590	15.95	1,364,017
June 11, 2021	505	117,580	16.25	1,891,644
June 14, 2021	490	77,293	16.35	1,252,665
June 15, 2021	386	59,375	16.00	956,016
June 16, 2021	263	66,973	16.15	1,085,763
June 17, 2021	262	56,578	16.60	929,444
June 18, 2021	913	154,100	17.05	2,597,037
June 19, 2021	385	51,207	16.85	871,056
June 22, 2021	330	44,434	16.60	742,758
June 23, 2021	256	43,519	16.95	735,855
June 24, 2021	288	59,714	16.95	1,013,060
June 25, 2021	303	97,452	17.00	1,655,680
June 28, 2021	327	72,182	17.00	1,229,511
June 29, 2021	260	41,710	17.25	713,248
June 30, 2021	259	83,245	17.00	1,424,365
July 1, 2021	447	99,217	16.80	1,647,963
July 2, 2021	269	61,404	16.95	1,039,927
July 5, 2021	259	22,744	17.00	386,890
July 6, 2021	123	16,875	17.00	286,636
July 7, 2021	190	49,911	17.05	849,604
July 8, 2021	308	39,389	16.90	667,622
July 9, 2021	233	42,820	17.05	727,733
July 12, 2021	264	88,418	17.10	1,505,846
July 13, 2021	348	58,341	17.45	1,014,099
July 14, 2021	75	6,666	17.40	115,862
July 15, 2021	194	38,363	17.35	665,787
July 16, 2021	114	12,036	17.40	209,691
July 19, 2021	222	48,456	17.25	835,951
July 20, 2021	367	53,695	17.25	927,065
July 21, 2021	232	40,304	17.25	694,458
July 22, 2021	282	63,236	17.40	1,094,871
July 23, 2021	220	42,183	17.25	729,847
July 26, 2021	168	27,954	17.15	480,149

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Trading Dates	Number of Trades	Daily trading volume (number of shares traded)	Daily closing price (EUR)	Daily trading volume (EUR)
July 27, 2021	263	46,855	16.75	792,782
July 28, 2021	166	20,247	16.80	341,226
July 29, 2021	152	26,586	16.70	444,215
July 30, 2021	204	31,044	17.00	525,835
August 2, 2021	223	36,087	17.00	613,727
August 3, 2021	241	38,688	17.00	655,797
August 4, 2021	271	48,483	17.35	831,617
August 5, 2021	101	11,454	17.35	199,531
August 6, 2021	74	7,799	17.15	133,891
August 9, 2021	193	30,609	16.90	519,494
August 10, 2021	106	19,819	17.35	341,555
August 11, 2021	538	71,086	17.50	1,243,619
August 12, 2021	360	40,409	17.50	707,474
August 13, 2021	250	48,518	17.60	851,062
August 16, 2021	479	136,820	17.60	2,400,205
August 17, 2021	183	32,408	17.25	564,100
August 18, 2021	371	54,601	17.15	936,634
August 19, 2021	378	43,556	16.90	737,719
August 20, 2021	256	28,637	17.00	487,487
August 23, 2021	343	61,382	17.40	1,056,932
August 24, 2021	596	80,075	17.55	1,418,273
August 25, 2021	784	114,349	17.75	2,043,988
August 26, 2021	296	32,387	18.40	586,894
August 27, 2021	451	67,268	18.60	1,246,574
August 30, 2021	427	50,749	18.90	951,892
August 31, 2021	596	100,703	19.45	1,926,837
September 1, 2021	546	99,438	20.10	1,974,273
September 2, 2021	742	116,570	19.75	2,340,086
September 3, 2021	467	61,325	20.30	1,237,981
September 6, 2021	419	49,177	19.80	981,784
September 7, 2021	441	75,031	20.00	1,504,619
September 8, 2021	739	102,396	20.10	2,060,562
September 9, 2021	667	87,080	20.80	1,799,832
September 10, 2021	626	77,053	20.70	1,621,167
September 13, 2021	479	56,149	20.90	1,176,860
September 14, 2021	625	113,667	21.00	2,412,344
September 15, 2021	842	119,283	20.60	2,492,768
September 16, 2021	602	146,909	20.40	3,038,247

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Trading Dates	Number of Trades	Daily trading volume (number of shares traded)	Daily closing price (EUR)	Daily trading volume (EUR)
September 17, 2021	1,034	2,547,930	19.90	50,741,040
September 20, 2021	731	97,423	19.55	1,887,945
September 21, 2021	540	73,203	19.85	1,454,420
September 22, 2021	434	61,920	19.45	1,210,404
September 23, 2021	330	56,955	19.50	1,113,066
September 24, 2021	605	75,361	19.20	1,440,852
September 27, 2021	773	114,782	18.70	2,173,236
September 28, 2021	422	80,848	18.35	1,482,608
September 29, 2021	381	67,776	18.40	1,254,158
September 30, 2021	324	78,425	18.80	1,468,251
October 1, 2021	288	37,600	18.55	696,844
October 4, 2021	439	76,006	18.35	1,393,689
October 5, 2021	626	130,262	18.15	2,373,225
October 6, 2021	286	42,522	17.75	754,724
October 7, 2021	381	120,160	17.90	2,148,679
October 8, 2021	190	27,609	17.65	489,872
October 11, 2021	305	72,301	17.50	1,262,919
October 12, 2021	674	160,514	17.65	2,836,429
October 13, 2021	608	112,778	18.45	2,049,624
October 14, 2021	423	105,439	19.35	2,025,101
October 15, 2021	648	76,243	20.10	1,516,731
October 18, 2021	425	77,709	20.50	1,581,905
October 19, 2021	266	50,286	20.40	1,021,351
October 20, 2021	205	21,545	20.30	436,485
October 21, 2021	136	33,434	20.20	677,031
October 22, 2021	280	23,176	20.00	463,833
October 25, 2021	270	31,094	19.95	617,082
October 26, 2021	2,206	776,283	18.60	14,618,870
October 27, 2021	2,290	672,675	18.05	12,156,890
October 28, 2021	1,295	416,847	19.20	7,719,627
October 29, 2021	772	398,782	18.40	7,439,120
November 1, 2021	563	121,777	18.25	2,240,949
November 2, 2021	308	77,148	18.45	1,413,581
November 3, 2021	551	143,404	18.70	2,647,229
November 4, 2021	973	267,501	18.70	4,976,654
November 5, 2021	715	178,693	18.75	3,358,198
November 8, 2021	584	93,566	18.70	1,751,753
November 9, 2021	450	113,440	18.85	2,128,083

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Trading Dates	Number of Trades	Daily trading volume (number of shares traded)	Daily closing price (EUR)	Daily trading volume (EUR)
November 10, 2021	369	80,731	18.85	1,517,869
November 11, 2021	513	136,103	18.85	2,581,661
November 12, 2021	359	127,031	18.55	2,366,137
November 15, 2021	524	145,809	18.50	2,698,503
November 16, 2021	780	207,360	18.80	3,824,711
November 17, 2021	745	141,921	18.45	2,633,104
November 18, 2021	457	86,268	18.60	1,596,378
November 19, 2021	460	99,862	18.75	1,864,389
November 22, 2021	629	161,780	18.70	3,032,142
November 23, 2021	501	117,555	18.75	2,199,477
November 24, 2021	571	147,472	18.95	2,775,798
November 25, 2021	366	91,653	19.45	1,762,606
November 26, 2021	681	137,172	19.15	2,636,165
November 29, 2021	628	123,536	19.00	2,352,685
November 30, 2021	651	186,637	18.50	3,466,647
December 1, 2021	427	107,343	18.65	1,998,240
December 2, 2021	613	135,948	18.50	2,510,769
December 3, 2021	383	111,776	18.10	2,041,400
Average	433	110,733	17.50	1,985,025

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Annex 7

Information pursuant to Section 2 no. 2 of the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) in conjunction with Article 1 para. 4 lit. f) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC and in conjunction with the respective specifications in the Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a division.

This Annex 7 contains the minimum information content of the exemption document pursuant to Article 2 para. 2 in conjunction with Annex 1 of the Delegated Regulation (EU) 2021/528 (the “Exemption Document”). The defined terms used in Sections 1-21 and Annexes 1-6 of the Offer Document (the “Main Document”) shall continue to be used with the same meaning in this Exemption Document, unless otherwise defined herein.

The issuer within the meaning of Delegated Regulation (EU) 2021/528 is CTP N.V., with its registered office in Utrecht, the Netherlands, registered with the Commercial Register of the Dutch Chamber of Commerce under register number 76158233 (the “CTP” or the “Bidder” and, together with its Subsidiaries within the meaning of Article 2:24b of the Dutch Civil Code, the “CTP Group”). The Target is Deutsche Industrie REIT-AG, with its registered office in Rostock, Germany, registered with the commercial register of the local court of Rostock under HRB 13964 (the “DIR” or the “Target”).

On October 26, 2021, the Bidder announced its intention to launch a voluntary public takeover and delisting offer for all shares in DIR (the “DIR Shares”) (the “Offer”). As consideration for the acquisition of the DIR Shares, the Bidder offers a consideration in cash (the “Cash Consideration”) and, as an alternative (not as additional consideration nor in order to meet any legal requirement), the Bidder offers, by choice of the respective DIR Shareholder, five (5) shares in the Bidder with a pro rata amount in the share capital of the Bidder of EUR 0.16 each (the “Offer Shares”) in exchange for four (4) DIR Shares (corresponding to 1.25 Offer Shares for each DIR Share) in consideration for a total of up to 31,761,360 DIR Shares (corresponding to approximately 99.01% of the share capital and voting rights of DIR) (the “Share Consideration”).

Against this background, this Exemption Document contains the minimum information pursuant to Article 2 para. 2 in conjunction with Annex I of the Delegated Regulation (EU) 2021/528 with regard to the offered Share Consideration. Where reference is made in the Exemption Document to individual paragraphs of the Main Document, the reference shall refer to the respective sections relating to the offered Share Consideration. Contents of the Main Document to which no reference is made in the Exemption Document are not relevant for the comprehensibility of the offered Share Consideration.

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1.	PERSON RESPONSIBLE FOR DRAWING UP THE EXEMPTION DOCUMENT

1.1.	Identification of the person responsible

Responsible for the information in the Exemption Document is the Bidder.

1.2.	Responsibility statement of the responsible person

The Bidder declares, that, to the best of its knowledge, the information contained in this Exemption Document is in accordance with the facts and that the Exemption Document makes no omission likely to affect its import.

1.3.	Information sourced by a third party

The Bidder confirms that the information, which has been sourced from the Target, has been accurately reproduced and, as far as the Bidder is aware and able to ascertain from the information published by the Target, no facts have been omitted which would render the reproduced information inaccurate or misleading.

The sources of the information are the Target’s annual report for the fiscal year ended September 30, 2020 and its quarterly financial report for the nine-month period ended June 30, 2021. In addition, the Bidder has been provided by the Target with the summaries of material contracts contained in Section 5.2(b) of this Exemption Document.

1.4.	Regulatory statements

The Bidder declares, that:

(i)	the Exemption Document does not constitute a prospectus within the meaning of the EU Prospectus Regulation;

(ii)	the Exemption Document has not been subject to scrutiny and approval by BaFin in accordance with Article 20 EU Prospectus Regulation;

(iii)

pursuant to Article 1 (6a), point (b), EU Prospectus Regulation, BaFin, which has the competence to review the offer document under Directive 2004/25/EC, has issued a prior approval of the Exemption Document in the form of the approval to publish the Offer Document.

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2.	INFORMATION ON THE BIDDER AND THE TARGET

2.1.	Principal activities, including the main categories of services performed in the last financial year

a)	Bidder

The principal operation of the Bidder is the lease of investment property in Central and Eastern Europe and development in these countries, especially in the areas industrial property, offices and retail (for a detailed description see Section 5.3.1 and Section 5.3.2 of the Main Document).

b)	Target

The principal operation of the Target is investing sustainably in Light Industrial real estate across Germany. This includes besides operations in storage and distribution of goods also their management and production (for a detailed description see Section 6.4.1 and Section 6.4.2 of the Main Document).

2.2.	Any significant changes having an impact on the operations and principal activities since the end of the period covered by the latest published audited financial statements

a)	Bidder

From the Bidder’s point of view, the only significant change affecting the Bidder’s operations and principal activities since the end of the last audited financial statements, i.e., since January 1, 2021, was the admission of the shares to trading on the Regulated Market of Euronext Amsterdam in March 2021, combined with a private placement of 61,017,000 newly issued shares and 6,692,723 existing shares from the holdings of CTP Holding B.V. in connection with the partial exercise of an over-allotment option with a total volume of EUR 947.9 mil. (the “IPO”).

Other than the IPO, there are no other significant changes that have affected the operations and principal activities of the Bidder since January 1, 2021.

b)	Target

Since the end of the period covered by the latest published audited financial statements of the Target, i.e. September 30, 2020, no significant changes have occurred that have affected the operations and principal activities of the Target.

2.3.	A brief description of the principal markets, including a breakdown of total revenues by operating segment and geographic market for the last financial year

a)	Bidder

The CTP Group’s business is divided into six geographically based segments: (i) Czech Republic, (ii) Romania, (iii) Hungary, (iv) Slovakia, (v) Other segments, which mainly includes countries where the CTP Group has a smaller presence (Serbia, Poland, Bulgaria, Germany, the Netherlands and Austria), and (vi) Hotel segment. (for a detailed description see Section 5.3.2 and Section 5.3.3 of the Main Document).

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b)	Target

The Target’s portfolio is divided into the asset classes logistics, industrial parks and production and logistics. The Target is currently a one-segment company, which sales are generated exclusively with customers based in Germany in the commercial real estate segment (for a detailed description see Section 6.4.2 and Section 6.4.3 of the Main Document).

3.	DESCRIPTION OF THE TRANSACTION

3.1.	Purpose and objectives of the Transaction

3.1.1.	Purpose of the Transaction for the Bidder and its Shareholders

Information provided in Section 7.1 of the Main Document. The takeover of the Target by the Bidder aims primarily at obtaining a controlling interest in the Target in connection and the Integration of the Target into the CTP Group with the aim of the CTP Group to establish itself as a pan-European champion in the field of logistics and real estate by expanding into Germany (for a detailed description see Section 7.1 of the Main Document).

In agreement with the Target, the Bidder intends to arrange for the Delisting, i.e. to terminate the trading of DIR Shares on the Regulated Market of the Frankfurt Stock Exchange and the Berlin Stock Exchange (see for a detailed description Section 8.5 of the Main Document).

Following the settlement of the Offer and in order to complete the integration of the Target into the CTP Group, the Bidder intends to merge the Target with the Bidder by way of a cross-border merger and subsequently to hive-down the assets and liabilities of the former Target into a newly established holding company (see for a detailed description in Section 8.7 of the Main Document).

3.1.2.	Purpose of the Transaction for the Target and its Shareholders

The acceptance of the Offer against Share Consideration provides all DIR Shareholders the opportunity to become shareholder of CTP and participate in the considerable potential for further value creation of the Combined Group (for a detailed description see Section 7.1 of the Main Document).

3.1.3.	Description of any anticipated benefits resulting from the transaction

The creation of the Combined Group will lead to significant strategic advantage. The Bidder, with its resources, focus and management expertise sees itself in a position to further develop and strengthen the industrial and logistics property portfolio of the Target comprising various assets through Germany. Through the joint management of the portfolios of the CTP Group and the Target, additional synergy effects will be harnessed (for a detailed description see Section 7.1 of the Main Document).

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3.2.	Conditions of the transaction

3.2.1.	Information on the procedures and terms of the transaction and the governing law of the agreement executing the transaction

The information required by Article 6 para. 3 of Directive 2004/25/EC on the amount of the Share Consideration is described in detail in Section 4.1.2 and information on the appropriateness of the Share Consideration and the valuation methods in Section 9.2 of the Main Document. Information on the Acceptance Period, which also applies with regard to the offered Share Consideration, is described in detail in Section 4.2, Section 4.3 and Section 4.4of the Main Document.

The acceptance of the Offer in exchange for the Share Consideration is described in detail in Section 11.3.2 and the settlement of the Offer with respect to the Share Consideration is described in detail in Section 11.6.2 as well as Section 11.6.3 of the Main Document.

This Offer and the agreements concluded with the Bidder as a result of the acceptance of this Offer shall be governed by the laws of Germany.

3.2.2.	Conditions to which the effectiveness of the transaction is subject, including any guarantee

The Offer and the agreements entered into between the Bidder and the DIR Shareholders accepting the Offer are not subject to any closing conditions as a whole, i.e. with regard to both the Cash Consideration and the Share Consideration. The Offer therefore satisfies the requirement of Section 39 para. 3 sent. 2 BörsG, according to which a delisting offer must not be made subject to conditions.

3.2.3.	Information on break-up fees or other penalties which may be payable if the transaction is not completed

Direct penalties payable if the Offer would not be completed have not been agreed. As a precaution, the Bidder draws attention to the following agreements:

•

In the event of a violation of the Business Combination Agreement, liquidated damages in cash (pauschalierter Schadensersatz) are provided (for a detailed description see Section 7.2 of the Main Document).

•	In the event of a violation of the Transaction Agreement liquidated damages in cash (pauschalierter Schadensersatz) are provided (for a detailed description see Section 7.3 of the Main Document).

3.2.4.	Description of the notifications and/or requests for authorizations

After BaFin approved the publication of this Offer Document the completion of the Offer does not require any (further) regulatory approvals.

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3.2.5.	Information necessary to fully understand the financing structure of the transaction

The financing of the Cash Consideration in the maximum amount of EUR 549,201,125.60 and the transaction costs in the amount of EUR 11 million is secured by the Bidder’s own free cash funds available to the Bidder at the time of publication of the Offer Document in the amount of approximately EUR 1 billion. In addition, the Bidder has entered into Qualified Non-Tender Agreements with certain Non-Tendering Shareholders.

The Share Consideration is being offered for a total of up to 31,761,360 DIR Shares. The number of 39,701,700 Offer Shares required for the full settlement of the Share Consideration will be created by the Bidder by way of a capital increase against contribution in kind from the Authorized Capital excluding the subscription rights of the existing shareholders. In the event that the Offer for the Share Consideration is accepted for more than 31,761,360 DIR Shares, there will be a pro rata allocation of the Offer Shares (see for a detailed description of the financing Section 12 of the Main Document).

3.2.6.	Timetable of the transaction

For the Offer and its settlement the following timetable is intended:

Submission of the Offer Document to BaFin	November 22, 2021

Approval of the publication of the Offer Document by the BaFin	December 7, 2021

Publication of the Offer Document and commencement of the Acceptance Period	December 7, 2021

Extraordinary general meeting of DIR regarding the removal of the status as REIT-AG	expected December 8, 2021

Publication of the joint reasoned statement of the Management Board and the Supervisory Board	expected December 16, 2021

Expiration of the Acceptance Period	expected January 6, 2022

Commencement of the Additional Acceptance Period	expected January 12, 2022

Delisting Application	expected January 13, 2022

Expiration of the Additional Acceptance Period	expected January 25, 2022

Effectiveness of the Delisting	expected January 25, 2022

Admission to trading of the Offer Shares on the Regulated Market of the Euronext Amsterdam and settlement of the Offer	After the expiration of the Additional Acceptance Period; at the latest on February 8, 2022

Implementation of the Merger and the Hive-Down	as soon as possible after the settlement

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See for the See for the Acceptance Period as well as for the Additional Acceptance Period Section 4.2, Section 4.3 as well as Section 4.4 of the Main Document and for the settlement of the Offer Section 11.6 of the Main Document.

3.3.	Risks Related to the Transaction

This section contains a description of the material risks that are specific to the Offer (as defined below). In each category, the most material risk factors in the assessment of the Bidder, taking into account the negative impact on the Bidder and the probability of their occurrence, are mentioned first.

3.3.1.	Risks Related to a low Acceptance Rate of the Offer

The Offer does not provide for any conditions for the completion of the Offer, in particular, no minimum acceptance threshold is stipulated. The Company would therefore be forced to implement the Offer also in case of a low acceptance rate or in case the Target is subject to a material adverse change and could possibly not achieve the economic objectives pursued by the Offer for the time being. This could have material adverse effect to CTP’s net assets, financial position and results of operations.

On October 26, 2021, CTP N.V. (“CTP” or the “Company” and, together with its Subsidiaries within the meaning of Article 2:24b of the Dutch Civil Code, the “CTP Group”) announced its intention to submit a voluntary public takeover and delisting offer for all shares (the “DIR Shares”) of Deutsche Industrie REIT-AG (“DIR” or the “Target”) offering a consideration in cash (the “Cash Consideration”), alternatively a consideration in shares in CTP (the “Share Consideration”) (the “Offer”). The Offer does not provide for a minimum acceptance threshold for the Completion (as defined below) of the Offer. Irrevocable undertakings of certain shareholders of DIR (the “Tendering Shareholders”) to accept the Offer (the “Irrevocable Undertakings”), subject to further conditions, and to tender DIR Shares into the Offer only exist in aggregate of approximately 43.57% of the voting rights in DIR. The Company can therefore not guarantee that the Offer will result in it holding more than 50% of the voting rights in the Target. The Tendering Shareholders may also fail to meet their obligations under the Irrevocable Undertakings, which would increase the risk of not obtaining 50% or more voting rights in the Target. Nonetheless, the Company would be forced to implement the Offer even if this threshold were not reached. However, the acquisition of more than 50% of voting rights in the Target is necessary to achieve the objectives of fully consolidating DIR in the Company’s consolidated financial statements and controlling the Target. In addition, certain provisions of the business combination agreement entered into between the Company and the Target on October 26, 2021 (the “Business Combination Agreement”), in particular regarding the planned cross border merger of DIR with and into CTP, with DIR being the disappearing entity and CTP being the surviving entity (the “Merger”), may only be implemented by the Company if a majority of 75% of the votes

-A.29-

validly cast in the shareholders’ meeting of DIR votes in favor of the Merger, which is not guaranteed if the Company does not succeed in acquiring at least 75% of the voting rights in the Target. Should the Company fail to reach such shareholding, the integration of DIR into CTP (the “Integration”) and therefore the economic objectives pursued with the Offer may not be achieved for the time being and expected synergies may fail to materialize.

Furthermore, an event could occur between the publication of the Offer Document and the expiration of the acceptance period resulting in a material negative effect on the Target’s annual consolidated EBITDA (such event a “Material Adverse Change”). Although such Material Adverse Change may compromise the economic objectives pursued with the Offer, the Company would nevertheless be obligated to implement the Offer.

If full consolidation of DIR in the financial statements after consummation of the Offer is not possible, the Company would have to include its shareholding in DIR in its financial statements as an equity accounted investee and would not be able to benefit from the advantages of consolidation. In this case, the Company would also not be a majority shareholder of the Target and hence it cannot be excluded that the other DIR Shareholders will take resolutions or implement measures that are not supported by the Company or that are contrary to CTP’s strategy, policies or objectives. Therefore, the lack of control can particularly delay or prevent the planned Integration.

Each of these factors could have a material adverse effect on CTP’s business, financial condition, results of operations, cash flows and prospects.

3.3.2.	Risks Related to the Provision of the Offer Consideration

CTP may be unable provide the Cash Consideration and/or the Share Consideration, in which case CTP could become subject to damage claims and could suffer reputational damage.

CTP may not be able to fulfill its obligations regarding the Cash Consideration and/or the Share Consideration towards the shareholders in DIR (the “DIR Shareholders”) validly tendering DIR Shares into the Offer.

With regard to the Cash Consideration, the Company has taken all legally required measures to ensure that it has the necessary funds at its disposal to fully settle the Offer’s Cash Consideration, which was confirmed by a letter of such content by an investment services enterprise independent from CTP (the “Financing Confirmation”). However, it cannot be fully excluded that the assumptions on which the Financing Confirmation was based turn out to be incorrect and CTP may in fact not be able to fully provide the funds required to settle the Cash Consideration. With regard to the Share Consideration, CTP will issue new shares in the share capital of CTP (the “Offer Shares”) to be transferred to DIR Shareholders validly tendering DIR Shares into the Offer and choosing the Share Consideration by way of a capital increase against contributions in kind in the form of the tendered DIR Shares, (the “Offer Capital Increase”). Although under applicable Dutch law a registration of a capital increase in an external register is not a prerequisite for its effectiveness, it cannot fully be ruled out that shareholders of the Company will take effective legal actions against the implementation of the Offer Capital Increase which may hinder the Company to settle the Share Consideration.

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A failure to settle the Cash Consideration or the Share Consideration may subject the Company to claims by the DIR Shareholders that have validly tendered their DIR Shares into the Offer. Furthermore, a non-fulfilment of its contractual obligations arising from the Offer could lead to a significant loss of reputation for the Company.

3.3.3.	Risks Related to the Integration of DIR into CTP

3.3.3.1.	The Integration of DIR into CTP may not be successful or may not proceed as planned or may involve higher or unexpected costs

Following completion of the Offer (the “Completion”), DIR is intended to be integrated into the CTP Group, to form a combined group (the “Combined Group”). For a successful Integration, the existing personnel, corporate cultures, IT-Systems and group structures for the Combined Group are to be integrated and common processes for the Combined Group are to be implemented. CTP and DIR may encounter numerous difficulties in the course of the Integration, including:

•	managing a portfolio in Germany without prior German market experience of CTP;

•	coordinating corporate and administrative infrastructures and harmonizing insurance coverage for the Combined Group;

•	unanticipated issues in coordinating accounting, information technology, communications, administration and other systems;

•	difficulties addressing possible differences in corporate cultures and managerial philosophies;

•	creating uniform standards, controls, procedures and policies for the Combined Group;

•	litigation relating to the Integration, including shareholder litigation;

•	diversion of management’s attention from other operations.

If the Combined Group is unable to pursue the Integration in an efficient and effective manner, the anticipated benefits and cost savings of the Integration may not be fully realized, or at all, or it may take longer to realize them, which could adversely affect the Combined Group. The risks outlined in this risk factor are interdependent with the risks described in “3.3.1.1 The Offer does not provide for any conditions for the completion of the Offer, in particular, no minimum acceptance threshold is stipulated. The Company would therefore be forced to implement the Offer also in case of a low acceptance rate or in case the Target is subject to a material adverse change and could possibly not achieve the economic objectives pursued by the Offer for the time being. This could have material adverse effect to CTP’s net assets, financial position and results of operations.”

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Furthermore, CTP has undertaken in an agreement with Rolf Elgeti and Obotritia Capital KGaA (“Obotritia”) on the settlement of existing loan agreements between Obotritia and DIR as well as certain other debtors of DIR in connection with the Offer and the Merger (the “Transaction Agreement”), to pay to Rolf Elgeti and Obotritia (together) in the aggregate liquidated damages in cash (pauschalierter Schadensersatz) in a total amount of EUR 5,000,000.00 if (i) CTP has not published an invitation to a shareholders‘ meeting of CTP shareholders for the purpose of resolving on the Merger by 24:00 hours (midnight) CE(S)T of the day falling nine (9) months after the settlement of the Offer, or (ii) if such invitation was published by that time, but the required majority for the approval resolution of the Merger in such shareholders‘ meeting is not reached. The occurrence of one of the events described under (i) and (ii) above could therefore not only lead to a failure or delay of the Integration but would subject the Company to an additional damage claim.

The materialization of any of these risks could have material adverse effects on the Combined Group’s business, financial condition, results of operations, cash flows and prospects.

3.3.3.2.	The contemplated results and benefits in connection with the Integration may not be fully realized, or at all, and the expected business development may not be achieved.

The Company expects that the Integration will result in various synergies through growth and economies of scale. However, CTP cannot exclude that these benefits may not be realized, or that that they may be realized only in part or at a later date than expected. The development of the DIR portfolio depends on various factors and could be different from CTP’s internal projections.

The acquisition of DIR marks the entry of the Company’s into Germany, which forms the geographical link between the Company’s current markets in Central Europe and the Netherlands, and the Integration is considered by the Company to be an important step towards its goal to become a pan-European champion in logistics real estate. However, DIR’s portfolio may not entirely align with the targeted strategy and the creation of such an extended pan-European platform, resulting in expected networking effects could fail to be achieved.

Furthermore, parts or all of DIR’s portfolio may have different risk characteristics or may be located in weaker locations. Factors which may negatively impact DIR’s development also include deterioration of macroeconomic conditions in the core regions in which the portfolio is located or in the wider economy, an unfavorable market development for the sale of logistics units and difficulties in increasing rents and reducing vacancy rates. These and other factors could adversely impact the valuation of DIR’s portfolio and/or lead to a decrease in proceeds from potential disposals and rental income resulting in reduced profits following the Integration.

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CTP also expects that synergy effects will result from reduced costs of funding as well as from economies of scale related to operational and administrative processes, a strengthened platform through the combination of the teams of the CTP and DIR and leveraging on existing DIR tenant relations through bringing new clients into other CTP markets. However, it cannot be excluded that such expected synergies and economies of scale will not be fully realized, or at all. In addition, the costs required to achieve these synergies may be higher than anticipated. DIR’s portfolio could develop differently than the Company currently expects.

In addition, goodwill may be recognized in connection with the acquisition of DIR. Any goodwill actually accounted for by the Company depends on a variety of factors, such as the acceptance rate for the Offer, the actual value of DIR’s net assets and the Company’s share price at Completion. Any potential goodwill is subject to regular impairment testing and may, if synergies turn out to be lower than expected, result in significant impairments that would have to be recognized as impairment expenses in the consolidated financial statements of the Company.

The materialization of any of these risks could have material adverse effects on the Combined Group’s business, financial condition, results of operations, cash flows or prospects.

3.3.3.3.	CTP may experience negative reactions to the Offer or the Integration from its employees, tenants, service providers and financing banks.

Due to management’s focus on the Integration instead of on pursuing other business opportunities that could have been beneficial to CTP or due to the nature of the acquired DIR portfolio, its employees, tenants, service providers and financing banks may react negatively to the Offer and the Integration. These risks may materialize even if the Completion is not effectuated, and such risks could have material adverse effects on the reputation of CTP and on the business, financial condition, results of operations, cash flows or prospects of the Combined Business.

3.3.3.4.	DIR Shareholders that do not accept the Offer may delay or prevent future measures enacted for the benefit of the Integration.

Under German law, remaining DIR Shareholders have certain rights, in particular, contestation rights against shareholders’ resolutions (Anfechtungsklage), which may result in delays or disruptions of planned measures under corporate law with respect to the Target, in particular, the planned Merger. Minority shareholders may delay or even prevent such measures. Such delays or a failure to implement important measures as well as any legal disputes associated therewith may limit CTP’s control over the Target, limit the Company’s access to DIR’s cash flows and delay or even prevent corporate measures enacted for the benefit of the Integration, which could have material adverse effects on the Combined Group’s business, financial condition, results of operations, cash flows or prospects.

3.3.3.5.

The Company could not conduct a full due diligence investigation of DIR prior to launching the Offer and therefore may have been unable to correctly identify and assess all risks associated with the Offer or the Integration.

Due to timing constraints and given that the Target is a publicly listed company, the Company could not conduct a full due diligence investigation of DIR prior to launching the Offer.

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Therefore, important circumstances material for the evaluation of DIR may not have been sufficiently taken into account in the Company’s evaluation of DIR and the determination of the offer consideration and the attractiveness of the Integration. In particular, the Company may have been unable to correctly identify and assess all risks associated with the Offer or the Completion. Also, DIR’s portfolio may develop differently than originally anticipated by the Company.

Due diligence in any scope thus in general cannot identify all risks. There is a risk that the seller may not provide, or be in possession of, all the required information and documents and this may lead to the materialization of risks not identified during the due diligence. These risks, among others, relate to title and security searches, material contracts (such as access to the site and connection to utilities), rights of third parties, litigation, management of the property, tax issues, planning permissions and conditions, technical status of the building including permits, licenses, fire and health and safety certificates and the compliance with related regulations as well as restrictions in connection with historic preservation and environmental laws.

In addition, it is possible that damage or quality defects in the DIR portfolio have remained entirely undiscovered, or that the scope of such problems was not fully apparent in the course of the due diligence investigation. As a result, the CTP Group may be subject to claims due to such defects or problems and the CTP Group may be exposed to substantial undisclosed or unascertained liabilities relating to properties that were incurred or that arose prior to the Completion. Given the Offer structure and the intention to obtain 100% of the DIR Shares, contractual protection against such claims and liabilities from the Target (for instance, by way of indemnity or warranty claims), would not be effective. In addition, it is not possible to fully avoid the risk that some properties acquired by the Group may contain ground contamination, hazardous materials, other residual pollution or wartime relics, potentially including unexploded ordnance. The discovery of such issues can lead to substantial project delivery delays and their remediation and related additional measures could involve considerable additional costs. Moreover, the existence or even merely the suspicion of the existence of wartime ordnance, hazardous materials, residual pollution or ground contamination can negatively affect the value of a property and the ability of the Group to sell, or to operate such a property.

A failure to correctly identify and assess all risks associated with the Offer or the Integration could have material adverse effects on the Combined Group’s business, financial condition, results of operations cash flows or prospects.

3.3.4.	Risks Related to Loans Granted and Loan Parts Acquired by DIR

There could be a default on loans that DIR has granted and certain loans that DIR has indirectly acquired.

DIR has granted loans to Obotritia resulting in repayment claims against Obotritia in the amount of EUR 71,653,106.00. In the Transaction Agreement,

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Obotritia has undertaken to, and Rolf Elgeti has undertaken to procure that Obotritia will, pay to the Target all amounts outstanding under the Obotritia Loan (including accrued interest) by the end of February 2022. Furthermore, Rolf Elgeti and Obotritia have entered into an arrangement to provide for security for the repayment obligation, including an undertaking by Rolf Elgeti and Obotritia to pay damages in cash (pauschalierter Schadensersatz) in a total amount of EUR 25,000,000.00 to CTP in case of a breach or violation of certain of their representations or undertakings and a right of pledge on the Offer Shares to be received by Obotritia and Rolf Elgeti. However, Obotritia and Rolf Elgeti could nevertheless fail to meet their obligations, which could result in a full or partial default of DIR’s repayment claims and CTP’s damage claim and could have material adverse effects on the Combined Group’s financial condition.

Furthermore, DIR has indirectly acquired certain loans from third-party debtholders in an aggregate amount of EUR 23,905,000.00. Under the Transaction Agreement, Rolf Elgeti and Obotritia have also provided certain guarantees and representations to CTP with respect to the performance by such third-party debtholders of their payment obligations under the loan agreements. The third-party debtholders as well as Rolf Elgeti and Obotritia as guarantors may fail to meet their respective obligations, which could lead to a full or partial default of DIR’s repayment claims with potential adverse effects on the Combined Group’s financial condition.

3.3.5.	Risks Related to Further Acquisitions of DIR Shares

The Company could be obliged to increase the value of the original consideration as a result of parallel or subsequent acquisitions of DIR Shares. Further obligations regarding the Cash Consideration or the Share Consideration of such increase could have a material adverse effect on the net assets, financial position and results of operations of the Company.

Should the Company, a person acting jointly with the Company or its Subsidiaries acquire further DIR Shares outside of the Offer pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG and for this purpose grant or agree a consideration higher in value than either the cash consideration or the share consideration set forth in the Offer (together the “Offer Consideration”), the Offer Consideration to be granted to all DIR Shareholders who have accepted the Offer will, pursuant to Section 31 para. 4 WpÜG, increase in value by the amount of the difference between the value of the Offer Consideration and the highest consideration granted for the DIR Shares acquired outside of the Offer.

Should the Company, a person acting jointly with it or its Subsidiaries acquire further DIR Shares outside of the stock exchange within one year after the publication of the final results of the Offer pursuant to Section 23 para. 1 sent. 1 no. 2 WpÜG and for this purpose grant or agree a consideration higher than the Offer Consideration, the Company will be obligated to make a cash payment in the amount of the difference between the value of the Offer Consideration and the highest consideration paid for the DIR Shares acquired outside a stock exchange to all DIR Shareholders having validly accepted the Offer pursuant to Section 31 para. 5 WpÜG. Furthermore, the assertion of the claim for subsequent improvement by the DIR Shareholders cannot be contractually excluded.

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Payments of subsequent improvements could have a material adverse effect on the business, financial condition, cash flows or prospects of CTP.

3.3.6.	Risks Related to the Loss of the Target’s REIT Status

The Bidder intends to trigger a loss of the REIT status of the Target. The loss of the REIT status may have a material impact on the tax situation of DIR.

On October 29, 2021 DIR has invited to an extraordinary general shareholders’ meeting of DIR on December 8, 2021, which shall resolve on the removal of the status of DIR as a real estate investment trust stock corporation (REIT-Aktiengesellschaft) (“REIT-AG”) within the meaning of the German REIT Act (Gesetz über deutsche Immobilien-Aktiengesellschaften mit börsennotierten Anteilen – “REITG”), including the resulting amendments of DIR’s Articles of Association. The loss of the REIT status is to be effected not earlier than on January 1, 2022 and is subject to the publication of the Offer Document.

The Company expects that following the publication of this Offer Document, the REIT status will cease to exist on or shortly after January 1, 2022. Since the admission of the DIR Shares to an organized market within the meaning of Section 2 para. 5 WpHG is a prerequisite for maintaining REIT status (Section 10 para. 1 REITG), the intended Delisting would in any event result in the loss of the REIT status with effect as of the end of the fiscal year preceding the loss of the stock exchange listing (Section 18 para. 1 in conjunction with Section 10 para. 1 REITG).

The loss of the REIT status and the related tax exemption might trigger various material adverse tax consequences for the Target, in particular the following

•	DIR would become subject to corporate income and trade tax on its taxable profits;

•	DIR could only regain its tax exempt status after the completion of a period of four years since the loss of the tax exemption (Section 17 para. 4 REITG);

•

profits of DIR that were generated during the period of its tax exemption but not distributed would be, together with the reserves pursuant to Section 13 para. 3 REITG, subject to taxation at the level of the Target in the first year for which the tax exemption had been lost.

These tax disadvantages could have a material adverse effect on DIR’s business activities, net assets, financial position and results of operations and therefore effect the Combined Group respectively.

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3.3.7.	Risks Related to the Valuation of the Offer Shares and the Target’s Shares

With regard to the Share Consideration, the fixed exchange ratio in the number of Offer Shares offered for every share of the Target does not reflect market changes.

Choosing the Share Consideration, Shareholders of the Target will receive 5 Offer Shares as offer consideration for every 4 DIR Shares validly tendered into the Offer (or 1.25 Offer Shares for each DIR Share). The market values of the Offer Shares and/or the DIR Shares may fluctuate, and may deviate significantly from their respective value at the date of publication of this Prospectus.

3.3.8.	Tax Risks

The Completion and the intended Merger may trigger two times a material obligation for DIR/CTP to pay real estate transfer tax.

The Target owns various properties located in Germany. Pursuant to the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz, „RETTA“), any transaction providing for the direct or indirect, legal or beneficial, transfer of at least 90% of the shares in a company with real estate in Germany, or where such transfer is agreed upon, to one acquirer is generally subject to real estate transfer tax (“RETT”). In addition, where a company holds real estate located in Germany, RETT is also triggered if at least 90% of the interests in the company are directly or indirectly, legally or beneficially, moved to new shareholders within a period of ten years (“Movement RETT”). Upon the Merger of the Target into CTP, RETT will in any event be triggered pursuant to the RETTA due to the transfer of property connected herewith (“Transfer RETT”); the Company expects that Transfer RETT in an amount of EUR 44 million will be triggered by the Merger.

The Completion of the Offer could generally trigger Movement RETT in addition to the triggered Transfer RETT and thus present a risk of a double RETT obligation.

To avoid the arise of additional Movement RETT upon Completion of the Offer and therefore a double tax liability by ensuring CTP will not acquire more than 87.4% of the outstanding DIR Shares upon Completion of the Offer, the Company has entered into an Agreement with Obotritia and Obotritia Beta Invest GmbH (“Obotritia Beta”), who together hold approximately 12.6% of the Target’s share capital, pursuant to which these shareholders are obligated to not tender their DIR Shares into the Offer nor otherwise dispose of any of their DIR Shares and continue to hold their respective DIR Shares until the earlier of (i) the effectiveness of the Merger and (ii) the day following the tenth anniversary of the settlement of the Offer (the “Non-Tender Agreement”). Obotritia und Obotritia Beta qualify as so-called old shareholders (Altgesellschafter) for purposes of Movement RETT as they hold their participations in the Target at least since June 30, 2021 and have not implemented measures detrimental for their qualification as old shareholders since then.

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To ensure that Obotritia and Obotritia Beta cannot accept the Offer and continue to hold their DIR Shares pursuant to the Non-Tender Agreement, the Company has entered into an agreement with Obotritia, Obotritia Beta and their custodian bank on October 26, 2021 (the “Blocked Account Agreement”), pursuant to which the custodian bank confirms to the Company, that the relevant DIR Shares are held in an account with the custodian bank and that Obotritia or Obotritia Beta, respectively, have not given any orders to sell the DIR Shares held by them to third parties or to transfer the DIR Shares held by them to another deposit of Obotritia or Obotritia Beta, respectively, or a third party. In addition, the custodian bank irrevocably agreed in the Blocked Account Agreement (i) not to transfer the DIR Shares held by Obotritia or Obotritia Beta to another deposit held by Obotritia or Obotritia Beta or a third party and (ii) not to perform any orders from Obotritia or Obotritia Beta to sell or transfer the DIR Shares held by Obotritia or Obotritia Beta.

However, if the contractual arrangements regarding the Non-Tender Agreement and the Blocked Account Agreement fail or Obotritia, Obotritia Beta and/or the custodian bank do not comply with these agreements or Obotritia and/or Obotritia Beta do not qualify as old shareholders, additional Movement RETT could be triggered upon Completion of the Offer.

Any such additional RETT triggered in connection with the Completion could have material adverse effects on the Combined Group’s business, net assets, financial condition, results of operations or cash flows.

3.3.9.	Risks Related to the Financing of DIR

Financing agreements and other agreements of DIR contain change of control conditions that may be triggered by the Completion and CTP may be unable to refinance DIR’s financing agreements or the Combined Group could be adversely affected by the termination of any of DIR’s existing agreements.

As of June 30, 2021 the sum of current and non-current financial liabilities of DIR amounted to approximately EUR 408.8 million (as shown in the Target’s quarterly statement as of and for the nine months ended June 30, 2021). Some of the corresponding financing agreements as well as certain other agreements of DIR contain change of control provisions that will be triggered by the Completion and provide for special prepayment obligations or termination rights for the benefit of the respective other party. Moreover, the financing agreements and other agreements of DIR may include other termination rights that are triggered in connection with the Offer or the Completion (e.g., cross-default provisions, which allow a creditor to accelerate any of DIR’s loans or other agreements if other liabilities of DIR become due before their scheduled maturity or if the creditor is entitled to accelerate its claims, and DIR does not fulfill such liabilities in time).

For agreements where termination or redemption rights exist, the respective other party may exercise such rights following the Completion. If financing agreements of DIR are accelerated or otherwise subject to repayment, CTP may decide to refinance DIR’s financing agreements. However, there is no guarantee that CTP is able to procure such refinancing. Moreover, CTP may in this case be unable to refinance its own operations or this may adversely affect the conditions for such refinancing. In addition, the termination of any agreements of DIR may require DIR to pay prepayment penalties. Furthermore, DIR may also lose the benefits of any agreements that are terminated as a consequence of the Offer or the Completion, or it may be forced to renegotiate such agreements on less favorable terms.

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The materialization of any of these risks could have material adverse effects on the Combined Group’s business, financial condition, results of operations, cash flows or prospects.

3.4.	Conflict of interests

a)	Bidder

There are no conflicts of interest in relation to the Offer with respect to the Bidder or any of its shareholders.

b)	Target

There are no conflicts of interest between any duties of the members of the Management Board and the Supervisory Board towards the Target and their private interests and/or other duties.

With regard to the chairman of the Management Board Mr. Elgeti, the Bidder, by way of precaution, points out that Mr. Elgeti, who controls the Obotritia Companies and thus also the Target, is party to the Transaction Agreement.

3.5.	Consideration of the offer

3.5.1.	The addressees of the offer

The Offer is made to all shareholders of the Target (see for a detailed description Section 4 of the Main Document). The Cash Consideration is being offered for full DIR Shares. The Share Consideration is offered for up to 31,761,360 DIR Shares in total. If the number of DIR Shares for which the Offer for the Share Consideration is accepted exceeds 31,761,360 DIR Shares, the Declarations of Acceptance will be taken into account on a pro rata basis in accordance with Section 19 WpÜG (see Section 11.6.3 of the Main Document).

3.5.2.	The consideration offered for each Share, and in particular the exchange ratio and the amount of any cash payments

The Bidder offers as Cash Consideration EUR 17.12 in cash per DIR Share (see for a detailed description Section 4.1.1 as well as Section 9.1 of the Main Document).

Alternatively, neither as additional consideration nor for the fulfillment of legal provisions, as Share Consideration, the Bidder offers five (5) Offer Shares in exchange for four (4) DIR Shares (corresponding to 1.25 Offer Shares per each DIR Share) for a total up to 31,761,360 DIR Shares (see for a detailed description Section 4.1.2 as well as Section 9.2 of the Main Document).

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3.5.3.	The valuation methods and the assumptions employed to determine the consideration offered for each share, in particular regarding the exchange ratio

The Cash Consideration for each DIR Share of EUR 17.12 per DIR Share corresponds to the Three-Month Average Price and exceeds the Six-Month Average Price per DIR Share. Therefore, the Cash Consideration meets the requirements of Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 4 WpÜG-AV and Section 39 para. 3 BörsG. No valuation methods have been employed other than those shown in this Offer Document (see for a detailed description Section 9.1 of the Main Document).

The Share Consideration, as an optional and alternative consideration offered, fulfills the value requirements of the Minimum Consideration pursuant to Section 31 para. 1, 2 and 7 WpÜG in conjunction with Section 3 sent. 1 WpÜG-AV and Section 39 para. 3 sent. 2 BörsG, according to which the value of the Share Consideration to be offered to DIR Shareholders per DIR Share must at least be equal to the Three-Month Average Price and the Six-Month Average Price of the DIR Shares.

In order to determine the value of the Offer Consideration, pursuant to Section 7 WpÜG-AV in conjunction with Section 6 para. 1 WpÜG-AV, the average stock exchange price of the shares of the Bidder offered as consideration during the last three months prior to publication of the decision to make the Offer shall be used for the Share Consideration. Pursuant to Section 6 para. 3 WpÜG-AV, this average stock exchange price is to be determined on the basis of the closing auction price on the foreign stock exchange with the highest turnover.

Based on the average closing auction price of a CTP Share during the last three months prior to the publication of Announcement on October 26, 2021, of EUR 18.64 multiplied with 1.25 Offer Shares being offered under the Share Consideration, the Share Consideration amounts to approximately EUR 23.30 per DIR Share. Based on the average closing auction price of a CTP Share during the last six months prior to the publication of the Announcement on October 26, 2021, of EUR 17.24 multiplied with 1.25 Offer Shares being offered under the Share Consideration, the Share Consideration amounts to approximately EUR 21.55 per DIR Share.

The Share Consideration thus includes in each case a premium on the relevant (volume-weighted) average closing prices of the DIR Share, as well as on the EPRA NTA value of the DIR Share (see for a detailed description Section 9.2 of the Main Document).

4.	WORKING CAPITAL STATEMENT

The Bidder is of the opinion that the working capital of the CTP Group is sufficient to cover its current needs for at least the next twelve months from the time of the publication of the Offer Document as well as the Exemption Document.

5.	IMPACT OF THE TRANSACTION ON THE BIDDER

5.1.	Strategy and objectives

The Bidders goal is to establish itself as a pan-European champion in logistics real estate through the expansion into Germany associated with the creation of the Combined Group (see for a detailed description of the intentions Section 7.1 and Section 8 of the Main Document, in particular Section 8.1 of the Main Document regarding the future business operations of the Target after completion of the Offer as well as the use of assets and future obligations.

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Significant changes impacting the operations and principal activities of the Bidder as a result of the completion of the Offer result from the planned market entry of the Bidder in Germany (for a detailed description see Section 7.1 of the Main Document). Otherwise, no significant changes will affect the Bidder’s operations and principal activities as a result of the completion of the Offer.

In agreement with the Target, the Bidder intends to arrange for the Delisting, i.e. to terminate the trading of DIR Shares on the Regulated Market of the Frankfurt Stock Exchange and the Berlin Stock Exchange (see for a detailed description Section 8.5 of the Main Document).

Following the settlement of the Offer and in order to complete the integration of the Target into the CTP Group, the Bidder intends to merge the Target with the Bidder by way of a cross-border merger and subsequently to hive down all assets and liabilities of the former Target into a newly incorporated holding company (see for a detailed description Section 8.7 of the Main Document).

5.2.	Material contracts materially affected by the Offer

a)	Bidder

There are no material contracts of the Bidder which are materially affected by the completion of the Offer.

b)	Target

The contracts described in the following are material contracts of the Target that are materially affected by the completion of the Offer and/or the loss of the status of DIR as REIT-AG:

(i) Loan Framework Agreements

The Target has concluded reciprocal loan framework agreements with Obotritia.

The loan framework agreement under which the Target may lend to Obotritia (the “Master Loan Agreement I”) has a maturity date of December 31, 2027. The agreed maximum amount for loans granted by the Target to Obotritia is EUR 88,000,000. As of October 22, 2021, the outstanding loan amount including accrued interest under the Master Loan Agreement I amounts to EUR 71,653,106 and has not been increased since then (the “Obotritia Loan”).

The loan framework agreement under which Obotritia may lend to the Target (the “Master Loan Agreement II”, together with the Master Loan Agreement I, the “Master Loan Agreements”) has a maturity date of December 31, 2024 and an agreed maximum amount for loans granted by the Bidder to Obotritia of EUR 31,000,000. As of the date of this Agreement, no loan is outstanding under the Master Loan Agreement II.

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The Bidder and the Target as well as Obotritia have agreed that the Master Loan Agreements will be terminated in connection with the Offer and that the Obotritia Loan will be repaid in full following settlement of the Offer (see Section 7.3 of the Main Document).

(ii) Convertible Bond 2019/2026

The Bidder and the Target as well as the Bondholder have agreed to settle all Convertible Bonds in connection with the Offer against a fixed cash payment by the Target. Further details are described in Section 6.3.4 of the Main Document.

(iii) Promissory notes loans

On March 20, 2020, the Target, as borrower, entered into a promissory note loan agreement with Santander Consumer Bank AG, as lender, for EUR 10,000,000 with an EURIBOR reference interest rate plus a margin of 2.25% per annum and a term until March 24, 2025 (the “Promissory Note I”).

On February 9, 2021, the Target, as borrower, entered into a promissory note loan agreement with Austrian Anadi Bank AG, as lender, for EUR 10,000,000 with an interest rate of 2.85% per annum and a term until February 15, 2025 (the “Promissory Note II”).

On April 14, 2021, the Target, as borrower, entered into a promissory note loan agreement with Santander Consumer Bank AG, as lender, for EUR 10,000,000 with an EURIBOR reference interest rate plus a margin of 2.75% per annum and a term until April 16, 2026 (the “Promissory Note III”).

In the event of an acquisition of more than 30% of the voting rights of the Target by the Bidder in the course of the implementation of the Offer, as well as in the event of a loss of the Status of the Target as REIT-AG (see Section 6.2 of the Main Document), the respective lender of the Promissory Note I, Promissory Note II as well as the Promissory Note III shall be entitled to terminate the respective promissory note for cause and may demand repayment of the respective promissory note loan plus interest accrued up to the date of repayment by the Target.

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(iv) Bonds

On August 30, 2017, the Target issued bonds with a total volume of EUR 60,000,000.00, divided into 600 bearer bonds with equal rights among themselves and secured with a nominal value of EUR 100,000.00 each (ISIN DE000A2GS3T9) (the “Bond 2017/2022”). The Bond 2017/2022 was increased as follows:

•	in October 2017 by EUR 8,000,000.00, divided into 80 bearer bonds with a par value of EUR 100,000.00 each, which are equally entitled and secured among themselves;

•	in July 2018 by EUR 21,900,000.00, divided into 219 bearer bonds with a par value of EUR 100,000.00 each, which are equally entitled and secured among themselves;

•	in February 2019 by EUR 28,100,000.00, divided into 281 bearer bonds with a par value of EUR 100,000.00 each, which are equally entitled and secured among themselves;

This results in a current total volume of the Bond 2017/2022 of EUR 118,000,000.00, divided into 1,180 bearer bonds with equal rights among themselves and secured with a nominal value of EUR 100,000.00 each. The Bond 2017/2022 with an interest rate of 4.0% per annum has a term of five years and creates direct, unconditional, unsubordinated liabilities of the Target secured in rem.

On June 9, 2021 the Target issued a bond with a term of ten years and a total volume of EUR 20,000,000, divided into 200 bearer bonds with equal rights among themselves and secured with a nominal value of EUR 100,000 each (the “Bond 2021/2031”). The Bond 2017/2022 with an interest rate of 3.3% per annum has a term of five years and creates direct, unconditional, unsubordinated liabilities of the Target secured in rem.

In the event of an acquisition of more than 30% of the Target’s voting rights by the Bidder in the course of the implementation of the Offer, as well as in the event of the loss of the Status as REIT-AG (see Section 6.2 of the Main Document), the creditors of the Bond 2017/2022 and the Bond 2021/2031 shall be entitled to terminate their Bonds and demand their immediate repayment plus interest accrued until the date of repayment by the Target.

(v) Bank Loan Agreements

On October 22, 2018, the Target, as borrower, entered into a loan agreement with Berliner Sparkasse, branch of Landesbank Berlin AG, as lender, for EUR 7,500,000 with an interest rate of 2.4% per annum and a term until October 28, 2028 (the “Loan Agreement I”). Under the Loan Agreement I the Target is obligated to obtain the prior written consent of the lender, in the event of an acquisition of more than 50% of the voting rights of the Target by the Bidder in the course of the execution of the Offer. The lender is obliged to give its consent if this is not expected to result in a sustained deterioration of the credit risk or an adverse effect on the transferability or refinancing of the loan for the term of the Loan Agreement I and does not violate any statutory or regulatory provisions.

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On April 4, 2019, the Target, as borrower, entered into a loan agreement with Berliner Sparkasse, branch of Landesbank Berlin AG, as lender, for EUR 42,500,000 with an interest rate of 2.01% per annum and a term until April 30, 2029 (the “Loan Agreement II”). Under the Loan Agreement II the Target is obligated to obtain the prior written consent of the lender, in case of an acquisition of more than 50% of the voting rights of the Target by the Bidder in the course of the implementation of the Offer. The lender is obliged to give its consent if this is not expected to result in a sustained deterioration of the credit risk or an adverse effect on the transferability or refinancing of the loan for the term of the Loan Agreement II and if it does not violate statutory or regulatory provisions. In the event that the Bidder fails to obtain the consent or executes the acquisition of 50% or more of the voting rights of the Target despite the lender’s failure to obtain such consent, the lender shall be entitled to terminate the Loan Agreement II for cause.

On January 15, 2020, the Target, as borrower, entered into a loan agreement with Berliner Volksbank eG, as lender, for EUR 4,100,000 with an interest rate of 1.1% per annum and a term until April 30, 2038 (the “Loan Agreement III”). Under the Loan Agreement III in the event of an acquisition of more than 50% of the voting rights of the Target by the Bidder in the course of the execution of the Offer, an agreement on the continuation of the Loan Agreement III with possibly changed terms is to be sought. If such an agreement cannot be reached within a certain period of time, the lender is entitled to terminate the Loan Agreement III for cause, unless, in the opinion of the lender, the acquisition does not result in any change in the financing risk position for the lender.

On January 16, 2020, the Target, as borrower, entered into a loan agreement with Berliner Sparkasse, branch of Landesbank Berlin AG, as lender, for EUR 4,000,000 with an interest rate of 1.46% per annum and a term until January 31, 2030 (the “Loan Agreement IV”). Under the Loan Agreement IV the Target is obligated to obtain the prior written consent of the lender, in the event of an acquisition of more than 50% of the voting rights of the Target by the Bidder in the course of the execution of the Offer. The lender is obligated to give its consent if no sustained deterioration of the credit risk or no adverse effect on the transferability or refinancing of the loan is to be expected for the term of the Loan Agreement IV and no statutory or regulatory provisions are violated.

On December 8, 2020, the Target, as borrower, entered into a loan agreement with Berliner Volksbank eG, as lender, for EUR 4,900,000 with an interest rate of 0.85% per annum and a term until October 31, 2030 (the “Loan Agreement V”). Under the Loan Agreement V in the event of an acquisition of more than 50% of the voting rights of the Target by the Bidder in the course of the execution of the Offer, an

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agreement on the continuation of the Loan Agreement V with possibly modified terms shall be sought. If such an agreement cannot be reached within a certain period of time, the lender is entitled to terminate the Loan Agreement V for cause unless, in the opinion of the lender, the acquisition does not result in any change in the financing risk position for the lender.

On October 21, 2021, the Target, as borrower, entered into a loan agreement with Volksbank Mittweida eG, as lender, for EUR 11,600,000 with an interest rate of 1.92% per annum and a term until November 30, 2038 (the “Loan Agreement VI”). Under the Loan Agreement VI in the event of an acquisition of the majority of the voting rights of the Target by the Bidder in the course of the execution of the Offer, an agreement satisfactory to both parties on the continuation of the Loan Agreement VI with possibly modified terms shall be sought, e.g. with regard to interest rates, collateralization and/or other arrangements. The same applies to the relocation of the company’s registered office. If such an agreement cannot be reached within a reasonable period of time, and if due to the change of control the repayment of the loan under the Loan Agreement VI is jeopardized, the lender is entitled to terminate the Loan Agreement VI for good cause.

(vi) No other material contracts

Except for the agreements described under (i) to (v), there are no other material contracts of the Target, which are materially affected by the completion of the Offer.

5.3.	Disinvestment

5.3.1.

Information on material disinvestments such as material sales of subsidiaries or any major line(s) of business after the transaction becomes effective, together with a description of possible impacts on the group of the Bidder

No material divestments are planned after completion of the Offer.

5.3.2.	Information on any material cancellation of future investments or disinvestments previously announced

After completion of the Offer no material cancellations of future investments or previously announced divestments are planned.

5.4.	Corporate Governance

The Bidder has no intention to change the composition of the Management Board after the completion of the Offer until the Merger.

After completion of the Offer, the Bidder intends to be represented in the Supervisory Board in a manner which adequately reflects its shareholding/participation. The names and functions of persons that are going to be members of the Supervisory Board after the completion of the Offer are not yet determined. For this reason, it is not yet possible to provide information on any potential conflicts of interest or restrictions on disposal of the holdings of these persons.

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5.5.	Shareholding

After completion of the Offer, the shareholders of CTP will continue to consist of the CTP Shareholders and additionally of the former DIR Shareholders who have accepted the Offer for the Share Consideration and thus hold shares in CTP. Following completion of the Offer, the principal shareholder of the Target will be CTP. DIR Shareholders who have not accepted the Offer remain – until the Merger – shareholders of the Target (see the overviews in Section 8.7 of the Main Document).

5.6.	Pro forma financial information

The Offer does not require the preparation of pro forma financial information within the meaning of Article 2 para. 2 in conjunction with Annex 1 Section 5 Item 5.6 of the Delegated Regulation (EU) 2021/528.

Basic information on the financial effects of the Offer on the assets, financial and earnings position of the Bidder are described in Section 13 of the Main Document.

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